Exhibit 10.12

EXECUTION VERSION

CREDIT AGREEMENT

by and among

RUBRIK, INC.,

as the Borrower,

Certain Subsidiaries of the Borrower from time to time party hereto,

as Guarantors,

and

The Lenders from time to time party hereto,

GOLDMAN SACHS BDC, INC.

as Administrative Agent and Collateral Agent

Dated as of June 10, 2022

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

-v-

SCHEDULES

Schedule 1.01(a)	Commitments
Schedule 6.02	Post-Closing Obligations
Schedule 7.12	Subsidiaries and Joint Ventures
Schedule 7.15	Real Property
Schedule 7.18	Security Documents, Perfection Matters
Schedule 7.26	Deposit Accounts and Securities Accounts
Schedule 9.01	Indebtedness
Schedule 9.02	Liens
Schedule 9.05	Investments
Schedule 12.02	Addresses for Notices

EXHIBITS

Exhibit A-1	Form of Assignment and Acceptance
Exhibit B-1	Form of Solvency Certificate
Exhibit C-1	Form of Compliance Certificate
Exhibit N-1	Form of Notice of Borrowing
Exhibit N-2	Form of Notice of Conversion or Continuation
Exhibit T-1	Form of Term Loan Note
Exhibit U-1	Form of Guarantee Agreement

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of June 10, 2022 (this “Agreement”), is among RUBRIK, INC., a Delaware corporation (the “Borrower”), the Subsidiaries from time to time party hereto as Guarantors (including any Guarantors designated in accordance with Section 8.10), the lenders from time to time party hereto (each a “Lender” and, collectively, the “Lenders”) and GOLDMAN SACHS BDC, INC., a Delaware corporation (“GS”), as the administrative agent for the Lenders (in such capacity, together with its successors and permitted assigns in such capacity, the “Administrative Agent”) and as collateral agent for the Secured Parties (as defined below) (in such capacity, together with its successors and permitted assigns in such capacity, the “Collateral Agent”, and together with the Administrative Agent, collectively, the “Agents” and each an “Agent”).

RECITALS

WHEREAS, the Borrower has requested that the Lenders extend credit to the Borrower in the form of (a) a term loan in the aggregate principal amount of $175,000,000.00 on the Closing Date (as defined below) (the “Closing Date Term Loan Facility”), and (b) a $20,000,000.00 committed delayed draw term loan facility (the “Delayed Draw Term Loan Facility”); and

WHEREAS, the proceeds of (a) the Closing Date Term Loan Facility will be used to (i) fund cash to the balance sheet for working capital and general corporate purposes, and (ii) pay fees and expenses incurred in connection with the foregoing, and (b) the Delayed Draw Term Loan Facility will be used to used solely for the payment of accrued interest in accordance with the terms of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01    Defined Terms. As used herein, the following terms shall have the meanings specified in this Section 1.01 unless the context otherwise requires:

“ABR” shall mean, for any day, a fluctuating rate of interest per annum (rounded upward, if necessary, to the next highest 1/100 of 1%) equal to the highest of: (a) the Prime Rate in effect on such day; (b) the Federal Funds Rate in effect on such day plus 1⁄2 of 1%; and (c) Term SOFR in effect on such day for a one-month tenor plus 1.00%. Changes in the rate of interest on that portion of any Loans maintained as ABR Loans will take effect simultaneously with each change in the ABR.

“ABR Interest” shall have the meaning set forth in Section 2.08(a).

“ABR Loan” shall mean each Loan bearing interest at ABR, as provided in Section 2.08(a).

“Account Debtor” shall mean any “account debtor” as defined in the UCC.

“Accounts Receivable” shall mean all rights of any Credit Party to payment for goods sold, leased or otherwise disposed of and all rights of any Credit Party to payment for services rendered and all sums of money or other proceeds due thereon pursuant to transactions with account debtors, except for that portion of the sum of money or other proceeds due thereon that relate to sales, use or property taxes, in conjunction with such transactions, recorded on books of account in accordance with GAAP.

“Acquisition” means any acquisition, or any series of related acquisitions, consummated on or after the Closing Date, by which Borrower or any Subsidiary thereof (a) acquires any business or all or substantially all of the assets of any Person, or business unit, line of business or division thereof, whether through purchase of assets, exchange, issuance of stock or other equity or debt securities, merger, reorganization, amalgamation, division or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of members of the board of directors or the equivalent governing body (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

“Administrative Agent” shall have the meaning set forth in the preamble to this Agreement.

“Administrative Questionnaire” shall mean a questionnaire completed by each Lender, in a form approved by the Administrative Agent, in which such Lender, among other things, (a) designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Credit Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with such Lender’s compliance procedures and Applicable Laws, including federal and state securities laws and (b) designates an address, facsimile number, electronic mail address and/or telephone number for notices and communications with such Lender.

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, (a) with respect to any Person, any other Person (other than a Lender or affiliate thereof) that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified and (b) solely with respect to determining an Affiliate of the Agents or Lenders, any other Person who owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 10% or more of the Capital Stock having ordinary voting power in the election of directors of such Person. The term “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto. Unless expressly stated otherwise herein, none of the Administrative Agent, Collateral Agent or any Lender shall be deemed an Affiliate of the Borrower or of any Subsidiary as a result of the exercise of their rights and remedies under the Credit Documents.

“Agents” shall have the meaning set forth in the preamble to this Agreement.

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Annualized Subscription Recurring Revenue” shall mean an amount representing the Subscription Recurring Revenue of the Borrower and its Subsidiaries, calculated on an annualized basis (and calculated in good faith on a basis consistent with (i) the definition of “Subscription ARR” as set forth in periodic reporting delivered to shareholders of the Borrower and (ii) substantially consistent with the calculation of Subscription Recurring Revenue as set forth in the financial model and/or the historical financial statements or reports delivered by the Borrower to the Administrative Agent or any Affiliate of the Administrative Agent on or prior to the Closing Date) based on customer contracts in effect in the ordinary course of business as of the last day of the fiscal quarter most recently ended for which financial statements have been delivered to the Administrative Agent pursuant to Section 8.01(b).

“Annualized Subscription Recurring Revenue Term Loan Interest Decrease” shall have the meaning set forth in Section 2.08(b).

“Anti-Corruption Laws” shall mean all applicable laws related to the prevention of bribery, corruption (governmental or commercial), kickbacks, and money laundering including, without limitation, the U.S. Foreign Corrupt Practices Act (FCPA) as amended, the U.K. Bribery Act, and all national and international laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Applicable Laws” shall mean, as to any Person, any law (including common law), statute, regulation, ordinance, rule, order, decree, judgment, consent decree, writ, injunction, settlement agreement entered into with any Governmental Authority or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding on such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Applicable Prepayment Premium” shall mean, as of the date of the occurrence of an Applicable Prepayment Premium Trigger Event:

(i)    during the period of time from and after the Closing Date up to (but not including) the date that is the first (1st) anniversary of the Closing Date, an amount equal to 3.0% of the principal amount of the Term Loans prepaid (or, as applicable, deemed to be prepaid) on such date in cash to the Administrative Agent for the ratable account of the Lenders;

(ii)    during the period of time from and after the first (1st) anniversary of the Closing Date up to (but not including) the date that is the second (2nd) anniversary of the Closing Date, an amount equal to 2.0% of the principal amount of the Term Loans prepaid (or, as applicable, deemed to be prepaid) on such date in cash to the Administrative Agent for the ratable account of the Lenders;

(iii)    during the period of time from and after the second (2nd) anniversary of the Closing Date up to (but not including) the date that is the third (3rd) anniversary of the Closing Date, an amount equal to 1.0% of the principal amount of the Term Loans prepaid (or, as applicable, deemed to be prepaid) on such date in cash to the Administrative Agent for the ratable account of the Lenders;

(iv)    from and after the third (3rd) anniversary of the Closing Date, zero.

“Applicable Prepayment Premium Trigger Event” shall mean any prepayment by any Credit Party of all, or any part, of the principal balance of any Term Loan pursuant to Section 4.01, Sections 4.02(a)(i), 4.02(a)(iv), and 4.02(a)(v).

“Approved Fund” shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Assignment and Acceptance” shall mean an assignment and acceptance substantially in the form of Exhibit A-1, or such other form as accepted by the Administrative Agent.

“Attributable Indebtedness” shall mean, on any date, in respect of any Capitalized Lease of any Person the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Authorized Officer” shall mean, with respect to any Credit Party, the President, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the Treasurer or any other senior officer (to the extent that such senior officer is designated as such in writing to the Agents by such Credit Party) of such Credit Party.

“Available Amount” means, at any date of determination, an amount not less than zero in the aggregate, determined on a cumulative basis equal to, without duplication:

(i)    100% of contributions to capital received by the Borrower after the Closing Date in cash or Cash Equivalents; provided that such capital contribution has not been designated for any other use hereunder, including with respect to any Cure Right, plus

(ii)    100% of aggregate Net Disposition Proceeds received by the Borrower after the Closing Date from the issuance or sale of Qualified Capital Stock of Borrower; provided that such capital contribution has not been designated for any other use hereunder, including with respect to any Cure Right, plus

(iii)    100% of the net proceeds of sales of and returns, distributions and similar amounts received in cash or Cash Equivalents on, Investments made using the Available Amount in accordance with the terms herein to the extent such Investments were made using the Available Amount, minus

(iv)    all amounts previously utilized with the Available Amount pursuant to clause (a) of the definition of “Permitted Acquisitions” and clauses (d) and (h) of the definition of “Permitted Investments” after the Closing Date and prior to such time.

“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.15(d).

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Secrecy Act” shall mean the Bank Secrecy Act of 1970, as amended, and the rules and regulations promulgated thereunder.

“Benchmark” shall mean, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.15(a).

“Benchmark Replacement” shall mean, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a)    the sum of (i) Daily Simple SOFR and (ii) the Daily Simple SOFR Adjustment, or

(b)    the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Credit Documents.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” shall mean, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)    in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” shall mean, the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” shall mean the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.15 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.15.

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Benefited Lender” shall have the meaning set forth in Section 12.09.

“Board of Directors” means, with respect to any Person, such Person’s board of directors or similar governing body; provided that if such term is used herein without reference to any Person, this term shall mean the board of directors or similar governing body of the Borrower.

“Bookings” shall mean, for any period, the aggregate annualized contract value of new and renewal customer contracts booked during such period.

“Borrower” shall have the meaning set forth in the preamble to this Agreement.

“Borrowing” shall mean and include the incurrence of one Type of Term Loan on a given date (or resulting from conversions or continuations on a given date after the Closing Date) having, in the case of SOFR Loans, the same Interest Period (provided that ABR Loans incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of SOFR Loans).

“Business Day” shall mean any day excluding Saturday, Sunday and any day that shall be in the City of New York a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close.

“Capital Stock” shall mean any and all shares, interests, participations, units or other equivalents (however designated) of capital stock of a corporation, membership interests in a limited liability company, partnership interests of a limited partnership, any and all equivalent ownership interests in a Person and any and all warrants, rights or options to purchase any of the foregoing.

“Capitalized Lease Obligations” subject to Section 1.03, shall mean, as applied to any Person, all obligations under Capitalized Leases of such Person or any of its Subsidiaries, in each case taken at the amount thereof accounted for as liabilities on the balance sheet (excluding the footnotes thereto) of such Person in accordance with GAAP.

“Capitalized Leases” shall mean, as applied to any Person, all leases of property that have been or should be, in accordance with GAAP, recorded as capitalized leases on the balance sheet of such Person or any of its Subsidiaries, on a consolidated basis; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability on the balance sheet (excluding the footnotes thereto) of such Person in accordance with GAAP; provided, further, that for purposes of representations, covenants and calculations made pursuant to the terms of this Agreement, GAAP will be deemed to treat operating leases and capital leases in a manner consistent with their treatment under generally accepted accounting principles as in effect on December 31, 2018, notwithstanding any modifications or interpretive changes thereto that have occurred or may occur thereafter.

“Cash Equivalents” shall mean:

(a)    any direct obligation of (or unconditional guarantee by) the United States (or any agency or political subdivision thereof, to the extent such obligations are supported by the full faith and credit of the United States) maturing not more than one year after the date of acquisition thereof;

(b)    investments in Indebtedness issued by persons with a long term rating of “A-2” or higher from Moody’s (or the then equivalent grade), A or higher from S&P (or the then equivalent grade), or A or higher from Fitch (or the then equivalent grade);

(c)    any certificate of deposit, time deposit or bankers acceptance, maturing not more than one year after its date of issuance, which is issued by either: (i) a bank organized under the laws of the United States (or any state thereof) or the District of Columbia (or is the principal banking subsidiary of a bank holding company organized under the laws of the United States (or any state thereof) or the District of

Columbia) which has, at the time of acquisition thereof, (A) a credit rating of A-2 (or the then equivalent grade) or higher from Moody’s or A (or the then equivalent grade) or higher from S&P and (B) a combined capital and surplus greater than $500,000,000, or (ii) a Lender or an Affiliate of a Lender;

(d)    any repurchase agreement having a term of thirty (30) days or less entered into with any Lender or any commercial banking institution satisfying, at the time of acquisition thereof, the criteria set forth in clause (c)(i) which (i) is secured by a fully perfected security interest in any obligation of the type described in clause (a), and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such Lender or commercial banking institution thereunder;

(e)    investments in money market funds investing primarily in assets described in clauses (a) through (d) and (g) of this definition;

(f)    demand deposit accounts holding cash;

(g)    securities and loans with maturities of one year or less from the date of acquisition issued by, or backed by a standby letter of credit issued by, any commercial bank satisfying the requirements of clause (c) above; and

(h)    other short-term investments of a type analogous to the foregoing utilized by any Foreign Subsidiary.

“Casualty Event” shall mean the damage, destruction or condemnation, as the case may be, of property of any Person or any of its Subsidiaries.

“Change in Law” shall mean the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority. For purposes hereof, the Dodd-Frank Act and any and all rules, regulations, orders, requests, guidelines and directives adopted, promulgated or implemented in connection therewith are deemed to have been introduced and adopted after the date of the Closing Date.

“Change of Control” shall mean (a) at any time prior to an IPO, an event or series of events by which the Permitted Holders shall, directly or indirectly, fail to beneficially own, on a fully diluted basis, at least 50.1% of the outstanding Capital Stock entitled to vote of the Borrower; or (b) at any time from and after an IPO, the acquisition by any Person, or two or more Persons acting in concert who is not a Permitted Holder, of beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of 40% or more of the outstanding voting Capital Stock of the Borrower on a fully diluted basis.

“Claims” shall have the meaning set forth in the definition of “Environmental Claims”.

“Class” shall mean, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Closing Date Term Loans or Delayed Draw Term Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Closing Date Term Loan Commitment or a Delayed Draw Term Loan Commitment.

“Closing Date” shall mean June 10, 2022.

“Closing Date Projections” shall mean the forecasted financial projections of the Credit Parties for the fiscal years ending January 31, 2023 through January 31, 2025 delivered to the Administrative Agent prior to the Closing Date.

“Closing Date Term Loan” shall have the meaning set forth in Section 2.01(a)(i).

“Closing Date Term Loan Commitment” shall mean, (a) in the case of each Lender that is a Lender on the Closing Date, the amount set forth opposite such Lender’s name on Schedule 1.01(a) as such Lender’s “Closing Date Term Loan Commitment” and (b) in the case of any Lender that becomes a Lender after the date hereof, the amount specified as such Lender’s “Closing Date Term Loan Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the outstanding Closing Date Term Loans, in each case as the same may be changed from time to time pursuant to the terms hereof.

“Closing Date Term Loan Facility” shall have the meaning set forth in the recitals to this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time. Section references to the Code are to the Code, as in effect at the date of this Agreement, and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” shall mean any assets of any Credit Party upon which Collateral Agent has been granted a Lien pursuant to the Security Documents.

“Collateral Access Agreement” shall mean an agreement with respect to a Credit Party’s leased location or bailee location, in each case in form and substance reasonably satisfactory to the Administrative Agent.

“Collateral Account” shall mean any Deposit Account, Securities Account, or Commodity Account of a Credit Party, in each case except to the extent constituting an Excluded Account.

“Collateral Agent” shall have the meaning set forth in the preamble to this Agreement.

“Commitment” shall mean, with respect to each Lender, such Lender’s Closing Date Term Loan Commitment, Delayed Draw Term Loan Commitment or Supplemental Delayed Draw Term Loan Commitment.

“Commodity Account” shall mean any “commodity account” as defined in the UCC with such additions to such term as may hereafter be made.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company Sensitive Information” shall have the meaning set forth in Section 7.22(c).

“Compliance Certificate” shall mean a certificate duly completed and executed by an Authorized Officer of the Borrower substantially in the form of Exhibit C-1, together with such changes to or departures from such form as the Administrative Agent and the Borrower may from time to time approve for the purpose of monitoring the Credit Parties’ compliance with the Financial Performance Covenants.

“Confidential Information” shall have the meaning set forth in Section 12.18.

“Conforming Changes” shall mean, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.11 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contingent Liability” shall mean, for any Person, any agreement, undertaking or arrangement by which such Person guarantees, endorses or otherwise becomes or is contingently liable upon (by agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the Indebtedness of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the Capital Stock of any other Person. The amount of any Person’s obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be (x) the outstanding principal amount of the debt, obligation or other liability guaranteed thereby or (y) if such Contingent Liability is secured by a Lien on any assets of such Person, the lesser of (A) the amount of the Indebtedness secured by such Lien and (B) the value of the assets subject to such Lien.

“Contractual Obligation” shall mean, as to any Person, any obligation of such Person under any security issued by such Person or any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound other than the Obligations.

“Control Agreement” shall mean a control agreement, in form and substance reasonably satisfactory to Collateral Agent, (i) with respect to a Credit Party’s securities accounts, deposit accounts or investment property, as the case may be, maintained by a branch office or bank located within the U.S., executed and delivered by the applicable Credit Party, Collateral Agent, and the applicable securities intermediary or bank, which agreement is sufficient to give Collateral Agent “control” over each of such accounts, and (ii) with respect to securities accounts, deposit accounts or investment property, as the case may be, maintained by a branch office or bank located outside of the U.S., such control agreements, pledges or other instruments required under such non-U.S. jurisdiction to perfect a security interest in such foreign accounts, and in each case of clauses (i) and (ii), other than any Excluded Account.

“Controlled Affiliates” shall mean, with respect to any Person, Affiliates of such Person who are directly or indirectly, under the control of, or common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by ownership or general partnership and not by contract.

“Copyrights” shall mean any and all copyright rights, copyright applications, copyright registrations and like protections of a Person in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Covenant Failure Period” shall have the meaning set forth in Section 10.03.

“Credit Documents” shall mean this Agreement, the Fee Letter, the Guarantee Agreement, the Security Documents, any Notes issued by the Borrower hereunder, any intercreditor or subordination agreements in favor of any Agent with respect to this Agreement, and any other agreement entered into now, or in the future, by any Credit Party, on the one hand, and any Agent or Lender, on the other hand, in connection with and related to the financing transactions contemplated by this Agreement or which states that it is a “Credit Document”.

“Credit Extension” shall mean and include the making (but not the conversion or continuation) of a Term Loan.

“Credit Facility” shall mean any of the Closing Date Term Loan Facility or the Delayed Draw Term Loan Facility, as applicable, and collectively shall mean, the Closing Date Term Loan Facility and the Delayed Draw Term Loan Facility.

“Credit Party” shall mean the Borrower, each of the Guarantors and each other Person that becomes a Credit Party hereafter pursuant to the execution of joinder documents.

“Cure Amount” shall have the meaning set forth in Section 10.03(a).

“Cure Right” shall have the meaning set forth in Section 10.03(a).

“Daily Simple SOFR” shall mean, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Daily Simple SOFR Adjustment” shall mean a percentage per annum equal to 0.26161%.

“Data Protection Laws” shall mean all Applicable Laws, in multiple jurisdictions worldwide, that relate to (a) the confidentiality, processing, privacy, security, protection, transfer or trans-border data flow of Personal Data, personally-identifiable information or customer information, or (b) electronic data privacy; whether such laws are in place as of the effective date of this Agreement or come into effect during the term.

“DDTL Utilization Term Loan Interest Increase” shall have the meaning set forth in Section 2.08(b).

“DDTL Utilization Term Loan Interest Increase Period” shall have the meaning set forth in Section 2.08(b).

“Deposit Account” shall mean any “deposit account” as defined in the UCC with such additions to such term as may hereafter be made, and includes any checking account, savings account or certificate of deposit.

“Default” shall mean any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Default Interest” shall have the meaning set forth in Section 2.08(c).

“Defaulting Lender” shall mean, subject to Section 2.14(b), any Lender that, as determined by the Administrative Agent, (a) has failed to (i) fund any portion of the Term Loans when required to be funded by it hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) has not been satisfied), (c) has failed, within one (1) Business Day after written request by the Administrative Agent or the Borrower, to confirm in writing in a manner satisfactory to the Administrative Agent that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a bankruptcy or Insolvency Proceeding, (ii) had a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity, (iii) become the subject of a Bail-in Action; or (iv) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error.

“Delayed Draw Term Loan” shall have the meaning set forth in Section 2.01(b).

“Delayed Draw Term Loan Commitment” shall mean, (a) in the case of each Lender that is a Lender on the date hereof, the amount set forth opposite such Lender’s name on Schedule 1.01(a) as such Lender’s “Delayed Draw Term Loan Commitment” and (b) in the case of any Lender that becomes a Lender after the date hereof, the amount specified as such Lender’s “Delayed Draw Term Loan Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Delayed Draw Term Loan Commitment, in each case as the same may be changed from time to time pursuant to the terms hereof (including by the incurrence of Supplemental Delayed Draw Term Loan Commitments in accordance with Section 2.01(c)(i) and pro rata increases of the Delayed Draw Term Loan Commitment of any Lender in accordance with Section 2.08(f)). The Delayed Draw Term Loan Commitment shall be reduced on a dollar-for-dollar basis in connection with each borrowing of Delayed Draw Term Loans hereunder.

“Delayed Draw Term Loan Commitment Percentage” shall mean at any time, for each Lender, the percentage obtained by dividing (a) such Lender’s portion of the Delayed Draw Term Loan Commitment by (b) the Delayed Draw Term Loan Commitments, subject to adjustment as provided in Section 2.14; provided that at any time when the Delayed Draw Term Loan Commitments shall have been terminated, each Lender’s portion of the Delayed Draw Term Loan Commitment Percentage shall be its Delayed Draw Term Loan Commitment Percentage as in effect immediately prior to such termination.

“Delayed Draw Term Loan Facility” shall have the meaning set forth in the recitals.

“Delayed Draw Term Loan Termination Date” shall mean the date on which the Delayed Draw Term Loan Commitment is reduced to $0 pursuant to Section 2.01(b) or Section 4.01 or terminates pursuant to Article X.

“Delayed Draw Term Loan Lender” shall mean any Lender of Delayed Draw Term Loans or which has provided a Delayed Draw Term Loan Commitment that remains in effect.

“Disposition” shall mean, with respect to any Person, any sale, transfer, lease (as lessor), contribution or other conveyance (including by way of merger) of, or the granting of options, warrants or other rights to, any of such Person’s or their respective Subsidiaries’ assets (including Accounts Receivable and Capital Stock of Subsidiaries) to any other Person in a single transaction or series of transactions.

“Disqualified Capital Stock” shall mean any Capital Stock that, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition under such terms, (a) matures or is mandatorily redeemable (other than solely for Capital Stock other than Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable (other than contingent indemnification obligations for which demand has not been made) and the termination of the Total Commitments, or the refinancing thereof), (b) is redeemable at the option of the holder thereof (other than solely for Capital Stock other than Disqualified Capital Stock) (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable (other than contingent indemnification obligations for which demand has not been made) and the termination of the Total Commitments or the refinancing thereof), in whole or in part, (c) provides for the scheduled payment of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Capital Stock, in each case of (a) through (d), prior to the date that is ninety-one (91) days after the Maturity Date; provided that if such Capital Stock is issued pursuant to a plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Domestic Subsidiary” shall mean each Subsidiary of the Borrower that is organized under the Applicable Laws of the United States, any state, territory, protectorate or commonwealth thereof, or the District of Columbia.

“Earnout Indebtedness” means, with respect to any acquisition, any consideration to be paid or payable at any future time, including any payment representing the deferred purchase price or “earn-outs”, in each case, to the extent stated as a liability on the balance sheet of the acquiring Person in accordance with GAAP. For the avoidance of doubt, post-closing working capital or other balance sheet based purchase price adjustments do not constitute Indebtedness or Earnout Indebtedness.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any Environmental Law (“Claims”), including, but not limited to, (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the release or threatened release of Hazardous Materials or arising from alleged injury or threat of injury from the release or threatened release of Hazardous Materials.

“Environmental Law” shall mean any applicable federal, state, foreign or local statute, law, rule, regulation, ordinance, code, permit and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to the protection of the environment or human or ecological health or safety (to the extent relating to exposure to Hazardous Materials).

“Equipment” shall mean all “equipment” as defined in the UCC with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder. Section references to ERISA are to ERISA as in effect at the date of this Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) that, together with any Credit Party or a Subsidiary thereof is treated as a “single employer” within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Sections 302 and 303 of ERISA and Sections 412 and 430 of the Code, within the meaning of Sections 414(b), (c), (m) or (o) of the Code.

“Erroneous Payment” has the meaning assigned to it in Section 12.26(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 12.26(d).

“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 12.26(d).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 12.26(d).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 12.26(d).

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” shall have the meaning set forth in Section 10.01.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning specified in the Security Pledge Agreement.

“Excluded Locations” shall mean the following locations where Collateral may be located from time to time: (a) locations where mobile office equipment (e.g., laptops, mobile phones and the like) may be located with employees in the ordinary course of business, (b) other locations where, less than $2,500,000 of Collateral is located, at any one location, or (c) any location outside of the United States; provided, that the Borrower’s headquarters location shall not constitute an “Excluded Location”.

“Excluded Subsidiary” means (a)(i) Rubrik India Private Limited, (ii) Rubrik The Netherlands B.V., and (iii) Rubrik UK Limited, and their respective Subsidiaries (b) any Subsidiary that is a Foreign Subsidiary Holding Company, or (c) any Subsidiary that is an Immaterial Subsidiary.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to any Agent or any Lender or required to be withheld or deducted from a payment to any Agent or any Lender, (a) Taxes imposed on (or measured by) net income (however denominated), franchise Taxes and branch profits Taxes, in each case (i) imposed as a result of such Person being organized under the laws of or having its principal office or, in the case of any Lender, its applicable lending office located in the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are otherwise Other Connection Taxes, (b) in the case of a Lender, any U.S. federal withholding tax that is imposed on amounts payable to such Lender pursuant to a law in effect on the date on which such Lender acquires an interest in a Loan or Commitment or designates a new lending office, except in each case to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 4.04(a), (c) Taxes attributable to the failure of any Lender or Agent to comply with its obligations under Section 4.04(f) or Section 4.04(j), as applicable, and (d) any withholding taxes imposed under FATCA.

“FATCA” shall mean Code Sections 1471 through 1474 (as of the date of this Agreement, or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Code Section 1471(b)(1), any intergovernmental agreement entered into among Governmental Authorities pursuant to the foregoing and any fiscal or regulatory legislation, rules or practices adopted pursuant to any such intergovernmental agreement, or any treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“FCPA” has the meaning specified in Section 7.28.

“Federal Funds Rate” shall mean, for any day, a fluctuating interest rate per annum equal to: (a) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published for such day (or, if such day is not a Business Day, for the next succeeding Business Day) by the Federal Reserve Bank of New York; or (b) if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it, or otherwise in the Administrative Agent’s sole discretion.

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System, or any successor thereto.

“Fee Letter” shall mean, collectively, that certain Fee Letter, dated as of the Closing Date, by and between the Borrower and the Administrative Agent and any other fee letter made by the Borrower for the benefit of any Lender, Agent, or any Related Party of the foregoing in connection with the transactions contemplated herein.

“Fees” shall mean all amounts payable pursuant to Section 3.01.

“Financial Performance Covenants” shall mean the covenants set forth in Section 9.12.

“Floor” shall mean, with respect to SOFR Loans, a rate of interest equal to 1.00% per annum.

“Foreign Subsidiary” shall mean each Subsidiary of a Credit Party that is not a Domestic Subsidiary.

“Foreign Subsidiary Holding Company”: any direct or indirect Domestic Subsidiary of the Borrower, with no material assets other than Capital Stock (including any debt instrument treated as equity for U.S. federal income tax purposes) of, or such Capital Stock and obligations owed or treated for U.S. federal income tax purposes as owed by, one or more controlled foreign corporations (within the meaning of Section 957 of the Code) or other Foreign Subsidiary Holding Companies.

“GAAP” shall mean generally accepted accounting principles in the United States of America, as in effect from time to time; provided that if at any time any change in GAAP after the date hereof would affect the computation of any financial ratio, covenant or other requirement set forth in any Credit Document, and the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to preserve the original intent thereof in light of such change in GAAP (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then (i) the Agents, the Lenders and the Credit Parties shall negotiate in good faith to effect such amendment and (ii) such provision shall be interpreted (and such ratio or requirement shall continue to be computed) on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“GDPR” shall mean the EU General Data Protection Regulation EU/2016/679 and any laws implementing or supplementing the GDPR.

“Governmental Approval” shall mean any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing (including the National Association of Insurance Commissioners, and any successor thereto or its Securities Valuation Office).

“GS” shall have the meaning set forth in the preamble to this Agreement.

“GS Entity” means (i) any Affiliate of Goldman Sachs Asset Management, L.P., (ii) any entity or an Affiliate of an entity that administers, advises or manages Goldman Sachs Asset Management, L.P., and (iii) any entity that is administered, advised or managed by Goldman Sachs Asset Management, L.P. or any of its Affiliates.

“Guarantee Agreement” shall mean the Guarantee Agreement to be executed and delivered, substantially in the form of Exhibit U-1, by each Guarantor in favor of the Collateral Agent for the benefit of the Secured Parties.

“Guarantee Obligations” shall mean, as to any Person, any Contingent Liability of such Person or other obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided that the term “Guarantee Obligations” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Guarantors” shall mean each of the Borrower’s Subsidiaries listed on Schedule 7.12 and indicated as such, and each other Person required to guarantee the Obligations pursuant to this Agreement. Notwithstanding anything to the contrary, no Excluded Subsidiary shall be required to become a Guarantor.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, or “pollutants”, or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, which is prohibited, limited or regulated by any Environmental Law because of its dangerous or deleterious properties or characteristics.

“Hedging Agreement” shall mean (a) any and all agreements and documents not entered into for speculative purposes that provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging exposure to fluctuations in interest or exchange rates, loan, credit exchange, security, or currency valuations or commodity prices, and (b) any and all agreements and documents (and the related confirmations) entered into in connection with any transactions of any kind, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives

Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedging Obligations” shall mean, with respect to any Person, the obligations of such Person on a marked-to-market basis under Hedging Agreements.

“Historical Financial Statements” shall mean (a) audited consolidated financial statements of the Borrower and its Subsidiaries for the fiscal year ended January 31, 2021, and (b) unaudited consolidated financial statements of the Borrower and its Subsidiaries for the fiscal quarter ended January 31, 2022.

“Immaterial Subsidiary” shall mean as of any date, any Subsidiary that (a) has total assets with a fair market value not in excess of two and a half percent (2.5%), with respect to any Immaterial Subsidiary individually, or seven and a half percent (7.5%), in the aggregate for all Immaterial Subsidiaries at any time, of the fair market value of the total assets of Borrower and its Subsidiaries, and (b) generates not in excess of two and a half percent (2.5%), with respect to any Immaterial Subsidiary individually, or seven and a half percent (7.5%), in the aggregate for all Immaterial Subsidiaries at any time, of the Annualized Subscription Recurring Revenue of Borrower and its Subsidiaries.

“Indebtedness” shall mean, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)    all indebtedness of such Person for borrowed money and all indebtedness of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)    the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c)    Hedging Obligations of such Person;

(d)    all obligations of such Person to pay the deferred purchase price of property or services, other than trade accounts payable in the ordinary course of business and not overdue by more than ninety (90) days, deferred compensation obligations, and other than any obligations in respect of working capital adjustments in connection with any Investment permitted pursuant to Section 9.05(c) but including any Earnout Indebtedness;

(e)    indebtedness of others (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)    all Attributable Indebtedness;

(g)    all obligations of such Person in respect of Disqualified Capital Stock; and

(h)    all Guarantee Obligations of such Person in respect of any of the foregoing;

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or common law joint venture in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited. The amount of Indebtedness of any Person for purposes of clause (e) above shall be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such Indebtedness and (y) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“indemnified liabilities” shall have the meaning set forth in Section 12.05.

“Indemnified Parties” shall have the meaning set forth in Section 12.05.

“Insolvency Proceeding” shall mean any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under Title 11 of the United States Code, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its property; or (c) an assignment or trust mortgage for the benefit of creditors.

“Intellectual Property” shall have the meaning set forth in the Security Pledge Agreement.

“Interest Period” shall mean, with respect to any SOFR Loan, the interest period applicable thereto, as determined pursuant to Section 2.09.

“Inventory” shall mean all “inventory” as defined in the UCC in effect on the Closing Date with such additions to such term as may hereafter be made.

“Investment” shall mean, relative to any Person, (a) any loan, advance or extension of credit made by such Person to any other Person, including the purchase by such first Person of any bonds, notes, debentures or other debt securities of any such other Person; (b) Contingent Liabilities in respect of obligations of any other Person; and (c) any Capital Stock or other ownership interest held by such Person in any other Person. The amount of any Investment (other than Contingent Liabilities) at any time shall be the original principal or capital amount thereof less all returns of principal or equity thereon made on or before such time and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property at the time of such Investment.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended.

“IPO” means the closing of the initial sale of shares of the Borrower’s common stock to the public in an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended.

“Joint Venture” shall mean (a) any Person which would constitute an “equity method investee” of the Borrower or any of the other Credit Parties and (b) any Person in whom the Borrower or any of the other Credit Parties beneficially owns 50% or less and more than 20% (or less than 20% if the Borrower or a Credit Party has control rights over such Person) of the outstanding Capital Stock.

“Lender” shall have the meaning set forth in the preamble to this Agreement.

“Lien” shall mean any mortgage, pledge, security interest, hypothecation, assignment for collateral purposes, lien (statutory or other) or similar encumbrance, and any easement, right-of-way, license, restriction (including zoning restrictions) or encumbrance (including any conditional sale or other title retention agreement or any lease in the nature thereof) on title to real property and any financing lease having substantially the same economic effect as any of the foregoing; provided that in no event shall an operating lease or any precautionary UCC filings made pursuant thereto by an applicable lessor or lessee, be deemed to be a Lien.

“Liquidity” shall mean, as of any date of determination, the aggregate amount of unrestricted cash and Cash Equivalents held by each of the Credit Parties as of such date in deposit or securities accounts subject to Control Agreements (subject to the time periods specified in Section 8.15).

“Liquidity Cure Amount” shall have the meaning set forth in Section 10.03(a).

“Loan” shall mean, individually, any Term Loan made by any Lender hereunder, and collectively, the Term Loans made by the Lenders hereunder.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, assets, operations or financial condition of the Borrower and its Subsidiaries taken as a whole, (b) the validity or enforceability of this Agreement or any of the other Credit Documents, (c) the rights or remedies of the Secured Parties or the Lenders hereunder or thereunder, or (d) the priority or perfection of any Liens granted to Collateral Agent by the Credit Parties with respect to a material portion of the Collateral.

“Material Subsidiary” shall mean any Subsidiary other than an Immaterial Subsidiary.

“Maturity Date” shall mean (a) June 10, 2027, or (b) such earlier date as the Term Loans become due and payable in accordance with Article X.

“Maximum Accrual” shall have the meaning set forth in Section 4.04(i).

“Minimum Borrowing Amount” shall mean $2,500,000.00.

“Minimum Liquidity Amount” shall mean $25,000,000.00.

“Minimum Subscription Recurring Revenue Amount” shall mean $250,000,000.00.

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor by merger or consolidation to its business.

“Mortgage” shall mean a mortgage or a deed of trust, deed to secure debt, trust deed or other security document entered into by any applicable Credit Party and the Collateral Agent for the benefit of the Secured Parties in respect of any owned Real Property owned by such Credit Party, in such form as agreed between such Credit Party and the Collateral Agent.

“Multiemployer Plan” shall mean any multiemployer plan, as defined in Section 4001(a)(3) of ERISA, as to which any Credit Party, Subsidiary of a Credit Party or any ERISA Affiliate has any obligation or liability, contingent or otherwise.

“Net Casualty Proceeds” shall mean, with respect to any Casualty Event, the amount of any insurance proceeds or condemnation awards received by any Credit Party or any of their respective Subsidiaries in connection with such Casualty Event (net of all out-of-pocket collection expenses thereof not payable to a Credit Party or Affiliate thereof (other than reimbursements of reasonable out-of-pocket expenses of such Affiliates) (including, without limitation, any legal or other professional fees)), and less any Taxes reasonably estimated (in good faith) to be payable by such Person on account of such insurance proceeds or condemnation award.

“Net Debt Proceeds” shall mean, with respect to the sale, incurrence or issuance by any Credit Party or any of their respective Subsidiaries of any Indebtedness, the excess of: (a) the gross cash proceeds received by such Credit Party or any of its Subsidiaries from such sale, incurrence or issuance, over (b) all underwriting commissions and legal, investment banking, underwriting, brokerage, accounting and other professional fees, sales commissions and disbursements and all other reasonable fees, expenses and charges, in each case actually incurred in connection with such sale, incurrence or issuance which have not been paid and are not payable to Affiliates of such Credit Party in connection therewith (other than reimbursements of reasonable out-of-pocket expenses of such Affiliates).

“Net Disposition Proceeds” shall mean, with respect to any Disposition by any Credit Party or any of their respective Subsidiaries, the excess of, (a) the gross cash proceeds received by such Person from such Disposition, over (b) the sum of, (i) all legal, investment banking, underwriting, brokerage and accounting and other professional fees, sales commissions and disbursements and all other out-of-pocket fees, expenses and charges, in each case actually incurred in connection with such Disposition (including any reasonable and customary amounts paid by any third party and reimbursed by a Credit Party or any of their respective Subsidiaries) which have not been paid and are not payable to Affiliates of such Person (other than reimbursements of reasonable out-of-pocket expenses of such Affiliates to the extent permitted hereunder), (ii) all Taxes reasonably estimated (in good faith) to be payable by such Person on account of proceeds from such Disposition, (iii) the amount of such cash or Cash Equivalents required to repay any Indebtedness which is secured by the assets subject to such Disposition (other than the Obligations), so long as such Indebtedness is permitted under this Agreement or has been consented to by the Required Lenders, and (iv) amounts provided as a reserve for liabilities or indemnification payments (fixed or contingent), attributable seller’s indemnities and representations and warranties to purchasers and other retained liabilities in respect of such Disposition undertaken by any Credit Party or any Subsidiary of a Credit Party in connection with such Disposition; provided that to the extent any amount referred to in clause (b)(iv) above ceases to be so reserved, the amount thereof, if any, pursuant to clause (b)(iv) above shall be deemed to be Net Disposition Proceeds at such time and shall be applied to the prepayment of the Obligations pursuant to Section 4.02(a)(vi) within five (5) Business Days.

“Non-Consenting Lender” shall have the meaning set forth in Section 12.07(b).

“Non-Excluded Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Non-U.S. Lender” shall have the meaning set forth in Section 4.04(b).

“Note” shall mean, a Term Loan Note.

“Notice of Borrowing” shall have the meaning set forth in Section 2.03.

“Notice of Conversion or Continuation” shall have the meaning set forth in Section 2.06.

“Notice of Control” shall have the meaning set forth in Section 8.15(b).

“Obligations” shall mean with respect to each Credit Party, all obligations (monetary or otherwise, whether absolute or contingent, matured or unmatured) of such Credit Party arising under or in connection with any Credit Document, including all fees payable under any Credit Document and the principal of and interest (including (x) interest accruing during the pendency of any proceeding of the type described in Section 10.01(h), whether or not allowed in such proceeding and (y) the Applicable Prepayment Premium (if applicable)) on the Loans.

“Organization Documents” shall mean, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, Joint Venture, trust or other form of business entity, the partnership, Joint Venture or other applicable agreement of formation or organization and, if applicable, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Currency” shall have the meaning set forth in Section 12.24(a).

“Other Connection Taxes” shall mean, with respect to any Agent or any Lender, Taxes imposed as a result of a present or former connection between such Person and the jurisdiction imposing such Tax (other than connections arising from such Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Currency” shall have the meaning set forth in Section 12.24(a).

“Other Taxes” shall mean any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes (but excluding any Excluded Tax) arising from any payment made hereunder or from the execution, delivery, performance, registration or enforcement of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment pursuant to Section 12.07.

“Participant” shall have the meaning set forth in Section 12.06(c)(i).

“Participant Register” shall have the meaning set forth in Section 12.06(c)(ii).

“Patents” shall mean all patents, patent applications and like protections of a Person including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same and all rights therein provided by international treaties or conventions.

“Patriot Act” shall have the meaning set forth in Section 12.21.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Perfection Certificate” shall mean the perfection certificate delivered to the Agents on the Closing Date, in form and substance reasonably satisfactory to the Agents.

“Permitted Acquisition” shall mean any Acquisition that meets all of the following requirements:

(a)    the aggregate consideration (cash and non-cash) to be paid by the Credit Parties (including any Indebtedness assumed or issued in connection therewith, and the actual amount paid in connection with any deferred purchase price obligation (including any earn-out obligation), but excluding (i) for the avoidance of doubt post-closing working capital or other balance sheet based purchase price adjustments and (ii) the value of any Capital Stock of any Credit Party issued to the seller in connection with such

Acquisition) in connection with all Permitted Acquisitions of targets who will not become Credit Parties or of assets that will not become Collateral, made during the term of this Agreement in an aggregate amount not to exceed (x) $25,000,000 plus (y) the Available Amount in an aggregate amount not to exceed $50,000,000 minus the amount of Investments made pursuant to clause (d) and clause (h) of the definition of “Permitted Investments”;

(b)    the Person or business to be acquired is in a line of business permitted pursuant to Section 9.11;

(c)    no more than ten (10) Business Days after the signing of any agreement obligating any Credit Party to consummate such Acquisition (or such longer period as may be agreed to by the Administrative Agent in its sole discretion), the Borrower shall have delivered written notice to the Administrative Agent, which notice shall include (i) the proposed closing date of such Acquisition, together with copies of the current drafts of the principal transaction documents in connection with such Acquisition and (ii) for any Acquisition for which the aggregate consideration (cash and non-cash) exceeds $10,000,000, an acquisition summary, which summary must include a reasonably detailed description of the terms and conditions, including economic terms and operating results (including financial statements for the most recent twelve (12) month (or shorter period) for which they are available) of the proposed Acquisition;

(d)    not more than ten (10) Business Days after the consummation of such Acquisition (or any later date approved by the Administrative Agent in its sole discretion), the Administrative Agent has received complete executed or conformed copies of each material document, instrument and agreement executed in connection with such Acquisition together with all lien search reports and lien release letters and other documents as the Administrative Agent reasonably requires to evidence the termination of Liens on the assets, business, or division to be acquired;

(e)    for any Acquisition for which the aggregate consideration (cash and non-cash) exceeds $20,000,000, the Borrower has provided the Administrative Agent with summary forecasted balance sheets, profit and loss statements, and cash flow statements, in each case on a Pro Forma Basis, of the Borrower and its Subsidiaries, all prepared on a basis consistent with the Historical Financial Statements, subject to adjustments to reflect projected consolidated operations following the Acquisition;

(f)    the board of directors or other similar governing body of the Person to be acquired shall have approved such Acquisition (and, if requested, the Administrative Agent shall have received evidence, in form and substance reasonably satisfactory to the Administrative Agent, of such approval);

(g)    (A) if such Acquisition is a merger or consolidation, the Borrower or a Credit Party shall be the surviving Person, and no Change of Control shall have been effected thereby and (B) if such Acquisition is structured as a purchase of equity, the Borrower shall own, directly or indirectly, no less than a majority of the Capital Stock of the target company;

(h)    the provisions of Section 8.10 shall have been satisfied (and within the time periods specified therein), including (to the extent required under Section 8.10), without limitation, the target company (if that Acquisition is structured as a purchase of equity) or the Credit Party (if that Acquisition is structured as a purchase of assets or a merger and a Credit Party is the surviving entity) shall execute and deliver to the Administrative Agent (in each case solely to the extent required by Section 8.10) (i) all documents necessary to grant to the Administrative Agent a first-priority Lien in all Collateral of each of the target company or surviving company and its Subsidiaries, each in form and substance reasonably satisfactory to Administrative Agent, and (ii) an unlimited Guaranty of the Obligations, or at the option of the Administrative Agent in the Administrative Agent’s absolute discretion, a joinder agreement satisfactory to the Administrative Agent in which each of the target company or surviving company and its Subsidiaries becomes a borrower under this Agreement and assumes primary joint and several liability for the Obligations;

(i)    the Borrower shall have delivered to the Administrative Agent a Compliance Certificate demonstrating, in form and substance reasonably satisfactory to the Administrative Agent, that as of the last day of the most recent fiscal quarter for which financial statements have been delivered (or were required to be delivered) pursuant to Section 8.01, Liquidity giving pro forma effect to the consummation of such Permitted Acquisition shall be equal to or greater than the Minimum Liquidity Amount;

(j)    no Event of Default shall have occurred and be continuing both before and after giving effect to such Acquisition; and

(k)    for any Acquisition for which the aggregate consideration (cash and non-cash) exceeds $10,000,000, the Borrower has provided the Administrative Agent with a quality of earnings report, a legal diligence memorandum, an insurance diligence report, in each case to the extent available, and all other available third-party due diligence reports (in each case, unless waived by the Administrative Agent in its reasonable discretion).

“Permitted Holders” shall mean the owners of the Capital Stock of the Borrower entitled to vote as of the Closing Date (including (x) any such owner’s heirs, estate and any trust or controlled entity formed by any such holder for the benefit thereof or for the benefit of any of such equity owner’s heirs and estate and (y) any Affiliates of such owner who are directly or indirectly, under the control of, or common control with, such owner).

“Permitted Indebtedness” shall mean:

(a)    the Obligations;

(b)    any Indebtedness existing on the Closing Date, as set forth on Schedule 9.01;

(c)    unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(d)    Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(e)    Capitalized Lease Obligations and purchase money Indebtedness secured by specific fixed or capital assets, incurred prior to or not later than 180 days after the time such assets are acquired, and not secured by any collateral other than such assets, improvements thereon, and proceeds thereof, in an aggregate amount not exceeding $5,000,000 at any time outstanding;

(f)    Indebtedness consisting of obligations with respect to corporate credit cards incurred in the ordinary course of business, provided that the aggregate amount of Indebtedness outstanding at any time pursuant to this subsection (f) shall not exceed $2,500,000;

(g)    letters of credit in an aggregate full amount not to exceed $5,000,000 at any time outstanding;

(h)    Indebtedness that may be deemed to exist pursuant to any guaranties, performance, completion, bid, surety, statutory, appeal or similar obligations (but not with respect to letters of credit) incurred in the ordinary course of business or in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims;

(i)    loans or advances made by any Credit Party to any Subsidiary and made by any Subsidiary to a Credit Party or any other Subsidiary; provided that (i) any such loans and advances owing by a Credit Party to another Credit Party or to a Subsidiary shall be subject to an intercompany subordination agreement in form and substance reasonably satisfactory to the Administrative Agent, and (ii) such loans and advances made by Credit Parties to Subsidiaries that are not Credit Parties shall not exceed an aggregate amount outstanding at any time of $2,500,000 (determined without regard to any write-downs or write-offs);

(j)    Indebtedness consisting of Permitted Investments;

(k)    Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(l)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business;

(m)    guarantees by any Credit Party or its Subsidiaries in respect of Permitted Indebtedness;

(n)    Indebtedness consisting of repurchases of Capital Stock from former employees, officers or directors to the extent permitted under Section 9.05(b);

(o)    Indebtedness consisting of Earnout Indebtedness incurred in connection with Permitted Acquisitions constituting any payment in cash not to exceed an aggregate amount outstanding at any time of 10.0% of Annualized Subscription Recurring Revenue;

(p)    Indebtedness of any Person that becomes a Subsidiary after the date hereof as part of an Investment otherwise permitted by Section 9.05 not to exceed an aggregate amount outstanding at any time of $2,500,000, which Indebtedness is existing at the time such Person becomes a Subsidiary (other than Indebtedness incurred in contemplation of or in connection with such Person becoming a Subsidiary);

(q)    Indebtedness consisting of (i) unpaid insurance premiums (not in excess of one year’s premiums) owing to insurance companies and insurance brokers incurred in connection with the financing of insurance premiums or (ii) take or pay obligations contained in supply agreements, in each case in the ordinary course of business;

(r)    Indebtedness arising as a direct result of judgments, orders, awards or decrees against Borrower or any of its Subsidiaries, in each case not constituting an Event of Default;

(s)    Indebtedness of the Borrower and its Subsidiaries under Hedging Agreements not incurred for speculative purposes;

(t)    other unsecured Indebtedness, in an aggregate outstanding principal amount not to exceed $2,500,000 at any time outstanding;

(u)    extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness described in clauses (a) through (t) above; provided that the principal amount thereof is not increased (other than by accrued interest and fees) and the terms thereof are not modified to impose more burdensome terms upon the Borrower or any of its Subsidiaries in any material respect.

“Permitted Investments” shall mean:

(a)    any Investments (including, without limitation, in Subsidiaries) existing on the Closing Date, as set forth on Schedule 9.05;

(b)    Investments consisting of Cash Equivalents;

(c)    Investments consisting of repurchases of the Borrower’s Capital Stock from former employees, officers and directors of the Borrower to the extent permitted under Section 9.05(b);

(d)    Investments by (i) a Credit Party in another Credit Party, (ii) Subsidiaries that are not Credit Parties in other Subsidiaries that are not Credit Parties and (iii) Credit Parties in Subsidiaries that are not Credit Parties using the Available Amount in an aggregate amount not to exceed $50,000,000 minus the amount of Investments made using the Available Amount in clause (a) of the definition of “Permitted Acquisitions” and pursuant to clause (h) below, so long as no event of Default has occurred and is continuing immediately after giving effect thereto;

(e)    Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans not involving the net transfer of cash proceeds to employees, officers or directors relating to the purchase of Capital Stock of the Borrower pursuant to employee stock purchase plans or other similar agreements approved by the Borrower’s Board of Directors;

(f)    Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(g)    Permitted Acquisitions;

(h)    Investments using the Available Amount in an aggregate amount not to exceed $50,000,000 minus the amount of Investments made using the Available Amount in clause (a) of the definition of “Permitted Acquisitions” and pursuant to clause (d) above, so long as no Event of Default has occurred and is continuing immediately after giving effect thereto;

(i)    Investments held by a Person acquired in a Permitted Acquisition to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisition and were in existence on the date of such Permitted Acquisition;

(j)    Investments consisting of accounts receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this clause (i) shall not apply to Investments of a Credit Party in any Subsidiary or Affiliate;

(k)    Joint Ventures, strategic alliances and similar arrangements in the ordinary course of the Borrower’s business consisting of the nonexclusive licensing of technology, or the providing of technical support, in an aggregate amount not to exceed $1,000,000;

(l)    Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(m)    Investments consisting of amounts on deposit in Deposit Accounts, securities accounts and commodities accounts that comply with the terms of Section 8.15 (to the extent applicable);

(n)    Investments made or accepted in connection with transfers permitted by Sections 9.03 or 9.08;

(o)    Investments consisting of the creation of a Subsidiary so long as such Subsidiary and Borrower comply with Section 8.10;

(p)    Investments (i) constituting deposits, prepayments and other credits to suppliers made in the ordinary course of business, (ii) constituting extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and (iii) consisting of workers compensation, utility, lease and similar deposits made in the ordinary course of business;

(q)    Investments consisting of intercompany Indebtedness permitted pursuant to clause (i) of the definition of “Permitted Indebtedness”, without duplication of any such amounts; and

(r)    any other Investments in an aggregate amount not to exceed $2,500,000 at any time outstanding.

“Permitted Liens” shall mean:

(a)    Liens arising under this Agreement and the other Credit Documents;

(b)    any Liens existing on the Closing Date, as set forth on Schedule 9.02;

(c)    purchase money security interests or leases in specific fixed or capital assets permitted under clause (e) of the definition of “Permitted Indebtedness”;

(d)    Liens for Taxes, fees, assessments or other government charges or levies, either (i) not yet due and payable or (ii) being contested in good faith and for which such Credit Party or Subsidiary maintains adequate reserves on its books in accordance with GAAP;

(e)    leases or subleases of real property granted in the ordinary course of business of such Person, and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of business of such Person;

(f)    Liens of carriers, landords, carriers, mechanics, repairmen, warehousemen, suppliers, or other similar Liens arising by operation of law in the ordinary course of business, and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto, and with respect to which adequate reserves or other appropriate provisions are maintained on the books of such Person in accordance with GAAP;

(g)    Liens to secure payment of workers’ compensation, employment insurance, pensions, social security and other like obligations incurred in the ordinary course of business;

(h)    deposits or pledges of cash to secure worker’s compensation, unemployment insurance, or other social security benefits or obligations, public or statutory obligations, surety or appeal bonds, bids, tenders, contracts (other than contracts for the payment of money), leases, surety and appeal bonds and other obligations of a like nature arising in the ordinary course of business and otherwise permitted hereunder;

(i)    Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default;

(j)    Liens in favor of other financial institutions arising in connection with a Deposit Account or Securities Account of a Credit Party or Subsidiary thereof held at such institutions; provided that the Collateral Agent has received a Control Agreement with respect thereto to the extent required pursuant to Section 8.15 of this Agreement;

(k)    licenses and sublicenses of Intellectual Property which constitute a Permitted Transfer;

(l)    Liens on cash collateral maintained in a separate Deposit Account identified in writing (which may be by email) to the Administrative Agent, securing Indebtedness described in clauses (f) and (g) of the defined term “Permitted Indebtedness”; provided that with respect to clause (g) of the defined term “Permitted Indebtedness” such cash collateral shall not exceed 105% of the face amount of any such outstanding letter of credit;

(m)    Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(n)    Liens that constitute banker’s Liens, rights of set-off, or similar rights as to deposit accounts or other funds maintained with a bank or other financial institution (but only to the extent such banker’s Liens, rights of set-off or other rights are in respect of customary service charges relative to such deposit accounts and other funds, and not in respect of any loans or other extensions of credit by such bank or other financial institution to the Borrower);

(o)    Liens on any cash earnest money deposits made by Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement in connection with any Investment not prohibited hereby;

(p)    deposits of cash or letters of credit with the owner or lessor of premises leased and operated by the Borrower or its Subsidiaries to secure the performance of the Borrower’s or such Subsidiary’s obligations under the terms of the lease for such premises;

(q)    Liens on amounts deposited as “security deposits” (or their equivalent) in the ordinary course of business in connection with actions or transactions not prohibited by this Agreement;

(r)    Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Subsidiary or otherwise securing Indebtedness acquired or assumed pursuant to clause (p) of the definitions of Permitted Indebtedness (other than Liens on the Capital Stock of any Person that becomes a Subsidiary); provided, (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Subsidiary, and (ii) such Liens do not attach to any other asset of Borrower or any of its Subsidiaries;

(s)    source code escrow agreements entered into in the Ordinary Course Of Business;

(t)    Liens securing obligations of the Borrower and its Subsidiaries in an aggregate principal amount not in excess of $2,500,000 at any one time; and

(u)    Liens incurred in the extension, renewal or refinancing of the Indebtedness secured by Liens described in clauses (b) through (t) of this definition, but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and any proceeds or products thereof and the principal amount of the Indebtedness may not increase other than due to the capitalization of any interest or fees.

“Permitted Locations” shall mean, collectively, the following locations where Collateral may be located from time to time: (a) locations identified in the Perfection Certificate, (b) the Excluded Locations and (c) any other locations in the United States as to which Borrower has given the Administrative Agent the notice required by Section 9.11 hereof.

“Permitted Transfers” shall have the meaning set forth in Section 9.04.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any Governmental Authority.

“Personal Data” shall mean (a) any information or data that, alone or together with any other information or data (i) can be used to identify, directly or indirectly, an individual, or (ii) can be used to authenticate such individual; and (b) any other information pertaining to an individual that is regulated or protected by one or more of the Data Protection Laws.

“PIK Interest” shall have the meaning set forth in Section 2.08(f).

“Plan” shall mean any employee pension benefit plan, as defined in Section 3(2) of ERISA, other than a Multiemployer Plan, that is subject to Title IV of ERISA, Section 412 of the Code or Sections 302 or 303 of ERISA, and that is sponsored, maintained or contributed to by any Credit Party, Subsidiary of a Credit Party or an ERISA Affiliate or in respect of which any Credit Party, Subsidiary of a Credit Party or an ERISA Affiliate has any obligation or liability, contingent or otherwise.

“Pledged Stock” shall have the meaning set forth in the Security Pledge Agreement.

“Prime Rate” shall mean a variable per annum rate, as of any date of determination, equal to the rate as of such date published in the “Money Rates” section of The Wall Street Journal as being the “Prime Rate” (or, if more than one rate is published as the Prime Rate, then the highest of such rates). The Prime Rate will change as of the date of publication in The Wall Street Journal of a Prime Rate that is different from that published on the preceding Business Day. In the event that The Wall Street Journal shall, for any reason, fail or cease to publish the Prime Rate, the Administrative Agent shall choose a reasonably comparable index or source to use as the basis for the Prime Rate.

“Privacy Agreements” shall have the meaning set forth in Section 7.22(a).

“Privacy Policies” shall have the meaning set forth in Section 7.22(b).

“Pro Forma Basis” shall mean, with respect to any period in which (x) any Permitted Investment under clause (g) of the definition thereof, or (y) any Disposition of all or substantially all Capital Stock in or assets of any Subsidiary or any division, business unit, line of business or facility used for operations of the Borrower or any Subsidiary (in each case, to a Person other than the Borrower or any Subsidiary) has been consummated, for any applicable financial covenant, performance or similar test, such transactions shall be deemed to have occurred as of the first day of the applicable computation period with respect to any test or covenant for which such calculation is being made and that:

(a)    income statement items (whether positive or negative) attributable to the assets or Person subject to such event,

(i)    in the case of a Disposition of all or substantially all Capital Stock in or assets of any Subsidiary or any division, business unit or line of business used for operations of the Borrower or any Subsidiary (in each case, to a Person other than the Borrower or any Subsidiary), shall be excluded, and

(ii)    in the case of an Investment, shall be included,

(b)    any retirement, extinguishment or repayment of Indebtedness shall be deemed to have occurred as of the first day of the applicable calculation period with respect to any test or covenant for which the relevant determination is being made; and

(c)    any Indebtedness incurred or assumed by the Borrower or any Subsidiary in connection with such event shall be deemed to have occurred as of the first day of the applicable calculation period with respect to any test or covenant for which the relevant determination is being made (and all Indebtedness so incurred or assumed shall be deemed to have borne interest (x) in the case of fixed rate Indebtedness, at the rate applicable thereto or (y) in the case of floating rate Indebtedness, at the rates which were or would have been applicable thereto during the period when such Indebtedness was or was deemed to be outstanding).

“Projected Term Loan Interest” shall mean, as of any date of determination, an amount equal to the aggregate Term Loan Interest projected to be due and payable hereunder for the immediately subsequent fiscal year of the Borrower, as reasonably determined by the Borrower and as agreed by the Lenders holding existing Delayed Draw Term Loan Commitments.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Real Property” shall mean, with respect to any Person, all right, title and interest of such Person (including, without limitation, any leasehold estate) in and to a parcel of real property owned, leased or operated by such Person together with, in each case, all improvements and appurtenant fixtures, equipment, personal property, easements and other property and rights incidental to the ownership, lease or operation thereof.

“Register” shall have the meaning set forth in Section 12.06(b)(iv).

“Regulation D” shall mean Regulation D of the Federal Reserve Board as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation U” shall mean Regulation U of the Federal Reserve Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” shall mean Regulation X of the Federal Reserve Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees, advisors of such Person and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Relevant Governmental Body” shall mean the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Reportable Event” shall mean an event described in Section 4043 of ERISA and the regulations thereunder (excluding any such event for which the 30-day notice requirement has been waived under applicable regulations).

“Required Delayed Draw Term Loan Lenders” shall mean, at any date, Lenders having or holding more than fifty percent (50%) of the Delayed Draw Term Loan Commitment and Delayed Draw Term Loans, or if the Delayed Draw Term Loan Commitment has been terminated, the aggregate outstanding principal amount of the Delayed Draw Term Loans; provided that the Commitments and the portion of the outstanding principal amount of the Loans held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Delayed Draw Term Loan Lenders.

“Required Lenders” shall mean, at any date, Lenders having or holding more than fifty percent (50%) of the sum of any outstanding Commitments and the outstanding principal amount of the Term Loans; provided that (a) the Commitments and the portion of the outstanding principal amount of the Loans held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders, and (b) at any time there are two or more Lenders that are not Affiliates or Approved funds of one another, “Required Lenders” shall include at least two of such Lenders that are not Affiliates or Approved Funds of one another.

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted License” shall mean any material in-bound license or other similar material agreement (other than ordinary course customer contracts, off the shelf software licenses, licenses that are commercially available to the public, and open source licenses) to which a Credit Party or Subsidiary is a party that prohibits or otherwise restricts such Credit Party or Subsidiary from granting a security interest in its interest in such license or agreement.

“Restricted Payment” shall mean, with respect to any Person, (a) the declaration or payment of any dividend on, or the making of any payment or distribution on account of, or setting apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of, any class of Capital Stock of such Person or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding, or the making of any other distribution in respect thereof, either directly or indirectly, whether in cash or property or (b) any payment of a management fee (or other fee of a similar nature) by such Person to any holder of its Capital Stock or any Affiliate thereof.

“S&P” shall mean Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., or any successor by merger or consolidation to its business.

“Sanctions” has the meaning specified in Section 7.29.

“SDN List” has the meaning specified in Section 7.29.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Secured Parties” shall mean, collectively, (a) the Lenders, (b) the Agents, and (c) the beneficiaries of each indemnification obligation undertaken by any Credit Party under the Credit Documents.

“Securities Account” shall mean any “securities account” as defined in the UCC with such additions to such term as may hereafter be made.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securitization” shall have the meaning set forth in Section 12.08.

“Security Documents” shall mean, collectively, the Security Pledge Agreement, the Control Agreements, any Mortgage, each collateral assignment of representation and warranty insurance, each perfection certificate (including the Perfection Certificate) and each other security agreement or other instrument or document executed and delivered pursuant to Sections 8.10 or 8.13, pursuant to any of the Security Documents, or otherwise to secure any of the Obligations.

“Security Pledge Agreement” shall mean that certain Security Pledge Agreement, dated as of the Closing Date, by and among each Credit Party and the Collateral Agent for the benefit of the Secured Parties, as amended, restated, supplemented or otherwise modified from time to time, and in form and substance satisfactory to Collateral Agent.

“Security Program” shall have the meaning set forth in Section 7.22(c).

“Subscription Recurring Revenue” shall mean, as of any date of determination, the aggregate contract value of recurring software-term subscriptions and software-as-a-service (or “SaaS”) subscriptions which are considered in effect and are attributable to the Borrower or any of its Subsidiaries, net of any discounts.

“Subscription Recurring Revenue Cure Amount” shall have the meaning set forth in Section 10.03(a).

“Supplemental Delayed Draw Term Loan Commitment” shall have the meaning set forth in Section 2.01(c)(i).

“Supplemental Delayed Draw Term Loan Commitment Effective Date” shall have the meaning set forth in Section 2.01(c)(i).

“SOFR” shall mean a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Interest” shall have the meaning set forth in Section 2.08(b).

“SOFR Loan” shall mean any Term Loan bearing interest at a rate determined by reference to Term SOFR, other than pursuant to clause (c) of the definition of “ABR”.

“Solvency Certificate” shall mean a solvency certificate, duly executed and delivered by the chief financial officer of the Borrower to the Administrative Agent, in the form attached as Exhibit B-1 hereto.

“Solvent” shall mean, with respect to any Person, at any date, that (a) the sum of such Person’s debt (including Contingent Liabilities) does not exceed the present fair saleable value, measured on a going-concern basis of such Person’s present assets, (b) such Person’s capital is not unreasonably small in relation to its business as contemplated on such date and (c) such Person has not incurred and does not intend to incur debts including current obligations beyond its ability to pay such debts as they become due in the ordinary course of business. For purposes of this definition, the amount of any Contingent Liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Subsidiary” of any Person shall mean and include (a) any corporation, limited liability company or other business entity more than fifty percent (50%) of whose Voting Stock having by the terms thereof power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any partnership, association, joint venture or other similar entity in which such Person directly or indirectly through Subsidiaries has more than a fifty percent (50%) equity interest at the time. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of a Credit Party.

“Supplemental Delayed Draw Term Loan Commitment” shall have the meaning set forth in Section 2.01(c)(i).

“Tax Compliance Certificate” shall have the meaning set forth in Section 4.04(f)(ii).

“Taxes” shall mean all present or future income, stamp or other taxes, duties, levies, imposts, charges, assessments, fees, deductions or withholdings (including backup withholding) or other charges, now or hereafter imposed, enacted, levied, collected, withheld or assessed by any Governmental Authority, and all interest, additions to tax, penalties or similar liabilities with respect thereto.

“Term Loan” shall mean, individually any Closing Date Term Loan or Delayed Draw Term Loan made hereunder, and collectively, the Closing Date Term Loans and the Delayed Draw Term Loans made hereunder.

“Term Loan Interest” shall have the meaning set forth in Section 2.08(b).

“Term Loan Note” shall mean a promissory note substantially in the form of Exhibit T-1.

“Term SOFR” shall mean a rate per annum equal to the greater of (a) the sum of (i) the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Term SOFR Determination Day”) that is two (2) Government Securities Business Days prior to the first day of such Interest Period; provided that if as of 5:00 p.m. (New York City time) on any Term SOFR Determination Day, the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding Government Securities Business Day is not more than three (3) Government Securities Business Days prior to such Term SOFR Determination Day plus (ii) the Term SOFR Adjustment, and (b) the Floor.

“Term SOFR Adjustment” shall mean a percentage per annum equal to (a) with respect to an Interest Period of one (1) month, 0.10%, (b) with respect to an Interest Period of three (3) months, 0.15%, and (c) with respect to an Interest Period of six (6) months, 0.25%.

“Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Determination Date” shall have the meaning set forth in the definition of “Term SOFR”.

“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR published by the Term SOFR Administrator and displayed on CME’s Market Data Platform (or other commercially available source providing such quotations as may be selected by the Administrative Agent from time to time).

“Total Commitment” shall mean the sum of the Closing Date Term Loan Commitments, Delayed Draw Term Loan Commitments and any Supplemental Delayed Draw Term Loan Commitments of all Lenders.

“Total Credit Exposure” shall mean, as of any date of determination (a) with respect to each Lender, (i) prior to the termination of the Commitments, the sum of such Lender’s Total Commitment plus such Lender’s Term Loans or (ii) upon the termination of the Commitments, such Lender’s Term Loans and (b) with respect to all Lenders, (i) prior to the termination of the Commitments, the sum of all of the Lenders’ Total Commitments plus all Term Loans and (ii) upon the termination of the Commitments, the sum of all Lenders’ Term Loans.

“Trademarks” shall mean any trademark and service mark rights of a Person, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business connected with and symbolized by such trademarks.

“Type” shall mean, as to any Loan, its nature as an ABR Loan or SOFR Loan.

“U.S. Government Securities Business Day” shall mean any day except for (a) a Saturday, (b) a Sunday, or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York.

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” shall mean the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unasserted Contingent Obligations” shall have the meaning given to such term in the Security Pledge Agreement.

“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the present value of the accrued benefits under the Plan as of the close of its most recent plan year, determined based upon the actuarial assumptions used by the Plan’s actuary for purposes of determining the minimum required contributions to the Plan as set forth in the Plan’s actuarial report for such plan year, exceeded the fair market value of the assets allocable thereto as determined for purposes of the Plan’s minimum funding requirements as set forth in such report.

“U.S.” and “United States” shall mean the United States of America.

“Voting Stock” shall mean, with respect to any Person, shares of such Person’s Capital Stock having the right to vote for the election of directors (or Persons acting in a comparable capacity) of such Person under ordinary circumstances (other than Capital Stock or other interests having such power only by reason of the happening of a contingency where such contingency has not yet occurred).

“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02    Other Interpretive Provisions. With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:

(a)    The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)    The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.

(c)    Article, Section, Exhibit and Schedule references are to the Credit Document in which such reference appears.

(d)    The term “including” is by way of example and not limitation.

(e)    The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f)    Any reference herein to any person shall be construed to include such person’s successors and assigns (subject to any restrictions on assignments set forth herein).

(g)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(h)    Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.

(i)    All references to the knowledge of any Credit Party or facts known by any Credit Party shall mean actual knowledge of any Authorized Officer of such Person.

(j)    Any Authorized Officer executing any Credit Document or any certificate or other document made or delivered pursuant hereto or thereto on behalf of a Credit Party, so executes or certifies in his/her capacity as an Authorized Officer on behalf of the applicable Credit Party and not in any individual capacity.

(k)    In determining the amount of any Obligations not originally denominated in Dollars, the Administrative Agent may make such currency conversion calculations as are necessary utilizing any exchange rate quotation employed by the Administrative Agent in the ordinary course of its business.

SECTION 1.03    Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Historical Financial Statements, except as otherwise permitted herein. In addition, the financial ratios and all related definitions set forth in the Credit Documents shall exclude the application of ASC 815, ASC 480 or ASC 718 and ASC 505-50 (to the extent that the pronouncements in ASC 718 or ASC 505-50 result in recording an equity award as a liability on the consolidated balance sheet of the Borrower and its Subsidiaries and the treatment of any dividend accruals thereon as interest expense in the circumstance where, but for the application of the pronouncements, such award would have been classified as equity and such interest expense as dividends). Notwithstanding anything herein to the contrary, for purposes of representations, covenants and calculations made pursuant to the terms of this Agreement, GAAP will be deemed to treat operating leases and capital leases in a manner consistent with their current treatment under GAAP as in effect on December 31, 2018, notwithstanding any modifications or interpretive changes thereto that have occurred or may occur thereafter.

SECTION 1.04    Rounding. Any financial ratios required to be maintained or complied with by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.05    References to Agreements, Laws, etc. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Credit Documents) and other Contractual Obligations shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, renewals, replacements, refinancings, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendment and restatements, extensions, renewals, replacements, refinancings, supplements and other modifications are not prohibited by any Credit Document; and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

SECTION 1.06    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

SECTION 1.07    Timing of Payment of Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in Section 2.09 with respect to any of Interest Period) or performance shall extend to the immediately succeeding Business Day.

SECTION 1.08    Corporate Terminology. Any reference to officers, shareholders, stock, shares, directors, boards of directors, corporate authority, articles of incorporation, bylaws or any other such references to matters relating to a corporation made herein or in any other Credit Document with respect to a Person that is not a corporation shall mean and be references to the comparable terms used with respect to such Person.

SECTION 1.09    Divisions. For all purposes under the Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Capital Stock at such time.

ARTICLE II

Amount and Terms of Credit Facilities

SECTION 2.01    Loans.

(a)    Closing Date Term Loans. Subject to and upon the terms and conditions herein set forth, each Lender having a Term Loan Commitment severally agrees to make a loan or loans (individually a “Closing Date Term Loan” and collectively the “Closing Date Term Loans”) in the amount set forth opposite such Lender’s name on Schedule 1.01(a) to the Borrower, which Closing Date Term Loans (i) shall not exceed, for any such Lender, the Closing Date Term Loan Commitment of such Lender, (ii) shall be made on the Closing Date, (iii) may, at the option of the Borrower, be incurred and maintained as, and/or converted into, ABR Loans or SOFR Loans; provided that all such Closing Date Term Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Closing Date Term Loans of the same Type, and (iv) may be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid may not be reborrowed.

(b)    Delayed Draw Term Loans. Subject to and upon the terms and conditions herein set forth, each Lender having a Delayed Draw Term Loan Commitment severally agrees to make a loan or loans (each such loan, a “Delayed Draw Term Loan”) to the Borrower, which Delayed Draw Term Loans (i) shall not exceed, for any such Lender, the Delayed Draw Term Loan Commitment of such Lender, (ii) shall be made at any time and from time to time after the Closing Date and prior to the Delayed Draw Term Loan Termination Date, (iii) may, at the option of the Borrower, be incurred and maintained as, and/or converted into, ABR Loans or SOFR Loans; provided that all Delayed Draw Term Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Term Loans of the same Type, (iv) shall be incurred solely for the purpose of the payment of all or a portion of the Term Loan Interest in accordance with the terms of Section 2.08, and (v) may be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid may not be reborrowed. The Delayed Draw Term Loan Commitment shall be reduced on a dollar-for-dollar basis in connection with each borrowing of Delayed Draw Term Loans hereunder. Notwithstanding anything herein to the contrary, any Delayed Draw Term Loan shall be deemed as comprising a single Class with, and shall, to the extent possible under Applicable Law, be fungible with, the Closing Date Term Loans and shall constitute “Closing Date Term Loans” for all purposes under the Credit Documents, having terms and provisions identical to those applicable to the Closing Date Term Loans outstanding immediately prior to such date, except as otherwise set forth herein (including with respect to the interest rate margins applicable to such Delayed Draw Term Loans as set forth in Section 2.08).

(c)    Supplemental Delayed Draw Term Loan Commitments.

(i)    Requests. On or prior to the date that is twenty (20) Business Days before each of the first three anniversaries of the Closing Date, the Borrower may request, by written notice to the Administrative Agent, an increase to the Delayed Draw Term Loan Commitments (each, a “Supplemental Delayed Draw Term Loan Commitment”) in an amount up to the Projected Term Loan Interest; provided that (A) the terms of all such Supplemental Delayed Draw Term Loan Commitments shall be identical to the terms of the Delayed Draw Term Loan Commitments in effect on the Closing Date, (B) only Lenders holding existing Delayed Draw Term Loan Commitments may provide Supplemental Delayed Draw Commitments, (C) such Lenders shall provide Supplemental Delayed Draw Commitments on a pro rata basis in accordance with their existing Delayed Draw Term Loan Commitments, (D) no Lender shall be obligated to provide Supplemental Delayed Draw Term Loan Commitments, and (E) no Supplemental Delayed Draw Term Loan Commitments shall be effective unless all Lenders holding existing Delayed Draw Term Loan Commitments agree to provide such Supplemental Delayed Draw Term Loan Commitments (and for the avoidance of doubt, regardless of whether some but not all Lenders have consented to provide such Supplemental Delayed Draw Term Loan Commitments). Such notice shall set forth (x) the amount of the Supplemental Delayed Draw Term Loan Commitment being requested (which shall be in a minimum amount of $10,000,000 and multiples of $1,000,000 in excess thereof), and (y) the date (an “Supplemental Delayed Draw Term Loan Commitment Effective Date”) on which such Supplemental Delayed Draw Term Loan Commitment is requested to become effective (which, unless otherwise agreed by the Agents, shall not be less than ten (10) Business Days after the date of such notice).

(ii)    [Reserved].

(iii)    Conditions. No Supplemental Delayed Draw Term Loan Commitment shall become effective under this Section 2.01(c) unless, immediately after giving pro forma effect to such Supplemental Delayed Draw Term Loan Commitments,

(A)    (x) no Default or Event of Default shall exist and (y) the representations and warranties set forth in the Credit Documents are true and correct in all material respects (without duplication of any materiality qualifiers), as of such time (unless made as at another specified time, in which case as of such other time),

(B)    as of the last day of the most recent fiscal quarter for which financial statements have been delivered (or were required to be delivered) pursuant to Section 8.01, Liquidity giving pro forma effect to such Supplemental Delayed Draw Term Loan Commitments shall be equal to or greater than the Minimum Liquidity Amount,

(C)    [reserved], and

(D)    the Administrative Agent shall have received a certificate of an Authorized Officer of the Borrower at least five (5) Business Days prior to the proposed date of such incurrence certifying as to the foregoing and attaching financial statements and reasonably detailed supporting calculations, in form reasonably satisfactory to the Administrative Agent, to evidence compliance with the foregoing clause (B) and the financial covenants set forth in Section 9.12 for the most recent fiscal quarter for which financial statements are required to be delivered pursuant to Sections 8.01(b) and (c).

(iv)    [Reserved].

(v)    Required Amendments. Each of the parties hereto hereby agrees that, upon the effectiveness of any Supplemental Delayed Draw Term Loan Commitments, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence of such Supplemental Delayed Draw Term Loan Commitments, and any amendment may effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effectuate the provisions of this Section 2.01(c), and, for the avoidance of doubt, this Section 2.01(c)(v) shall supersede any provisions in Section 12.01. From and after each Supplemental Delayed Draw Term Loan Commitment Effective Date, the Commitments established pursuant to this Section 2.01(c) shall constitute Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Credit Documents, and shall, without limiting the foregoing, benefit equally and ratably from the guarantees and security interests created by the applicable Security Documents.

SECTION 2.02    Maximum Amount of Each Borrowing; Maximum Number of Borrowings. The aggregate principal amount of Borrowings of Delayed Draw Term Loans shall not be more than the amount necessary to make any interest payment then due and payable on any such date of Borrowing of Delayed Draw Term Loans. More than one (1) Borrowing may be incurred on any date; provided that at no time shall there be outstanding more than five (5) Borrowings of SOFR Loans under this Agreement.

SECTION 2.03    Notice of Borrowing. The Borrower shall give the Administrative Agent prior written notice prior to 1:00 p.m. (New York City time) at least five (5) Business Days’ (or six (6) Business Days’, with respect to any PIK Interest election) prior to each Borrowing of Term Loans (or in the case of the Borrowing of Term Loans on the Closing Date, no later than 1:00 p.m. on the Closing Date, or such shorter period as the Administrative Agent may agree in its reasonable discretion). Such notice in the form of Exhibit N-1 (a “Notice of Borrowing”), except as otherwise expressly provided in Section 2.10, shall be irrevocable and shall specify (A) the aggregate principal amount of the Term Loans to be made, (B) the date of the Borrowing, (C) with respect to any Borrowing of Term Loans other than a PIK Interest election made in accordance with Section 2.08(f), the wire instructions for the Borrower’s account where funds should be sent, and (D) with respect to (x) any PIK Interest election made in accordance with Section 2.08(f) and where there are no outstanding Delayed Draw Term Loans or (y) any other Borrowing of Term Loans (other than in connection with any PIK Interest election), whether the Term Loans shall consist of ABR Loans and/or SOFR Loans and, if the Term Loans are to include SOFR Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall promptly give each Lender written notice of each proposed Borrowing of Term Loans, of such Lender’s proportionate share thereof and of the other matters covered by the related Notice of Borrowing. If no election as to the Type of Loan is specified, then the requested Borrowing shall be a SOFR Loan with an Interest Period of one (1) month. If no Interest Period is specified with respect to any requested SOFR Loan, then the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration.

SECTION 2.04    Disbursement of Funds.

(a)    No later than (i) 2:00 p.m. (New York City time), in the case of each Borrowing of Delayed Draw Term Loans for which a Notice of Borrowing has been delivered in accordance with Section 2.03, on the date the requested Borrowing specified in the Notice of Borrowing therefor, each Lender will make available its pro rata portion, if any, of such Borrowing requested to be made on such date in the manner provided below, and (ii) 3:00 p.m. (New York City time), in the case of the making of the Closing Date Term Loans on the Closing Date, if the conditions set forth in Article V and Article VI to the effectiveness of this Agreement are met prior to 2:00 p.m. (New York City time) on the Closing Date, each Lender will make available its pro rata portion, if any, of the Term Loan in the manner provided below. Any Borrowings shall be made to or at the direction of the Borrower.

(b)    Each Lender shall make available all amounts it is obligated to fund to the Borrower under any Borrowing, in immediately available funds to the Administrative Agent, and the Administrative Agent will, after receipt of all requested funds, make available to the Borrower, by wiring into an account designated or pursuant to instructions issued by the Borrower to the Administrative Agent in writing, the aggregate of the amounts so made available in Dollars. Unless the Administrative Agent shall have been notified by any Lender prior to the date of any Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of any Borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available the same to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall promptly pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower, to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the Federal Funds Rate or (ii) if paid by the Borrower the then-applicable rate of interest, calculated in accordance with Section 2.08, applicable to ABR Loans. If the Borrower and such Lender shall pay interest to the Administrative Agent for the same (or a portion of the same) period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.

(c)    Nothing in this Section 2.04 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).

SECTION 2.05    Payment of Loans; Evidence of Debt.

(a)    Closing Date Term Loans. On the Maturity Date, the Borrower shall repay the entire principal amount of Closing Date Term Loans then outstanding.

(b)    Delayed Draw Term Loans. On the Maturity Date, the Borrower shall repay the entire principal amount of Delayed Draw Term Loans then outstanding.

(c)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.

(d)    The Borrower agrees that from time to time on and after the Closing Date, upon the request by any Lender, at the Borrower’s own expense, the Borrower will execute and deliver to such Lender a Note, evidencing the Loans made by, and payable to such Lender or registered assigns in a maximum principal amount equal to such Lender’s share of the outstanding principal amount of the Closing Date Term Loans, Delayed Draw Term Loans or Delayed Draw Term Loan Commitment, as the case may be. The Borrower hereby irrevocably authorizes each Lender to make (or cause to be made) appropriate notations on the grid attached to such Lender’s Note (or on any continuation of such grid), which notations, if made, shall evidence, inter alia, the date of, the outstanding principal amount of, and the interest rate and Interest Period applicable to, the Loans evidenced thereby. Such notations shall, to the extent not inconsistent with notations made by the Administrative Agent in the Register, be conclusive and binding on each Credit Party absent manifest error; provided that the failure of any Lender to make any such notations shall not limit or otherwise affect any Obligations of any Credit Party. The Administrative Agent shall maintain the Register pursuant to Section 12.06(b)(iv), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder, whether such Loan is a Closing Date Term Loan or Delayed Draw Term Loan, the Type of each Loan made and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) the amount of any sum received by any Agent from the Borrower and each Lender’s share thereof. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(e)    The entries made in the Register and accounts and subaccounts maintained pursuant to paragraphs (c) and (d) of this Section 2.05 shall, to the extent permitted by Applicable Law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided that the failure of any Lender or any Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

SECTION 2.06    Conversions and Continuations.

(a)    The Borrower shall have the option on any Business Day to convert all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Term Loans of one Type into a Borrowing or Borrowings of another Type and the Borrower shall have the option on any Business Day to continue the outstanding principal amount of any SOFR Loans as SOFR Loans, as the case may be, for an additional Interest Period; provided that (i) no partial conversion of SOFR Loans shall reduce the outstanding principal amount of SOFR Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount, (ii) no ABR Loans may be converted into SOFR Loans if an Event of Default is in existence on the date of the proposed conversion, (iii) SOFR Loans may not be continued as SOFR Loans if an Event of Default is in existence on the date of the proposed continuation and shall be converted into ABR Loans and (iv) Borrowings resulting from conversions pursuant to this Section 2.06 shall be limited in number as provided in Section 2.02. Each such conversion or continuation shall be effected by the Borrower by giving the Administrative Agent written notice prior to 1:00 p.m. (New York City time) at least three (3) Business Days (or one (1) Business Day in the case of a conversion into ABR Loans) prior to such proposed conversion or continuation, in the form of Exhibit N-2 (each, a “Notice of Conversion or Continuation”) specifying the Loans to be so converted or continued, the Type of Loans to be converted or continued into and, if such Loans are to be converted into or continued as SOFR Loans, the

Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Loans. If on any day a Loan is outstanding with respect to which a Notice of Borrowing or Notice of Conversion or Continuation has not been delivered to the Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a SOFR Loan with an Interest Period of one (1) month.

(b)    If any Event of Default is in existence at the time of any proposed continuation of any SOFR Loans, if requested by the Required Lenders or the Administrative Agent, such SOFR Loans shall be converted on the last day of the current Interest Period into ABR Loans. If, upon the expiration of any Interest Period in respect of SOFR Loans, the Borrower has failed to elect a new Interest Period to be applicable thereto as provided in Section 2.06(a), the Borrower shall be deemed to have elected to convert (or continue, as applicable) such Borrowing of SOFR Loans into a Borrowing of SOFR Loans with a one (1) month Interest Period effective as of the expiration date of such current Interest Period.

SECTION 2.07    Pro Rata Borrowings. Each Borrowing of Closing Date Term Loans under this Agreement shall be made by the Lenders pro rata on the basis of their then-applicable Closing Date Term Loan Commitments. Each Borrowing of Delayed Draw Term Loans under this Agreement shall be made by the Lenders pro rata on the basis of their then-applicable Delayed Draw Term Loan Commitments. It is understood that no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder.

SECTION 2.08    Interest.

(a)    Subject to Sections 2.08(b) and 2.08(c), (i) the unpaid principal amount of each Term Loan that is an ABR Loan shall bear interest from the date of the Borrowing thereof until repayment thereof at a rate per annum (the “ABR Interest”) that shall at all times be the sum of (A) the ABR in effect from time to time plus (B) 5.50%, and (ii) the unpaid principal amount of each Term Loan that is a SOFR Loan shall bear interest from the date of the Borrowing thereof until repayment thereof at a rate per annum (the “SOFR Interest”, and together with the ABR Interest, the “Term Loan Interest”) that shall at all times be the sum of (i) Term SOFR plus (ii) 6.50%.

(b)    At any time after the first anniversary of the Closing Date, the Term Loan Interest with respect to all outstanding Term Loans shall be reduced by 0.50% (a “Annualized Subscription Recurring Revenue Term Loan Interest Decrease”) if the Annualized Subscription Recurring Revenue is at least $500,000,000, as set forth in any Compliance Certificate delivered in accordance with the terms of this Agreement, with such Annualized Subscription Recurring Revenue Term Loan Interest Decrease to take effect starting on the first Business Day of the following month and ending on the last day of the fiscal quarter where the Annualized Subscription Recurring Revenue is less than $500,000,000, as set forth in any Compliance Certificate subsequently delivered in accordance with the terms of this Agreement; provided that, notwithstanding the foregoing, the Annualized Subscription Recurring Revenue Term Loan Interest Decrease shall not be applicable in any period in which Default Interest is payable in accordance with Section 2.08(c). At any time, the Term Loan Interest with respect to all outstanding Term Loans shall be increased by 0.50% (a “DDTL Utilization Term Loan Interest Increase”) for any period starting from the date of funding of any Delayed Draw Term Loans (including in the case of any amounts capitalized to the principal amount of Delayed Draw Term Loans in connection with the payment of PIK interest in accordance with Section 2.08(f) below) and ending on the date that is ninety (90) days (or one hundred eighty (180) days, if the Interest Period for any such funded Delayed Draw Term Loans is six (6) months) from such date of funding (a “DDTL Utilization Term Loan Interest Increase Period”); provided that no more than one (1) DDTL Utilization Term Loan Interest Increase shall be effective at any time regardless of whether more than one funding of Delayed Draw Term Loans has occurred in any DDTL Utilization Term Loan Interest Increase Period; provided, further, that, for the avoidance of doubt, any funding of Delayed Draw Term Loans shall result in a new DDTL Utilization Term Loan Interest Increase Period, such that any existing DDTL Utilization Term Loan Interest Increase shall extend to the end of such DDTL Utilization Term Loan Interest Increase Period.

(c)    Notwithstanding the foregoing, from and after the occurrence and during the continuance of (i) any Event of Default under Section 10.01(h), automatically and without any notice or other action by the Administrative Agent or the Collateral Agent, or (ii) any Event of Default under Section 10.01(a), if requested by the Administrative Agent or the Required Lenders (with notice to Borrower thereof), notwithstanding anything to the contrary herein, the Borrower shall pay interest on the principal amount of all Loans, to the extent permitted by Applicable Law, at a rate (the “Default Interest”) equal to the sum of (A) the rate described in Section 2.08(a) or Section 2.08(b), as applicable, plus (B) two (2) percentage points (2.00%) per annum from the date of such Event of Default. All such Default Interest shall be payable on demand and in cash.

(d)    Interest on each Term Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment or prepayment thereof and shall be payable, (i) in respect of each ABR Loan, quarterly in arrears on the last Business Day of each April, July, October and January beginning with the first fiscal quarter after the Closing Date, and (ii) in respect of each SOFR Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three-month intervals after the first day of such Interest Period. All accrued and unpaid interest with respect to any Term Loan shall be payable on any date of prepayment of such Term Loan (on the amount prepaid), at maturity (whether by acceleration or otherwise) of such Term Loan, and, after such maturity, on demand.

(e)    All computations of interest hereunder shall be made in accordance with Section 4.05. The Administrative Agent, upon determining the interest rate for any Borrowing of SOFR Loans, shall promptly notify the Borrower and the relevant Lenders thereof. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.

(f)    Subject to Section 2.08(c) and prior to the third anniversary of the Closing Date, if on any applicable interest payment date with respect to any Closing Date Term Loan or Delayed Draw Term Loan, Delayed Draw Term Loan Commitments (including, for the avoidance of doubt, any Supplemental Delayed Draw Term Loan Commitments) are not available to be funded for the payment of any portion of the Term Loan Interest because the Borrower was unable to obtain Supplemental Delayed Draw Term Loan Commitments despite making a request for such Supplemental Delayed Draw Term Loan Commitments in accordance with Section 2.01(c), then the Borrower may, subject to the Borrower providing prior written notice in accordance with Section 2.03, elect to pay such portion of Term Loan Interest in kind (the “PIK Interest”), with such payment of Term Loan Interest (to the extent paid in kind) capitalized on such interest payment date to the principal of any outstanding Delayed Draw Term Loans; provided that, if at such time of capitalization to principal, there are no outstanding Delayed Draw Term Loans, then the Borrower shall be deemed to have incurred Delayed Draw Term Loans in such principal amount and in accordance with the related Notice of Borrowing; provided, further, that (x) any such capitalized amount shall be allocated to the existing Lenders holding Delayed Draw Term Loans on a pro rata basis, (y) if such capitalization would cause any Lender’s pro rata share of outstanding Delayed Draw Term Loans to exceed its Delayed Draw Term Loan Commitment, then the Delayed Draw Term Loan Commitment of such Lender shall be deemed to have been increased in the amount so allocated immediately prior to the effect of such capitalization, and (z) such PIK Interest shall be deemed to be principal of such Delayed Draw Term Loans for all purposes, including, without limitation, calculation of Term Loan Interest on any subsequent interest payment dates and for purposes of calculating the Applicable Prepayment Premium.

SECTION 2.09    Interest Periods. At the time the Borrower gives a Notice of Borrowing or a Notice of Conversion or Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of SOFR Loans in accordance with Sections 2.03 or 2.06, as applicable, prior to the expiration of the Interest Period applicable to such SOFR Loans, the Borrower may elect the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrower, be a one (1), three (3) or six (6) month period; provided that:

(a)    the initial Interest Period for any Borrowing of SOFR Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the immediately preceding Interest Period expires;

(b)    if any Interest Period relating to a Borrowing of SOFR Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c)    if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period in respect of a SOFR Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day; and

(d)    the Borrower shall not be entitled to elect any Interest Period in respect of any SOFR Loan if such Interest Period would extend beyond the applicable Maturity Date of such Loan.

SECTION 2.10    Increased Costs, Illegality, etc.

(a)    In the event that (x) in the case of clause (i) below, the Administrative Agent or (y) in the case of clauses (ii) and (iii) below, any Lender, in each case, shall have reasonably determined:

(i)    on any date for determining Term SOFR for any Interest Period, that a Benchmark Transition Event has not occurred and that by reason of any changes arising on or after the Closing Date, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of “Term SOFR”;

(ii)    at any time that a Change in Law (other than a Benchmark Transition Event) subjects such Lender to increased costs or reductions in the amounts received or receivable hereunder (other than lost profit) with respect to any SOFR Loans (other than (A) Non-Excluded Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (C) Connection Income Taxes); or

(iii)    at any time, that the making or continuance of any SOFR Loan has become (A) due to a Change in Law (other than a Benchmark Transition Event), unlawful under any Applicable Law (or would conflict with any such Applicable Law not having the force of law even though the failure to comply therewith would not be unlawful), or (B) impracticable as a result of a contingency occurring after the Closing Date (other than a Benchmark Transition Event);

then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall promptly give notice (in writing) to the Borrower and the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (A) in the case of clause (i) above, SOFR Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist (which notice the Administrative Agent agrees to give at such time when such circumstances no longer exist), and any Notice of Borrowing or Notice of Conversion or Continuation given by the Borrower with respect to SOFR Loans that have not yet been incurred shall be deemed rescinded by the Borrower, (B) in the case of clause (ii) above, the Borrower shall pay to such Lender, within thirty (30) days after receipt of written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its reasonable discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto) and (C) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by law.

(b)    At any time that any SOFR Loan is affected by the circumstances described in (i) Section 2.10(a)(ii), the Borrower may either (A) if the affected SOFR Loan is then being made pursuant to a Borrowing, cancel said Borrowing by giving the Administrative Agent written notice thereof on the same date that the Borrower was notified by a Lender pursuant to Section 2.10(a)(ii) or (B) if the affected SOFR Loan is then outstanding, upon at least three (3) Business Days’ notice to the Administrative Agent, require the affected Lender to convert each such SOFR Loan into an ABR Loan at the end of the applicable Interest Period for such SOFR Loans; provided that if more than one (1) Lender is so affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b) or (ii) Section 2.10(a)(iii), (A) if the affected SOFR Loan is then being made pursuant to a Borrowing, such Borrowing shall automatically be deemed cancelled and rescinded and (B) if the affected SOFR Loan is then outstanding, each such SOFR Loan shall automatically be converted into an ABR Loan at the end of the applicable Interest Period for such SOFR Loans; provided that if more than one (1) Lender is affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b).

(c)    If, after the later of the Closing Date, and the date such entity becomes a Lender hereunder, the adoption of any Applicable Law regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by a Lender or its parent with any request or directive made or adopted after such date regarding capital adequacy (whether or not having the force of law) of any such authority, association, central bank or comparable agency, has the effect of reducing the rate of return on such Lender’s or its parent’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy), then within thirty (30) days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent for such reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any such Applicable Law as in effect on the Closing Date or the date such entity becomes a Lender hereunder, as the case may be. Each Lender (on its own behalf), upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(c), will, as promptly as practicable upon ascertaining knowledge thereof, give written notice thereof to the Borrower, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts. The failure to give any such notice, with respect to a particular event, within the time frame specified in Section 2.13, shall not release or diminish any of the Borrower’s obligations to pay additional amounts pursuant to this Section 2.10(c) for amounts accrued or incurred after the date of such notice with respect to such event.

(d)    This Section 2.10 shall not apply to Taxes to the extent (i) described in the last parenthetical in Section 2.10(a)(ii) or (ii) duplicative of Section 4.04.

SECTION 2.11    Compensation for Losses. If (a) any payment of principal of a SOFR Loan is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such SOFR Loan as a result of a payment or conversion pursuant to Sections 2.05, 2.06, 2.10, 4.01 or 4.02, as a result of acceleration of the maturity of the Loans pursuant to Article X or for any other reason, (b) any Borrowing of SOFR Loans is not made as a result of a withdrawn Notice of Borrowing (except with respect to a revocation as provided in Section 2.10), (c) any ABR Loan is not converted into a SOFR Loan as a result of a withdrawn Notice of Conversion or Continuation, (d) any SOFR Loan is not continued as a SOFR Loan as a result of a withdrawn Notice of Conversion or Continuation or (e) any prepayment of principal of a SOFR Loan is not made as a result of a withdrawn notice of prepayment pursuant to Sections 4.01 or 4.02, the Borrower shall, after receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue, failure to prepay, reduction or failure to reduce, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such SOFR Loan.

SECTION 2.12    Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii) or that requires the Borrower to pay any Non-Excluded Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.04 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to (i) designate or assign its rights and transfer its obligations hereunder to another lending office, branch or affiliate for any Loans affected by such event or (ii) file any certificate or document reasonably requested in writing by the Borrower; provided that such designation is made on such terms that, in the judgment of such Lender, such Lender and its lending office suffer no economic, legal or regulatory disadvantage, and would eliminate or reduce the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Sections 2.10 or 4.04. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

SECTION 2.13    Notice of Certain Costs. Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Sections 2.10 or 2.11 is given by any Lender more than one hundred eighty (180) days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, Tax or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Sections 2.10 or 2.11, as the case may be, for any such amounts incurred or accruing prior to the giving of such notice to the Borrower.

SECTION 2.14    Defaulting Lenders.

(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 12.01.

(ii)    Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 4.02(c) or Article X or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 12.09), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy such Defaulting Lender’s potential future funding with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.14(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)    Certain Fees. That Defaulting Lender shall not be entitled to receive any Fees set forth in Section 3.01 for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such Fees that otherwise would have been required to have been paid to that Defaulting Lender).

(iv)    Responsibility. The failure of any Defaulting Lender to make any Loan, or to fund any purchase of any participation to be made or funded by it, or to make any payment required by it under any Credit Document on the date specified therefor shall not relieve any other Lender of its obligations to make such loan, fund the purchase of any such participation, or make any other such required payment on such date, and neither Agent nor, other than as expressly set forth herein, any other Lender shall be responsible for the failure of any Defaulting Lender to make a loan, fund the purchase of a participation or make any other required payment under any Credit Document.

(b)    Defaulting Lender Cure. Once the Defaulting Lender has cured such default in a manner reasonably satisfactory to the Administrative Agent and the Borrower, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to a Lender that is not a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 2.15    Benchmark Replacement Setting.

(a)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Credit Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.

(b)    Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document.

(c)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.15(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.15, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Credit Document, except, in each case, as expressly required pursuant to this Section 2.15.

(d)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Credit Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)    Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.

(f)    Tax Consequences. The parties hereto acknowledge and agree that the establishment of any Benchmark Replacement (together with any necessary or related changes, including Conforming Changes) is intended to not result in a deemed exchange for U.S. federal income tax purposes of any Obligation of any Loan Party under any Loan Document.

ARTICLE III

Fees and Commitment Terminations

SECTION 3.01    Fees. The Borrower agrees to pay to the Administrative Agent, all Fees as set forth in the Fee Letter, and at the times and in the amounts specified therein.

SECTION 3.02    Mandatory Termination of Commitments.

(a)    The Closing Date Term Loan Commitments shall terminate upon the making of the Closing Date Term Loans on the Closing Date.

(b)    Any unfunded Delayed Draw Term Loan Commitment shall terminate at 5:00 p.m. on the Delayed Draw Term Loan Termination Date.

ARTICLE IV

Payments

SECTION 4.01    Voluntary Prepayments and Optional Commitment Reductions.

(a)    The Borrower shall have the right to voluntarily prepay Term Loans, subject to the payment of the Applicable Prepayment Premium (if applicable), in whole or in part from time to time.

(b)    Upon the giving of a notice of prepayment, the principal amount of Loans specified to be prepaid shall become due and payable on the date specified for such prepayment on the following terms and conditions: (i) the Borrower, shall give the Agents written notice of (A) its intent to make such prepayment, (B) the amount of such prepayment, and (C) in the case of SOFR Loans, the specific Borrowing(s) pursuant to which made, no later than (x) in the case of SOFR Loans, 1:00 p.m. (New York City time) three (3) Business Days prior to, and (y) in the case of ABR Loans, 1:00 p.m. (New York City time) one (1) Business Day prior to the date of such prepayment, and the Administrative Agent shall promptly notify each of the relevant Lenders, as the case may be; (ii) each partial prepayment of any Term

Loans shall be in a multiple of $250,000 and in an aggregate principal amount of at least $500,000; and (iii) any prepayment of SOFR Loans pursuant to this Section 4.01 on any day other than the last day of an Interest Period applicable thereto shall be subject to compliance by the Borrower with the applicable provisions of Section 2.11. Notwithstanding the foregoing, any notice of prepayment shall be revocable (or may be conditional) in the event of a prepayment in connection with a transaction or the occurrence of one or more events specified therein.

(c)    The Borrower may at any time upon at least three (3) Business Days’ (or such shorter period as is acceptable to the Administrative Agent), prior to 1:00 p.m. (New York City time), prior written notice to the Administrative Agent permanently reduce the Delayed Draw Term Loan Commitment, without premium or penalty; provided that such reductions shall be in an amount greater than or equal to $2,500,000 and may be conditioned upon the effectiveness of other credit facilities or acquisitions or the receipt of net proceeds from the issuance of Capital Stock or incurrence of Indebtedness. Except as otherwise permitted hereunder (including pursuant to Sections 2.14, 12.06 or 12.07(b)), all reductions of the Delayed Draw Term Loan Commitment shall be allocated pro rata among all Lenders with a Delayed Draw Term Loan Commitment. Notwithstanding the foregoing, any notice of reduction shall be revocable (or may be conditional) in the event of a reduction in connection with a transaction or the occurrence of one or more events specified therein.

SECTION 4.02    Mandatory Prepayments and Commitment Reductions.

(a)    Term Loan Prepayments.

(i)    No later than five (5) Business Days after the incurrence of any Indebtedness by any Credit Party or any of their respective Subsidiaries (other than Indebtedness permitted under Section 9.01), the Borrower shall prepay the Loans in an amount equal to one hundred percent (100%) of such Net Debt Proceeds plus the Applicable Prepayment Premium, if any, to be applied as set forth in Section 4.02(a)(vi). Nothing in this Section 4.02(a)(i) shall be construed to permit or waive any Default or Event of Default arising from any incurrence of Indebtedness not permitted under the terms of this Agreement.

(ii)    No later than five (5) Business Days after the receipt by any Credit Party or any of their respective Subsidiaries of any proceeds from any Disposition (other than any Disposition permitted under Section 9.04(a), Section 9.04(b), Section 9.04(d) or Section 9.04(e)), the Borrower shall prepay the Loans in an amount equal to one hundred percent (100%) of the Net Disposition Proceeds from such Disposition, only to the extent the aggregate amount of such Net Disposition Proceeds in any fiscal year exceeds $2,000,000 in the aggregate, to be applied as set forth in Section 4.02(a)(vi); provided that the Borrower or its Subsidiaries (as applicable) may, at their option by notice in writing to the Administrative Agent on or prior to the fifth (5th) Business Day after the occurrence of the Disposition giving rise to such Net Disposition Proceeds, (x) within 120 days after such event, (1) consummate a purchase of assets which are used or useful in the business of the Borrower or its Subsidiaries (as applicable) with such Net Disposition Proceeds so long as no Default or Event of Default shall have occurred and be continuing, or (2) enter into a definitive agreement for the purchase of such assets, and (y) in any case within 210 days after such Disposition, the Borrower or such Subsidiary shall have consummated the purchase of such assets with such Net Disposition Proceeds so long as no Default or Event of Default shall have occurred and be continuing, in each case as certified by the Borrower in writing to the Agents at the time of entering into a binding contract to reinvest such Net Disposition Proceeds. Nothing in this Section 4.02(a)(ii) shall be construed to permit or waive any Default or Event of Default arising from any Disposition not permitted under the terms of this Agreement.

(iii)    No later than five (5) Business Days after the receipt by any Credit Party or any of their respective Subsidiaries of any proceeds from any Casualty Event, the Borrower shall prepay the Loans in an amount equal to one hundred percent (100%) of such Net Casualty Proceeds, only to the extent the aggregate amount of such Net Casualty Proceeds in any fiscal year exceeds $2,000,000 in the aggregate, to be applied as set forth in Section 4.02(a)(vi); provided that the Borrower may, at its option by notice in writing to the Administrative Agent no later than the fifth (5th) Business Day after the occurrence of the Casualty Event resulting in such Net Casualty Proceeds, reinvest such Net Casualty Proceeds in assets that are used or useful in the business of the Borrower or its Subsidiaries (as applicable) so long as (x) Borrower or such Subsidiary shall have entered into a definitive agreement for the purchase of assets or property within 120 days following the receipt of such Net Casualty Proceeds and (y) within 210 days after such event, the Borrower or such Subsidiary shall have consummated the purchase of such assets, with the amount of Net Casualty Proceeds unused after such period to be applied as set forth in Section 4.02(a)(vi). Nothing in this Section 4.02(a)(iii) shall be construed to permit or waive any Default or Event of Default arising from, directly or indirectly, any Casualty Event.

(iv)    Substantially concurrently with the receipt of any Subscription Recurring Revenue Cure Amount by any Credit Party or any of their respective Subsidiaries, the Borrower shall prepay the Loans in an amount equal to one hundred percent (100%) of such proceeds plus the Applicable Prepayment Premium, if any, to be applied as set forth in Section 4.02(a)(vi).

(v)    Immediately upon any acceleration of the Maturity Date of any Loans pursuant to Section 10.02, the Borrower shall repay all the Loans plus the Applicable Prepayment Premium, if any, unless only a portion of all the Loans is so accelerated (in which case the portion so accelerated plus the Applicable Prepayment Premium, if any, shall be so repaid).

(vi)    Amounts to be applied in connection with prepayments and Commitment reductions made pursuant to Section 4.02 shall be applied, first, to the prepayment of the Term Loans, on a pro rata basis among each Class of Term Loans and within each Class, in direct order of maturity, and second, to the prepayment of any other outstanding Obligations. Each prepayment of the Loans under Section 4.02 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

(vii)    The Borrower shall provide five (5) Business Days’ prior written notice to the Administrative Agent of any mandatory prepayment under this Section 4.02, prior to 1:00 p.m. (New York City time), which notice shall (A) be in writing, (B) specify the amount of the prepayment, (C) set forth the subsection of this Section 4.02 pursuant to which such prepayment is made and (D) may be conditioned upon the effectiveness of other credit facilities or acquisitions or the receipt of net proceeds from the issuance of Capital Stock or incurrence of Indebtedness. Any Lender may elect, by notice to the Administrative Agent at or prior to 2:00 p.m. (New York City time) at least one (1) Business Day prior to such prepayment date, and in the manner specified by the Administrative Agent, any prepayment of Term Loans is required to be made by the Borrower pursuant to this Section 4.02(a), to decline all of its applicable portion of such prepayment (provided if any Lender fails to provide notice by such aforementioned time, then such Lender shall be deemed to have accepted its applicable portion of such prepayment), in which case such declined amounts may be retained by the Borrower.

(b)    Application to Term Loans. With respect to each prepayment of Term Loans elected by the Borrower pursuant to Section 4.01(b) or required by Section 4.02, the Borrower may designate the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made; provided that the Borrower shall pay any amounts, if any, required to be paid pursuant to Section 2.11 with respect to prepayments of SOFR Loans made on any date other than the last day of the applicable Interest Period. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11. Each such prepayment shall be accompanied by all accrued interest on the Loans so prepaid, through the date of such prepayment, as set forth herein.

(c)    Application of Collateral Proceeds. Notwithstanding anything to the contrary in Section 4.01 or this Section 4.02, all proceeds of Collateral received by any Agent pursuant to the exercise of remedies against the Collateral after the occurrence of an Event of Default that is continuing, and all payments received by any Agent upon and after the acceleration of any of the Obligations in accordance with the terms hereof shall be, subject to the provisions of Section 2.14, applied as set forth in this clause (c), as follows (subject to adjustments pursuant to any agreements entered into among the Lenders):

(i)    first, to pay any costs and expenses of the Agents and fees then due to the Agents under the Credit Documents, and any indemnities then due to any Agent under the Credit Documents, until paid in full,

(ii)    second, to pay any fees or premiums then due to any of the Lenders under the Credit Documents until paid in full,

(iii)    third, ratably to pay any costs or expense reimbursements of Lenders and indemnities then due to any of the Lenders under the Credit Documents until paid in full,

(iv)    fourth, ratably to pay interest due in respect of the outstanding Term Loans until paid in full,

(v)    fifth, ratably to pay the outstanding principal balance of the Term Loans until the Term Loans are paid in full,

(vi)    sixth, to pay any other Obligations, and

(vii)    seventh, to the Borrower or such other Person entitled thereto under Applicable Law.

SECTION 4.03    Payment of Obligations; Method and Place of Payment.

(a)    The obligations of the Borrower hereunder and under each other Credit Document are not subject to counterclaim, set-off, rights of rescission, or any other defense. Subject to Section 4.04, and except as otherwise specifically provided herein, all payments under this Agreement shall be made by the Borrower, without set-off, rights of rescission, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Secured Parties entitled thereto not later than 2:00 p.m. (New York City time) on the date when due and shall be made in immediately available funds in Dollars to the Administrative Agent, and any amounts received after such time on such date may, in Administrative Agent’s sole discretion, be deemed received on such date for purposes of determining whether an Event of Default has occurred (provided that such amounts may be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon to the extent specified in Section 4.03(b)). The Administrative Agent will thereafter cause to be promptly distributed like funds relating to the payment of principal or interest or Fees ratably to the Secured Parties entitled thereto.

(b)    For purposes of computing interest or fees, any payments under this Agreement that are made later than 2:00 p.m. (New York City time), may, in Administrative Agent’s sole discretion, be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall continue to accrue during such extension at the applicable rate in effect immediately prior to such extension.

SECTION 4.04    Taxes.

(a)    Subject to the following sentence, all payments made by or on behalf of the Borrower or any other Credit Party under this Agreement or any other Credit Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes other than to the extent required by Applicable Law. If any Taxes are required to be deducted or withheld from any amounts payable under this Agreement or any other Credit Document, the applicable Credit Party or the Administrative Agent shall timely make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is a Non-Excluded Tax, such Credit Party shall increase the amounts payable to such Agent or such Lender to the extent necessary so that after such deduction or withholding for Non-Excluded Taxes has been made (including such deductions and withholdings for Non-Excluded Taxes applicable to additional amounts payable hereunder) such Agent or such Lender receives an amount equal to the sum it would have received had no such deduction or withholding for non-Excluded Taxes been made.

(b)    Whenever any Taxes are paid by any Credit Party pursuant to this Section 4.04, as soon as practicable thereafter, such Credit Party shall send to the Administrative Agent on its own behalf or on behalf of a Lender, as the case may be, a certified copy of an original official receipt or a copy of the return reporting such payment (or other evidence within the possession of such Credit Party or obtainable with reasonable diligence and acceptable to the Administrative Agent, acting reasonably) received by such Credit Party showing payment thereof.

(c)    The Borrower shall indemnify the Agents and the Lenders for any Non-Excluded Taxes, plus any Non-Excluded Taxes imposed or asserted on or attributable to amounts payable under this Section, that are paid by any Agent or any Lender within ten (10) days after written demand therefor, whether or not such Non-Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)    The applicable Credit Party shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law or at the option of the Administrative Agent timely reimburse it for the payment of any Other Taxes.

(e)    Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Non-Excluded Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Non-Excluded Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.06(c)(ii) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)    Each Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and Administrative Agent, at the time or times reasonably requested by the Borrower or Administrative Agent, such properly completed and executed documentation and such other reasonably requested information by the Borrower and Administrative Agent as will permit the Borrower and Administrative Agent or the relevant Lender, as the case may be, to determine (A) whether or not payments made hereunder or under any other Credit Document are subject to withholding Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable withholding Taxes in respect of all payments to be made to such Lender pursuant to the Credit Documents or otherwise to establish such Lender’s status for withholding Tax purposes in the applicable jurisdiction. In addition, any Lender, if reasonably requested by the Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 4.04(f)(i), (ii), and (iv)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Without limiting the generality of the foregoing:

(i)    Each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(ii)    Each Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) two (2) copies, properly completed and executed, of either (A) in the case of Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, United States Internal Revenue Service Form W-8BEN or W-8BEN-E (together with a certificate representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder of the Borrower (within the meaning of Section 871(h)(3)(B) of the Code) and is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “Tax Compliance Certificate”)), (B) Internal Revenue Service Form W-8BEN or W-8BEN-E, Form W-8IMY (including any attachments thereto) or Form W-8ECI, (C) to the extent a Non-U.S. Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W 8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-2 or Exhibit B-3, IRS Form W-9, or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a Tax Compliance Certificate substantially in the form of Exhibit B-4 on behalf of each such direct and indirect partner;

(iii)    any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made;

(iv)    if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment and solely for purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement;

(v)    each Lender shall deliver to the Borrower and the Administrative Agent two (2) copies of any such form or certification (or any applicable successor form) updated to reflect current information promptly upon the obsolescence or invalidity of any form previously delivered by such Lender pursuant to clauses (i) through (iv) above; and

(vi)    notwithstanding any other provision of Section 4.04(f), a Non-U.S. Lender shall not be required to deliver any form pursuant to Section 4.04(f) that such Non-U.S. Lender is not legally able to deliver.

(g)    If any Lender or any Agent determines, in its sole discretion exercised in good faith, that it has received a refund of a Tax for which an additional payment has been made by the Borrower pursuant to this Section 4.04 or Section 12.05 of this Agreement, then such Lender or such Agent, as the case may be, shall reimburse the applicable Borrower for such amount (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 4.04 and Section 12.05 with respect to the Tax giving rise to such refund), net of all reasonable and documented out-of-pocket expenses of such Agent or such Lender (including any Taxes imposed on the receipt of such refund) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Borrower, upon the request of such Agent or such Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or such Lender in the event such Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any Agent or any Lender to make available its tax returns (or any other information relating to its Taxes which it deems confidential) to such Borrower or any other Person.

(h)    [Reserved].

(i)    [Reserved].

(j)    If the Administrative Agent is a “United States person” within the meaning of Section 7701(a)(30) of the Code, then it shall, on or prior to the Closing Date (or, in the case of a successor Administrative Agent, on or before the date on which it becomes the Administrative Agent hereunder), provide the Borrower with a properly completed and duly executed copy of IRS Form W-9 confirming that the Administrative Agent is exempt from U.S. federal backup withholding. If the Administrative Agent is not a “United States person” within the meaning of Section 7701(a)(30) of the Code, then it shall, on or prior to the Closing Date (or, in the case of a successor Administrative Agent, on or before the date on which it becomes the Administrative Agent hereunder), provide the Borrower with, (i) with respect to payments made to the Administrative Agent for its own account, a properly completed and duly executed IRS Form W-8ECI (or other applicable IRS Form W-8), and (ii) with respect to payments made to the Administrative Agent on behalf of any Lender, a properly completed and duly executed IRS Form W-8IMY, confirming in the case of each of clauses (i) and (ii) above that it is entitled to receive such payments without U.S. federal withholding, provided that the Administrative Agent shall not be required to deliver any documentation pursuant to this Section 4.04(j) that it is not legally eligible to deliver as a result of any change in, or in the interpretation by any Governmental Authority of, any applicable law occurring after the Closing Date. In such event, the Administrative Agent shall be subject to substantially the same requirements as set forth in Section 2.12 and Section 12.07.

(k)    [Reserved].

(l)    Each party’s obligations under this Section 4.04 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

SECTION 4.05    Computations of Interest and Fees.

(a)    All interest and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days. Payments due on a day that is not a Business Day shall (except as otherwise required by Section 2.09(c)) be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees in connection with that payment.

(b)    Fees shall be calculated on the basis of a 360-day year for the actual days elapsed (including the first day but excluding the last day).

SECTION 4.06    Applicable Prepayment Premium. Upon the occurrence of an Applicable Prepayment Premium Trigger Event, the Borrower shall pay to the Administrative Agent, for the account of the Lenders, the Applicable Prepayment Premium. Without limiting the generality of the foregoing, Section 4.01 or Section 4.02, and notwithstanding anything to the contrary in this Agreement or any other Credit Document, it is understood and agreed that if the Obligations are accelerated as a result of the occurrence and continuance of any Event of Default (including by operation of law or otherwise), the Applicable Prepayment Premium, if any, determined as of the date of acceleration, will also be due and payable and will be treated and deemed as though all outstanding Term Loans were prepaid as of such date and shall constitute part of the Obligations for all purposes herein. Any Applicable Prepayment Premium payable in accordance with this Section 4.06 shall be deemed to be equal to any liquidated damages sustained by the Lenders as the result of the occurrence of the Applicable Prepayment Premium Trigger Event, and the Borrower and the Guarantors agree that it is reasonable under the circumstances currently existing. The Applicable Prepayment Premium, if any, shall also be payable in the event the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. THE BORROWER AND THE GUARANTORS

EXPRESSLY WAIVE THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING APPLICABLE PREPAYMENT PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. The Borrower and the Guarantors expressly agree that (A) the Applicable Prepayment Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (B) the Applicable Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made, (C) there has been a course of conduct between Lenders and the Credit Parties giving specific consideration in this transaction for such agreement to pay the Applicable Prepayment Premium, (D) the Credit Parties shall be estopped hereafter from claiming differently than as agreed to in this Section 4.06, (E) their agreement to pay the Applicable Prepayment Premium is a material inducement to the Lenders to provide the Commitments and make the Loans, and (F) the Applicable Prepayment Premium represents a good faith, reasonable estimate and calculation of the lost profits or damages of the Lenders and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Lenders or profits lost by the Lenders as a result of such Applicable Prepayment Premium Trigger Event.

ARTICLE V

Conditions Precedent to Initial Credit Extension

The occurrence of the initial Credit Extension is subject to the satisfaction or waiver of the following conditions precedent on or before the Closing Date:

SECTION 5.01    Credit Documents. The Agents shall have received the following documents, duly executed by an Authorized Officer of each Credit Party and each other relevant party (other than as set forth in Section 6.02):

(a)    this Agreement;

(b)    the Fee Letter;

(c)    the Notice of Borrowing with respect to the Closing Date Term Loans;

(d)    the Security Pledge Agreement;

(e)    a Perfection Certificate;

(f)    an intercompany subordination agreement in form and substance reasonably satisfactory to the Administrative Agent; and

(g)    the other Security Documents agreed among the parties to be delivered on the date hereof.

SECTION 5.02    Collateral. All documents and instruments required to create and perfect the Collateral Agent’s perfected first priority security interests in the Collateral (subject, as to priority, to Permitted Liens) shall have been executed and delivered and if applicable, be in proper form for filing.

SECTION 5.03    Legal Opinion. The Agents shall have received executed legal opinion of Cooley LLP, as counsel to the Credit Parties addressed to the Agents and the Lenders and in form and substance reasonably satisfactory to the Agents.

SECTION 5.04    Secretary’s Certificates. The Agents shall have received a certificate for each Credit Party, dated the Closing Date, duly executed and delivered by such Credit Party’s secretary or assistant secretary, managing member or general partner, as applicable, as to:

(a)    resolutions of each such Person’s board of managers/directors (or other managing body, in the case of a Person that is not a corporation) then in full force and effect expressly and specifically authorizing, to the extent relevant, all aspects of the Credit Documents applicable to such Person and the execution, delivery and performance of each Credit Document, in each case, to be executed by such Person;

(b)    the incumbency and signatures of its Authorized Officers and any other of its officers, managing member or general partner, as applicable, authorized to act with respect to each Credit Document to be executed by such Person; and

(c)    each such Person’s Organization Documents, as amended, modified or supplemented as of the Closing Date, and corporate good standing certificates, each certified by the appropriate officer or official body of the jurisdiction of organization of such Person.

SECTION 5.05    Other Documents and Certificates. The Agents shall have received the certificates of good standing with respect to each Credit Party, each dated within a recent date prior to the Closing Date, such certificates to be issued by the appropriate officer or official body of the jurisdiction of organization of such Credit Party, which certificate shall indicate that such Credit Party is in good standing in such jurisdiction.

SECTION 5.06    Solvency Certificate. The Agents shall have received a Solvency Certificate of a financial officer or other Authorized Officer of the Borrower, on behalf of the Borrower.

SECTION 5.07    Financial Information. The Agents shall have received the following documents and reports (each in form and substance reasonably satisfactory to the Agents):

(a)    the Historical Financial Statements; and

(b)    the Closing Date Projections.

SECTION 5.08    Insurance. The Collateral Agent shall have received (x) a certificate of insurance with respect to each insurance policy required by Section 8.03 and (y) endorsements to the Credit Parties’ liability and property insurance policies naming the Collateral Agent as an additional insured or lender’s loss payee, as applicable, thereunder in accordance with the requirements of Section 8.03.

SECTION 5.09    Lien Searches. The Collateral Agent shall have received customary lien searches (including intellectual property searches) with respect to the Credit Parties indicating no Liens other than Liens permitted under Section 9.02.

SECTION 5.10    Material Adverse Effect. Since January 31, 2022, there has not been any event or series of events which has had a Material Adverse Effect.

SECTION 5.11    Fees and Expenses. Concurrently with the initial funding under this Agreement, the Administrative Agent and each Lender shall have received, for its own respective account, (a) all fees and out-of-pocket expenses due and payable to such Person under the Fee Letter, and (b) the reasonable fees, costs and out-of-pocket expenses due and payable to such Person pursuant to Sections 3.01 and 12.05 for which invoices have been presented at least two (2) Business Days prior to the Closing Date.

SECTION 5.12    Patriot Act Compliance and Reference Checks.

(a)    The Administrative Agent shall have received all documentation and information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, at least five (5) days prior to the Closing Date to the extent requested by the Collateral Agent at least ten (10) days prior to the Closing Date, including, without limitation, duly executed IRS Form W-9 for each of the Credit Parties.

(b)    To the extent a Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Administrative Agent shall have received such Beneficial Ownership Certification at least three (3) Business Days prior to the Closing Date.

SECTION 5.13    Closing Certificate. The Agents shall have received a certificate from the Borrower, dated the Closing Date, duly executed and delivered by an Authorized Officer, certifying that, after giving effect to the funding of the Term Loans on the date hereof, the conditions set forth in Sections 5.10 and 6.01(a) have been satisfied.

ARTICLE VI

Additional Conditions Precedent

SECTION 6.01    Conditions Precedent to all Credit Extensions.

(a)    No Default; Representations and Warranties. The agreement of each Lender to make any Loan requested to be made by it on any date (for the avoidance of doubt, other than a conversion of Loans to another Type or interest period or the continuation of ABR or SOFR Loans) on any date is subject to the satisfaction or waiver of the following conditions precedent that at the time of each such Credit Extension and also immediately after giving effect thereto: (i) no Default or Event of Default shall have occurred and be continuing, and (ii) all representations and warranties made by each Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects (without duplication of materiality qualifiers) in each case with the same effect as though such representations and warranties had been made on and as of the date of such Credit Extension (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date). The acceptance of the benefits of each Credit Extension shall constitute a representation and warranty by each Credit Party to each of the Lenders that all the applicable conditions specified above exist as of that time.

Each Credit Extension (other than a conversion of Loans to another Type or interest period or the continuation of ABR or SOFR Loans) shall be deemed to constitute a representation and warranty by the Borrower on the date of such Credit Extension as to the applicable matters specified in paragraph (a) of this Section 6.01.

(b)    Notice of Borrowing. Prior to the making of each Term Loan, the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.03.

Solely for purposes of determining whether the conditions set forth in Article V and this Section 6.01 have been satisfied in respect of the initial Credit Extensions made on the Closing Date, the Agents and each Lender party hereto shall be deemed to have consented to, approved, accepted or be reasonably satisfied with any document delivered prior to such Credit Extension or other matter (in each case, for which such consent, approval, acceptance or satisfaction is expressly required by Article V or Section 6.01, as applicable) by releasing its signature page to this Agreement.

SECTION 6.02    Post-Closing Obligations. The Borrower hereby agrees to take each of the actions described on Schedule 6.02 attached hereto, in each case in the manner and by the dates set forth thereon, or such later dates as may be agreed to by each Agent, in its sole discretion.

ARTICLE VII

Representations, Warranties and Agreements

In order to induce the Lenders to enter into this Agreement and make the Loans as provided for herein, the Credit Parties make each of the following representations and warranties, and agreements with, the Lenders and the Agents on the Closing Date and on the date of each Notice of Borrowing and as otherwise specified in this Agreement or any other Credit Document:

SECTION 7.01    Corporate Status. Each Credit Party (a) is a duly organized or formed and validly existing corporation or other registered entity in good standing (to the extent such concept is applicable) under the laws of the jurisdiction of its organization and has the requisite corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (b) has duly qualified and is authorized to do business and is in good standing (to the extent such concept is applicable) in all jurisdictions where required by the conduct of its business or the ownership of assets except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

SECTION 7.02    Corporate Power and Authority. Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. Each Credit Party has duly executed and delivered the Credit Documents and all such documents constitute the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law).

SECTION 7.03    No Violation. None of the execution, delivery and performance by any Credit Party of the Credit Documents to which it is a party and compliance with the terms and provisions thereof will (i) contravene any applicable provision of any Applicable Law of any Governmental Authority in any material respect, (ii) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of any Credit Party (other than Liens created under the Credit Documents) pursuant to, (A) the terms of any indenture, loan agreement, lease agreement, mortgage or deed of trust, or (B) any other Contractual Obligation, in the case of either clause (A) and clause (B) to which any Credit Party is a party or by which it or any of its property or assets is bound, or (iii) violate any provision of the Organization Documents of any Credit Party, except with respect to any conflict, breach or contravention or default (but not creation of Liens) referred to in clause (ii), to the extent that such conflict, breach, contravention or default would not reasonably be expected to have a Material Adverse Effect.

SECTION 7.04    Litigation, Labor Controversies, etc. There is no pending or, to the knowledge of any Credit Party, threatened in writing, (x) litigation, action or proceeding, (y) unfair labor practice complaint before the National Labor Relations Board, grievance or arbitration proceeding arising out of or under any collective bargaining agreement, or (z) strikes, lockouts or slowdowns, in each case, against the Credit Parties or any of their respective Subsidiaries or against any of their businesses, operations or properties (a) that would reasonably be expected to have a Material Adverse Effect, or (b) which purports to affect the legality, validity or enforceability of any Credit Document or the transactions contemplated thereby.

SECTION 7.05    Use of Proceeds; Regulations U and X. The proceeds of the Loans are intended to be and shall be used solely for the purposes set forth in and permitted by Section 8.12. No Credit Party is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U), and no proceeds of any Credit Extension will be used to purchase or carry margin stock or otherwise for a purpose which violates, or would be inconsistent with Regulation U or Regulation X.

SECTION 7.06    Approvals, Consents, etc. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other Person, and no consent or approval under any material contract or instrument (other than (a) those that have been duly obtained or made and which are in full force and effect, or if not obtained or made would not reasonably be expected to have a Material Adverse Effect, (b) the filing of UCC financing statements, and (c) for Intellectual Property registered or issued in the United States that is Collateral, filings in the United States Patent and Trademark Office and United States Copyright Office) is required for the due execution, delivery or performance by any Credit Party of any Credit Document to which it is a party; provided, however, the foregoing does not apply to Intellectual Property that is Collateral arising under the laws of any jurisdiction outside of the United States. There does not exist any judgment, order, injunction or other restraint issued or, to the knowledge of any Credit Party, filed with respect to the transactions contemplated by the Credit Documents, the making of any Credit Extension or the performance by the Credit Parties or any of their respective Subsidiaries of their Obligations under the Credit Documents.

SECTION 7.07    Investment Company Act. No Credit Party is, or will be after giving effect to the transactions contemplated under the Credit Documents, required to be registered as an “investment company”, within the meaning of the Investment Company Act.

SECTION 7.08    Accuracy of Information. None of the factual written information and data (taken as a whole and excluding any projections, estimates and other forward-looking statements and general economic and industry information) at any time furnished by any Credit Party, any of their respective Subsidiaries or any of their respective authorized representatives in writing to any Agent or any Lender (including all factual information contained in the Credit Documents) for purposes of or in connection with this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary to make such information and data (taken as a whole) not materially misleading; provided that to the extent such information, report, financial statement, or other factual information or data was based upon or constitutes a forecast or projection or other forward looking information (including the Closing Date Projections), each of the Credit Parties represents only that it acted in good faith and utilized assumptions believed by it to be reasonable at the time such forecasts, projections or information was made available by a Credit Party to any Agent or any Lender. The Agents and Lenders acknowledge that such forecasts, projections and other forward looking information are not to be viewed as facts and are not a guarantee of financial performance, are subject to significant uncertainties and contingencies, which may be beyond the control of the Credit Parties, that no assurance is given by any Credit Party that the results forecasted in any such projections will be realized, and that actual results covered by such forecasts, projections and other forward looking information may differ from the projected results and that such differences may be material. As of the Closing Date, the information included in each Beneficial Ownership Certification provided on or prior to the Closing Date in connection with this Agreement is true and correct in all respects.

SECTION 7.09    Financial Condition; Financial Statements. The Historical Financial Statements present fairly in all material respects the financial position and results of operations of the

Borrower and its Subsidiaries, at the respective dates of such information and for the respective periods covered thereby subject in the case of unaudited financial information, to changes resulting from normal year end audit adjustments and the absence of footnotes. The Historical Financial Statements and all of the balance sheets, all statements of income and of cash flow and all other financial information furnished pursuant to Section 8.01 that is required to be prepared in accordance with GAAP have been and will for all periods following the Closing Date be prepared in accordance with GAAP consistently applied throughout the period covered thereby, subject in the case of unaudited financial information, to changes resulting from normal year end audit adjustments and the absence of footnotes. All of the financial information described in the immediately preceding sentence furnished pursuant to Section 8.01 will, when furnished, present fairly in all material respects the financial position and results of operations of the Borrower and its Subsidiaries at the respective dates of such information and for the respective periods covered thereby, subject in the case of unaudited financial information, to changes resulting from normal year end audit adjustments and the absence of footnotes.

SECTION 7.10    Tax Returns and Payments. Each Credit Party has filed all applicable U.S. federal income and all other material Tax returns, domestic and foreign, required to be filed by them and has timely paid all federal income and other material Taxes and assessments payable by them that have become due and payable, other than those being contested in good faith by appropriate proceedings with respect to which such Credit Party has maintained adequate reserves in accordance with GAAP. Each Credit Party and its Subsidiaries has paid, or has provided adequate reserves (in the good faith judgment of the management of the Credit Parties) in accordance with GAAP for the payment of, all applicable U.S. federal income and material state and foreign income Taxes applicable for all prior fiscal years and for the current fiscal year. No Tax Lien has been filed, and, to the knowledge of any Credit Party, no material claim is being asserted, with respect to any such Tax (other than in respect of Taxes not yet due and payable or that are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been maintained).

SECTION 7.11    Compliance with ERISA. Except as would not reasonably be expected to result in a material liability to any of the Credit Parties, (i) Each Plan is in compliance in all respects with ERISA, the Code and any Applicable Law; (ii) no Reportable Event has occurred (or is reasonably likely to occur) with respect to any Plan; (iii) no Multiemployer Plan is insolvent or in endangered or critical status within the meaning of Section 432 of the Code or 4245 of Title IV of ERISA, as applicable (or is reasonably likely to be insolvent), and no written notice of any such insolvency has been given to any of the Credit Parties, any of their respective Subsidiaries or any ERISA Affiliate; (iv) no Plan is, or is reasonably expected to be, in “at risk” status (as defined in Section 430 of the Code or Section 303 of ERISA); (v) no Plan has failed to satisfy the minimum funding standard of Section 412 of the Code or Section 302 of ERISA (whether or not waived in accordance with Section 412(c) of the Code or Section 302(c) of ERISA) (or is reasonably likely to do so); (vi) no failure to make any required installment under Section 430(j) of the Code with respect to any Plan or any failure of a Credit Party, any of their respective Subsidiaries or any ERISA Affiliate to make any required contribution to a Multiemployer Plan when due has occurred; (vii) none of the Credit Parties, any of their respective Subsidiaries or any ERISA Affiliate has incurred (or is reasonably expected to incur) any liability to or on account of a Plan or a Multiemployer Plan pursuant to Section 4062, 4063, 4064, 4069, 4201, 4204, or 4205 of ERISA or has been notified in writing that it will incur any liability under any of the foregoing Sections with respect to any Plan or Multiemployer Plan; and (viii) no proceedings have been instituted (or are reasonably likely to be instituted) to terminate any Plan or to appoint a trustee to administer any Plan, and no written notice of any such proceedings has been given to any of the Credit Parties, any of their respective Subsidiaries or any ERISA Affiliate. No Lien imposed under the Code or ERISA on the assets of any of the Credit Parties, any of their respective Subsidiaries or any ERISA Affiliate on account of a Plan or Multiemployer Plan exists (or is reasonably likely to exist) nor have the Credit Parties, any of their respective Subsidiaries or any ERISA Affiliate been notified in writing that such a Lien will be imposed on the assets of any of the Credit Parties, any of their respective Subsidiaries or any ERISA Affiliate on account of any Plan or Multiemployer Plan. Except as would not reasonably be expected to have a Material Adverse Effect, no Plan has an Unfunded Current Liability. Except as would not reasonably be expected to have a Material Adverse Effect, no liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA has been, or is reasonably expected to be, incurred by any Credit Party, any of their respective Subsidiaries or any ERISA Affiliate.

SECTION 7.12    Subsidiaries and Joint Ventures.

(a)    As of the Closing Date none of the Credit Parties has any Subsidiaries or Joint Ventures other than the Subsidiaries and Joint Ventures listed on Schedule 7.12, and on any date thereafter, none of the Credit Parties has any Subsidiaries or Joint Ventures other than the Subsidiaries and Joint Ventures listed on Schedule 7.12, including any updates made thereto pursuant to and in accordance with Section 8.01(d) or otherwise by written notice to the Administrative Agent. On the Closing Date, Schedule 7.12 provides a summary capitalization table showing the aggregate fully diluted capitalization of Borrower.

(b)    As of the Closing Date none of the Credit Parties has any Material Subsidiaries, expect for the Subsidiaries designated as such on Schedule 7.12. At any time after the Closing Date, none of the Credit Parties has any Material Subsidiaries other than Material Subsidiaries listed on Schedule 7.12, including any updates made thereto pursuant to and in accordance with Section 8.01(d) or otherwise by written notice to the Administrative Agent.

(c)    As of the Closing Date, except as disclosed on Schedule 7.12, there are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to Capital Stock of any Credit Party or Subsidiary thereof.

SECTION 7.13    Intellectual Property; Licenses, etc. Each Credit Party owns, or possesses the right to use, all of the material Intellectual Property used in the operation of their respective businesses. No Credit Party, in the operation of its business, infringes upon any Intellectual Property rights held by any other Person that would reasonably be expected to result in a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, no claim or litigation regarding any of the foregoing is pending or, to the best knowledge of such Credit Party threatened in writing.

SECTION 7.14    Environmental Warranties.

(a)    Except as would not reasonably be expected to have a Material Adverse Effect, (i) the Credit Parties and each of their respective Subsidiaries are in compliance with all Environmental Laws applicable to them in all jurisdictions in which the Credit Parties or such Subsidiary, as the case may be, are currently doing business (including having obtained all material permits required under Environmental Laws) and (ii) none of the Credit Parties or any of their respective Subsidiaries has become subject to any pending Environmental Claim or any other liability under any Environmental Law or, to the knowledge of such Credit Party, threatened Environmental Claim or any other liability under any Environmental Law.

(b)    None of the Credit Parties or any of their respective Subsidiaries has treated, stored, transported, released or disposed of Hazardous Materials at or from any currently or formerly owned Real Property or facility relating to its business in violation of applicable Environmental Law in a manner that would reasonably be expected to have a Material Adverse Effect.

SECTION 7.15    Ownership of Properties. As of the Closing Date, Schedule 7.15 including any updates made thereto pursuant to and in accordance with Section 8.01(d) or otherwise by written notice to the Administrative Agent, is a list of all of the Real Property owned or leased by any of the Credit Parties, indicating in each case whether the respective property is owned or leased, the identity of the owner or lessor and the location of the respective property. Each Credit Party owns (a) in the case of owned Real Property, good, indefeasible and marketable fee simple title to such Real Property, (b) in the case of owned tangible personal property, good and valid title to such personal property, and (c) in the case of leased Real Property, valid leasehold interests in such leased property, in each case except for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, in each case, free and clear in each case of all Liens, except for Permitted Liens.

SECTION 7.16    No Default. None of the Credit Parties or any of their respective Subsidiaries is in default under or with respect to, or a party to, any Contractual Obligation that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

SECTION 7.17    Solvency. On the Closing Date, after giving effect to the Closing Date Term Loans and the use of proceeds thereof, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

SECTION 7.18    Security Documents. The Security Pledge Agreement, upon execution and delivery thereof by the parties thereto, will be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable first priority (subject only to Permitted Liens which, under Applicable Law or pursuant to the terms of this Agreement, are permitted to have priority over Collateral Agent’s Liens thereon) security interest in the Collateral described therein and proceeds thereof, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law). In the case of the Pledged Stock described in the Security Pledge Agreement, when stock certificates representing such Pledged Stock are delivered to the Collateral Agent, and in the case of the other Collateral described in the Security Pledge Agreement, when financing statements and other filings specified on Schedule 7.18 in appropriate form are filed in the offices specified on Schedule 7.18, the Security Pledge Agreement shall constitute a fully perfected Lien on, and first priority (subject only to Permitted Liens which, under Applicable Law or pursuant to the terms of this Agreement, are permitted to have priority over Collateral Agent’s Liens thereon) security interest in, all right, title and interest of the Credit Parties in such Collateral and the proceeds thereof, in each case, to the extent perfection may be achieved by such deliveries and such filings.

SECTION 7.19    Compliance with Laws; Authorizations. Each Credit Party and each of its Subsidiaries (a) is in compliance with all Applicable Laws and (b) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted except, in the case of each of clauses (a) and (b), to the extent that failure to do so would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 7.20    No Material Adverse Effect. Since January 31, 2022, there has been no Material Adverse Effect.

SECTION 7.21    Contractual or Other Restrictions. Except as permitted by Section 9.10, no Credit Party or any of their respective Subsidiaries is a party to any agreement or arrangement that prohibits its ability to pay dividends to, or otherwise make Investments in or other payments to any Credit Party, that prohibits its ability to grant Liens in favor of the Collateral Agent or that otherwise limits its ability to perform the terms of the Credit Documents.

SECTION 7.22    Data Security and Privacy.

(a)    Each Credit Party and its Subsidiaries is, and at all relevant times since January 31, 2022, has been, in compliance in all material respects with (i) all applicable Data Protection Laws, including but not limited to the GDPR, where applicable and any other applicable laws relating to cross-border transfers of Personal Data; (ii) all applicable contractual obligations concerning data privacy and data security relating to Personal Data in the possession or control of a Credit Party or a Subsidiary or maintained by third party processors on behalf of such Credit Party or Subsidiary and having access to such information under contracts (or portions thereof) to which a Credit Party or a Subsidiary is a party; and (iii) all applicable data transfer agreements and data processing agreements, including the EU standard contractual clauses, to which a Credit Party or a Subsidiary is a party (collectively, “Privacy Agreements”).

(b)    Each Credit Party and its Subsidiaries is, and at all relevant times since January 31, 2022, has been, in compliance in all material respects with all applicable written internal and public-facing binding privacy policies and notices of the Credit Parties and its Subsidiaries regarding the collection, retention, use, processing, disclosure and distribution of Personal Data by the Credit Parties or their Subsidiaries (collectively, the “Privacy Policies”), and the Privacy Policies have been maintained to be consistent in all material respects with the actual practices of each Credit Party and its Subsidiaries. The Privacy Policies contemplate the Credit Parties’ and its Subsidiaries’ current uses of the Personal Data.

(c)    Each Credit Party and its Subsidiaries has in place, maintains, and complies with, a comprehensive written information security program (“Security Program”) that (i) complies in all material respects with all applicable Data Protection Laws, applicable Privacy Policies, and applicable Privacy Agreements, and (ii) includes and incorporates commercially reasonable administrative, technical, organization, and physical security procedures and measures designed to preserve the security and integrity of any Personal Data and any data marked or reasonably understood to be sensitive or confidential information or data related to each Credit Party and its Subsidiaries (collectively, “Company Sensitive Information”) in the Credit Parties’ or its Subsidiaries’ possession or control and to protect such Company Sensitive Information against unauthorized or unlawful processing, access, acquisition, use, theft, interruption, modification, disclosure, loss, destruction or damage.

(d)    Since January 31, 2022, to the knowledge of the Credit Parties, there has been (i) no actual, suspected or alleged material incidents of unauthorized access, use, intrusion, disclosure or breach of the security of any information technology systems owned or controlled by a Credit Party or a Subsidiary or any of their contractors, and (ii) no actual, suspected or alleged material incidents of unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Company Sensitive Information.

(e)    Each Credit Party and each of its Subsidiaries has a valid and legal right (whether contractually, by Applicable Law or otherwise) to access or use all Personal Data that is accessed and used by or on behalf of a Credit Party or a Subsidiary in connection with the sale, use and/or operation of their products, services and businesses.

(f)    Neither any Credit Party nor any Subsidiary has received any, nor to the knowledge of the Credit Parties are there any material pending, written complaints, claims, demands, inquiries, proceedings, or other notices that could reasonably be expected to result in an investigation or other legal proceeding, including any notices of any investigation or other legal proceedings, regarding a Credit Party or a Subsidiary, initiated by (i) any Person; (ii) any Governmental Authority, including the United States Federal Trade Commission, a state attorney general, data protection authority or similar state official, or a supervisory authority; or (iii) any self-regulatory authority or entity, alleging that any activity of a Credit Party or a Subsidiary: (1) is in violation of any applicable Data Protection Laws, (2) is in violation of any

Privacy Agreements, (3) is in violation of any Privacy Policies, (4) is otherwise in violation of any person’s privacy, personal or confidentiality rights, or (5) otherwise constitutes an unfair, deceptive, abusive or misleading trade practice, in each case in any material respect.

SECTION 7.23    Collective Bargaining Agreements. No Credit Party or its Subsidiaries is party to any collective bargaining or similar agreements between or applicable to any Credit Party or any of their respective Subsidiaries and any union, labor organization or other bargaining agent in respect of the employees of any Credit Party or any of their respective Subsidiaries, except as may be required by law in respect of employees outside of the United States.

SECTION 7.24    Insurance. The properties of each Credit Party are insured with financially sound and reputable insurance companies not Affiliates of any Credit Party against loss and damage in such amounts, with such deductibles and covering such risks as are customarily carried by Persons of comparable size and engaged in the same or similar businesses and owning similar properties in the general locations where such Credit Party operates. No Credit Party has received or is aware of any written notice of violation or cancellation of any such insurance policy.

SECTION 7.25    Evidence of Other Indebtedness. As of the Closing Date, the Credit Parties and each of their respective Subsidiaries have no outstanding Indebtedness other than the Loans hereunder and other Indebtedness permitted under Section 9.01.

SECTION 7.26    Deposit Accounts and Securities Accounts. As of the Closing Date, as set forth in Schedule 7.26, and as of any date thereafter, as set forth on Schedule 7.26 including any updates made thereto pursuant to and in accordance with Section 8.01(d) or otherwise by written notice to the Administrative Agent, is a list of all of the deposit accounts and securities accounts maintained by each Credit Party, including, with respect to each bank or securities intermediary at which such accounts are maintained by such Credit Party: (a) the name and location of such Person and (b) the account numbers of the deposit accounts or securities accounts maintained with such Person.

SECTION 7.27    Brokers. As of the Closing Date, there are no brokerage commissions, finder’s fees or investment banking fees payable in connection with the Credit Facility that remain unpaid when due.

SECTION 7.28    Anti-corruption.

(a)    The Credit Parties and each of their Subsidiaries and their respective directors, officers and employees and, to the knowledge of each Credit Party, the agents of each Credit Party and each of their Subsidiaries, are in compliance with the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), and any other applicable Anti-Corruption Laws, in all material respects. None of the Credit Parties or their Subsidiaries, nor to their knowledge, any of their respective officers, directors or employees are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the FCPA or any other applicable Anti-Corruption Laws.

(b)    The Credit Parties and each of their Subsidiaries have instituted and maintain policies and procedures reasonably designed to ensure continued compliance with applicable Sanctions, the FCPA, and any other applicable Anti-Corruption Laws.

No part of the proceeds of any Loan will be used directly or indirectly for any improper payments or for the unlawful transfer of anything of value to any government official, being any officer, employee, or Person acting in an official capacity for or on behalf of a Governmental Authority or instrumentality, including any employee, representative or agent (paid or unpaid) of a state-owned or -controlled entity, a public international organization, political party or organization or official or candidate thereof, or any other Person or entity, in order to improperly obtain, retain, or direct business or obtain any other improper advantage in violation of Anti-Corruption Laws.

SECTION 7.29    Foreign Assets Control Regulations and Anti-Money Laundering. The Credit Parties and each of their Subsidiaries and, to the knowledge of each Credit Party, their respective directors, officers and employees, are and will remain in compliance in all material respects with all applicable U.S. economic sanctions laws, executive orders and implementing regulations as promulgated by the U.S. Treasury Department’s Office of Foreign Assets Control, any other enabling legislation or executive order relating thereto (collectively, “Sanctions”), and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act, the Patriot Act and all regulations issued pursuant to it. No Credit Party and no Subsidiary of a Credit Party (i) is a Person designated by the U.S. government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a U.S. Person cannot deal with or otherwise engage in business transactions, (ii) is a Person who is otherwise the target of U.S. economic sanctions laws such that a U.S. Person cannot deal or otherwise engage in business transactions with such Person, or (iii) is controlled by or acts, directly or indirectly, for or on behalf of, any person or entity on the SDN List or a foreign government that is the target of U.S. economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Credit Document would be prohibited under U.S. law.

SECTION 7.30    Non-Affiliation. (a) No Credit Party and none of their Subsidiaries holds more than 5.0% of the Capital Stock of any GS Entity, (b) no GS Entity holds more than 5.0% of the Capital Stock of any Credit Party or any of their respective Subsidiaries and (c) no proceeds of the Loans will be funded to any GS Entity other than any closing or upfront fees payable to any GS Entity in connection with the Term Loans.

ARTICLE VIII

Affirmative Covenants

The Credit Parties hereby covenant and agree that on the Closing Date and thereafter, until the Total Commitments have terminated and the Loans, together with interest, Fees and all other Obligations incurred hereunder (other than Unasserted Contingent Obligations) are paid in full in cash in accordance with the terms of this Agreement:

SECTION 8.01    Financial Information, Reports, Notices and Information. The Credit Parties will furnish the Administrative Agent (for itself, the Collateral Agent and each Lender) copies of the following financial statements, reports, notices and information:

(a)    [Reserved].

(b)    Quarterly Financial Statements. No later than forty five (45) days after the last day of each fiscal quarter (or sixty (60) days in the case of the last fiscal quarter of a fiscal year) (and promptly, but in no event later than five (5) Business Days after the following items are delivered to the Board of Directors) commencing with the first full fiscal quarter after the Closing Date, a company prepared consolidated balance sheet, income statement and statement of cash flows covering the Credit Parties and each of their Subsidiaries’ operations for such quarter, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year, each in form of presentation reasonably acceptable to the Administrative Agent, certified by an Authorized Officer of the Borrower as fairly presenting in all material respects the financial position and results of operations of the Credit Parties and their Subsidiaries, at the respective dates of such information and for the respective periods covered thereby, and having been prepared in accordance with GAAP, consistently applied, except for the absence of footnotes, and subject to normal year-end adjustments.

(c)    Annual Financial Statements. No later than (i) one hundred eighty (180) days after the last day of the fiscal year ending January 31, 2022, and (ii) one hundred twenty (120) days after the last day of each fiscal year thereafter (and in each case promptly, but in no event later than five (5) Business Days after the following items are delivered to the Board of Directors), audited financial statements of the Borrower and its Subsidiaries prepared in accordance with GAAP, consistently applied, in reasonable detail showing in comparative form the figures for the previous fiscal year, together with an unqualified opinion (except for any such qualification solely with respect to or resulting from an upcoming maturity of the Obligations) on the financial statements from an accounting firm of recognized national standing or any other independent certified public accounting firm reasonably acceptable to the Administrative Agent.

(d)    Compliance Certificates. Concurrently with the delivery of the financial information pursuant to clauses (b) or (c) above (as applicable), a Compliance Certificate, executed by the chief financial officer, treasurer or chief accounting officer of the Borrower, certifying that as of the end of such month, the Credit Parties were in full compliance with all of the terms and conditions of this Agreement; and, if applicable, setting forth calculations (i) showing compliance with the Financial Performance Covenants and stating that no Default or Event of Default has occurred and is continuing (or, if a Default or an Event of Default has occurred, specifying the details of such Default or Event of Default and the actions taken or to be taken with respect thereto) and containing the applicable certifications set forth in Section 7.09 with respect thereto, (ii) updating, as applicable, Schedules 7.12, 7.15 and 7.26, and (iii) including a written supplement substantially in the form of the applicable Schedules to the Security Pledge Agreement with respect to any additional assets and property acquired by any Credit Party after the Closing Date, all in reasonable detail.

(e)    Budget. Within sixty (60) days after the end of each fiscal year of Borrower (and promptly and within five (5) days of any board approved material modification thereto), an annual operating budget, on a consolidated quarterly basis (or on a monthly basis, if presented to the board in such form) (including income statements, balance sheets and cash flow statements, by fiscal quarter (or by month, if applicable)), for the upcoming fiscal year of Borrower, together with any related business forecasts used in the preparation thereof (including Bookings and any other metrics required to measure compliance with Section 9.12).

(f)    Defaults. Promptly after an Authorized Officer of any Credit Party or any of their respective Subsidiaries obtains knowledge thereof, notice from an Authorized Officer of the Borrower of the occurrence of any event that constitutes a Default or an Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action, if any, the applicable Credit Parties propose to take with respect thereto.

(g)    Litigation. Promptly after becoming aware of any legal actions pending or threatened in writing against any Credit Party or any of its Subsidiaries that could reasonably be expected to result in damages or costs to any Credit Party or any of its Subsidiaries of, individually or in the aggregate for all related proceedings, $5,000,000 or more, or of any Credit Party or any of its Subsidiaries taking or threatening (in writing) legal action against any third person with respect to a material claim, and with respect to any such pending action or threatened action, a prompt report of any material development with respect thereto.

(h)    Management Letters. Within ten (10) Business Days after, receipt thereof, copies of all final “management letters” submitted to any Credit Party by the independent public accountants referred to in Section 8.01(c) in connection with each audit made by such accountants.

(i)    Beneficial Ownership Certification. Upon request of Agent and otherwise promptly upon becoming aware thereof, notice of any change in the information provided in the Beneficial Ownership Certification delivered to such Lender that would result in change to the list of beneficial owners identified in such certification.

(j)    Beneficial Ownership. With reasonable promptness, such other information as any Agent on its own behalf or on behalf of any Lender may reasonably request in writing from time to time, for purposes of compliance with the Beneficial Ownership Regulation.

(k)    Bookings and Retention Information. Concurrently with any delivery of financial statements under Sections 8.01(b) and (c), a report of bookings and information relating to retention for the Borrower and its Subsidiaries on a monthly and year to date basis, substantially in the same form as such reports delivered to the Administrative Agent prior to the Closing Date (or otherwise in a form reasonably acceptable to Administrative Agent).

(l)    Other Information and Lender Calls.

(i)    Within ten (10) Business Days of delivery, copies of all material statements, reports and notices generally made available to all the Borrower’s Capital Stock holders.

(ii)    In the event that the Borrower or any Subsidiary becomes subject to the reporting requirements under the Exchange Act, within five (5) days of filing thereof, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, provided that such information shall be deemed to have been delivered on the date on which such information has been posted on Borrower’s website or at http://www.sec.gov.

(iii)    To the extent reasonably requested by the Administrative Agent within five (5) Business Days after the delivery of the financial statements referred to in Sections 8.01(b) and (c), the Borrower shall, within ten (10) Business Days after such delivery, host a conference call or meeting with the Lenders; provided that any such conference call or meeting shall not be required so long as the Borrower hosts a conference call or meeting (in which the Administrative Agent and the Lenders are permitted to participate) for its investors to review its financial results.

(iv)    A copy of each 409A valuation report as to Borrower’s capital stock that the Board of Directors of the Borrower approves after the Closing Date, within five (5) Business Days after approval, and an updated copy of the Borrower’s summary capitalization table together with the next Compliance Certificate delivered showing any material modification to the aggregate fully-diluted capitalization numbers as set forth in the version most recently delivered to the Administrative Agent.

(v)    Together with the next Compliance Certificate due, or upon Administrative Agent’s request, a copy of the material documents entered into by the Borrower or any Subsidiary in connection with the any preferred stock financing consummated after the Closing Date.

SECTION 8.02    Books, Records and Inspections. The Credit Parties will, and will cause each of their respective Subsidiaries to, maintain books of record and account, in which entries that are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Credit Parties or such Subsidiary, as the case may be, so as to present fairly in all material respects the financial position and results of operations of the Borrower and its Subsidiaries, subject to year-end audit adjustments (including any purchase accounting adjustments) and any adjustments or estimations in connection with an Investment permitted pursuant to Section 9.04. The

Credit Parties will, and will cause each of their respective Subsidiaries to, permit representatives and independent contractors of the Collateral Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (at which an authorized representative of the Borrower shall be entitled and have the opportunity to be present), all at the expense of the Credit Parties and at reasonable times during normal business hours (unless an Event of Default then exists) and upon reasonable advance notice to the Credit Parties; provided that, unless an Event of Default has occurred and is continuing (a) such visits and inspections shall be made upon at least ten (10) Business Days’ notice (or such shorter period reasonably agreed to by the Credit Parties) and (b) no more than one (1) such visit and inspection may be made by the representatives and independent contractors of the Collateral Agent (acting collectively) per fiscal year; provided, further, that representatives of any Lender may accompany the Collateral Agent, or its representative or independent contractors, on any such visit at the expense of each such Lender. Any information obtained by the Collateral Agent pursuant to this Section 8.02 will be held confidential in accordance with Section 12.18 and may be shared with the Administrative Agent and the Lenders.

SECTION 8.03    Maintenance of Insurance.

(a)    The Credit Parties will and will cause each Subsidiary to keep, its business and the Collateral insured for risks and in amounts customary for companies in the Credit Parties’ industry and location. Insurance policies shall be in a form, with financially sound and reputable insurance companies that are not Affiliates of any Credit Party, and in amounts that are customary for companies in the Credit Parties’ industry and location.

(b)    The Credit Parties will ensure that proceeds payable under any property policy with respect to Collateral are, at the Administrative Agent’s option, payable to the Collateral Agent on account of the Obligations. To that end, all property policies of the Credit Parties shall have a lender’s loss payable endorsement (or similar endorsement under applicable law) showing the Collateral Agent as lender loss payee, and all liability policies shall show, or have endorsements showing, Collateral Agent as an additional insured, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

(c)    At the Administrative Agent’s request, the Borrower shall deliver certified copies of insurance policies in respect of property and liability insurance. Each provider of any such insurance required under this Section 8.03 shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent thirty (30) days prior written notice before any such policy or policies shall be canceled (or ten (10) days’ notice for cancellation for non-payment of premiums).

(d)    If any Credit Party fails to obtain insurance as required under this Section 8.03 or to pay any amount required to maintain the same in effect, the Administrative Agent may make all or part of such payment or obtain such insurance policies required in this Section 8.03, and take any action under the policies the Administrative Agent deems prudent.

SECTION 8.04    Payment of Taxes. The Credit Parties will pay and timely file, and cause each of their respective Subsidiaries to timely (subject to valid applicable extensions) file, all required U.S. federal income and other material tax returns and reports and timely pay, and require each of their respective Subsidiaries to timely pay, all foreign, U.S. federal, state and local taxes, assessments, deposits and contributions owed by such Credit Party and each of their respective Subsidiaries, except for any taxes being contested in good faith and for which such Credit Party has taken adequate reserves in accordance with GAAP, or where the nonpayment of such taxes, assessments, deposits and contributions would not reasonably be expected to result in a Material Adverse Effect, and shall deliver to the Administrative Agent, following reasonable request, appropriate certificates attesting to such payments.

SECTION 8.05    Property Locations. The Borrower will provide to the Administrative Agent at least ten (10) days’ prior written notice before adding any new offices or business or locations of Collateral, including warehouses (in each case, unless such new locations qualify as Excluded Locations). With respect to any property or assets of a Credit Party located with a third party, including a bailee, datacenter or warehouse (in each case, other than Excluded Locations), the Credit Parties shall use commercially reasonable efforts to cause such third party to execute and deliver a Collateral Access Agreement for such location, including an acknowledgment from each of the third parties that it is holding or will hold such property for the Collateral Agent’s benefit. The Borrower shall deliver to the Collateral Agent each warehouse receipt (as defined in the UCC), where negotiable, covering any applicable property (other than in respect of any Excluded Locations). With respect to any property or assets of a Credit Party located on leased premises (other than Excluded Locations), the Borrower shall use commercially reasonable efforts to cause such third party to execute and deliver a Collateral Access Agreement for such location.

SECTION 8.06    Government Compliance. Each Credit Party will and will cause each Subsidiary to (a) maintain its legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a Material Adverse Effect; (b) comply, and cause each Subsidiary to comply, with all laws, ordinances and regulations to which it is subject except where a failure to do so would not reasonably be expected to have a Material Adverse Effect; (c) obtain all of the Governmental Approvals required in connection with such Credit Party’s or Subsidiary’s business and for the performance by each Credit Party of its obligations under the Credit Documents to which it is a party and the grant of a security interest to Lender in all of its property; and (d) comply with all terms and conditions with respect to such Governmental Approvals, except where a failure to do so would not reasonably be expected to have a Material Adverse Effect.

SECTION 8.07    Inventory and Reserves. Each Credit Party will and will cause each Subsidiary to keep all Inventory in good and marketable condition, free from material defects (ordinary wear and tear and casualty loss excepted). Returns and allowances between a Credit Party and its Account Debtors shall follow such Credit Party’s customary practices as they exist at the Closing Date. The Borrower shall promptly notify the Administrative Agent of all returns, recoveries, disputes and claims involving Inventory that involve more than $2,000,000.

SECTION 8.08    ERISA.

(a)    Promptly after any Credit Party or any of their respective Subsidiaries knows of the occurrence of any of the following events that, individually or in the aggregate, could be reasonably likely to have a Material Adverse Effect, the Borrower will deliver to the Agents and each Lender a certificate of an Authorized Officer of the Borrower setting forth details as to such occurrence and the action, if any, that such Credit Party, such Subsidiary or an ERISA Affiliate is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by such Credit Party, such Subsidiary or ERISA Affiliate (to the extent reasonably obtainable by a Credit Party) with respect thereto: that a Reportable Event with respect to a Plan has occurred; that a failure to satisfy the minimum funding standard of Section 412 of the Code or Section 302 of ERISA (whether or not waived in accordance with Section 412(c) of the Code or Section 302(c) of ERISA) has occurred (or is reasonably likely to occur) with respect to a Plan or an application is to be made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or for an extension of any amortization period under Section 412 or 430 of the Code with respect to a Plan; that a Multiemployer Plan has been or is to be terminated, partitioned or declared insolvent under Title IV of

ERISA; that steps will be or have been instituted to terminate any Plan (including the giving of written notice thereof); that any Credit Party, Subsidiary or ERISA Affiliate has failed to make any required contribution to a Multiemployer Plan, or that a proceeding has been instituted against a Credit Party, a Subsidiary thereof or an ERISA Affiliate pursuant to Section 515 of ERISA to collect a delinquent contribution to a Multiemployer Plan; that the PBGC has notified any Credit Party, any Subsidiary thereof or any ERISA Affiliate of its intention to appoint a trustee to administer any Plan; that any Credit Party, any Subsidiary thereof or any ERISA Affiliate has failed to make a required installment or other payment pursuant to Section 412 of the Code with respect to a Plan; that any action has occurred with respect to a Plan which would reasonably be expected to result in the requirement that any Credit Party furnish a bond or other security to the PBGC or such Plan; or that any Credit Party, any Subsidiary thereof or any ERISA Affiliate has incurred or will incur (or has been notified in writing that it will incur) any liability to or on account of a Plan or Multiemployer Plan pursuant to Section 4062, 4063, 4064, 4069 or 4201, 4204, or 4205 of ERISA.

(b)    Promptly following any request by any Agent therefor, copies of any documents described in Section 101(k) of ERISA that any Credit Party or any of their respective Subsidiaries may request with respect to any Multiemployer Plan or any notices described in Section 101(l) of ERISA that any Credit Party or any of their respective Subsidiaries may request with respect to any Multiemployer Plan; provided that if any Credit Party or any of their respective Subsidiaries has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the applicable Credit Party or the applicable Subsidiary(ies), upon the request therefor by any Agent, shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof; provided, further, that this paragraph (b) shall also apply to all documents and notices described in Section 101(k) or 101(l) of ERISA with respect to a Multiemployer Plan to which an ERISA Affiliate contributes or has any obligation, actual or contingent, to make any contribution or payment, if any Credit Party or any of their respective Subsidiaries could reasonably be expected to have a Material Adverse Effect under such Multiemployer Plan.

SECTION 8.09    Maintenance of Properties. Each Credit Party will, and will cause its Subsidiaries to (i) maintain, preserve, protect and keep its properties and assets in good repair, working order and condition (ordinary wear and tear excepted and subject to transactions permitted pursuant to Section 9.03 or Section 9.04), and make any repairs, renewals and replacements thereof determined by it to be necessary in its reasonable business judgment and (ii) maintain and renew as necessary all licenses, permits and other clearances necessary to use and occupy such properties and assets, in the case of each of clauses (i) and (ii), except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

SECTION 8.10    Additional Guarantors and Grantors. No later than forty five (45) days (or such longer period of time agreed to by the Administrative Agent in its sole discretion) after such time as a Credit Party or any of its Subsidiaries forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date, in each case, that is not an Excluded Subsidiary, the Credit Parties will (a) promptly, and in any event within forty five (45) days (or such longer period of time agreed to by the Administrative Agent in its sole discretion) of creation or acquisition, as applicable, provide written notice to the Administrative Agent together with certified copies of the Organizational Documents for such Subsidiary, and (b) promptly, and in any event within forty five (45) days (or such longer period of time agreed to by the Administrative Agent in its sole discretion) of formation or creation or upon the Administrative Agent’s request, as applicable: (i) take all such action as may be reasonably required by the Administrative Agent to cause the applicable Subsidiary to either: (A) provide to the Administrative Agent a joinder to this Agreement, the Guarantee Agreement (or, with respect to the first such Subsidiary to become a Guarantor pursuant to the terms hereof, the Guarantee Agreement) and the Security Pledge

Agreement pursuant to which such Subsidiary becomes a Credit Party hereunder and thereunder, or (B) guarantee the Obligations of the Credit Parties under the Credit Documents and grant a security interest in and to the Collateral of such Subsidiary (other than Excluded Assets), in each case, in form and substance reasonably satisfactory to the Administrative Agent, and, in each case together with such Control Agreements required by Section 8.15 and other documents, instruments, opinions and agreements reasonably requested by the Administrative Agent, all in form and substance reasonably satisfactory to the Administrative Agent (including being sufficient to grant the Collateral Agent a first priority Lien, subject to Permitted Liens) in and to the Collateral of such Subsidiary and to pledge all of the direct Capital Stock of such Subsidiary; provided that a Material Subsidiary shall not be required to execute such joinders, guarantee, or grant of security interest if (x) it is organized in a jurisdiction where such joinder, guarantee, or security interest is prohibited under local law or (y) the Collateral Agent has determined in good faith (in consultation with the Borrower; provided that the Collateral Agent shall make the ultimate determination) that the cost to the Credit Parties of obtaining such joinder, guarantee or security interest would outweigh the benefits thereof to the Agents and the Lenders and has notified the Borrower of such determination. Any document, agreement, or instrument executed or issued pursuant to this Section 8.10 shall be a Credit Document. Notwithstanding the forgoing, concurrently with the delivery of each Compliance Certificate delivered in connection with the financial information in Section 8.01(c), the Borrower shall determine whether any Immaterial Subsidiary shall have exceeded the materiality thresholds set forth in the definition of “Immaterial Subsidiary”, making such Subsidiary a Material Subsidiary, and if so, the Borrower shall within thirty (30) days after making such determination (or such longer period of time agreed to by the Administrative Agent in its sole discretion)), cause such Subsidiary (other than an Excluded Subsidiary) to become a Credit Party hereunder and deliver all joinders, documents, instruments and agreements as may be required or as Collateral Agent may reasonably request under this Section 8.10.

SECTION 8.11    Intellectual Property.

(a)    Each Credit Party will and will cause each of its Subsidiaries to (i) protect, defend and maintain the validity and enforceability of its Intellectual Property material to its business in its reasonable business judgment; (ii) promptly advise the Administrative Agent in writing of material infringements of which it is aware or any other event that could reasonably be expected to materially and adversely affect the value of its Intellectual Property material to its business in its reasonable business judgment; and (iii) not allow any Intellectual Property material to the Credit Parties’ business to be abandoned, forfeited or dedicated to the public without the Administrative Agent’s written consent.

(b)    To the extent not already disclosed to the Administrative Agent, if any Credit Party (i) obtains any Patent, registered Trademark, registered Copyright, registered mask work, or any pending application for any of the foregoing, whether as owner or licensee in each case except to the extent constituting Excluded Assets, or (ii) applies for any Patent or the registration of any Trademark in each case except to the extent constituting Excluded Assets, then the Borrower shall promptly (x) provide written notice thereof to the Administrative Agent on a quarterly basis (together with delivery of the Compliance Certificate in accordance with Section 8.01(d)) and (y) shall execute such intellectual property security agreements and other documents and take such other actions as the Administrative Agent may reasonably request to perfect and maintain a first priority perfected security interest in favor of the Administrative Agent in any such Collateral registered or issued in the United States (subject to Permitted Liens); provided, however, that the foregoing does not apply to Intellectual Property that is an Excluded Asset. If a Credit Party decides to register any Copyrights or mask works in the United States Copyright Office, the Borrower shall: (x) provide the Administrative Agent notice of such Credit Party’s registration of such Copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto) on a quarterly basis (together with delivery of the Compliance Certificate in accordance with Section 8.01(d)); (y) execute an intellectual property security agreement and such other documents and take such other actions as the Administrative Agent may reasonably request to perfect and maintain a first priority perfected security interest in favor of the Administrative Agent in the Copyrights or mask works intended to be registered with the United States Copyright Office (subject to Permitted Liens); and (z) record such intellectual property security agreement with the United States Copyright Office. The Borrower shall provide to the Administrative Agent copies of all applications that it files for Patents or for the registration of Trademarks, Copyrights or mask works on a quarterly basis (together with delivery of the Compliance Certificate in accordance with Section 8.01(d)).

(c)    Each Credit Party will provide written notice to Administrative Agent within ten (10) days of any Credit Party entering or becoming bound by any Restricted License (other than off the shelf software and services that are commercially available to the public or open source licenses) in respect of any Intellectual Property material to its business (in its reasonable business judgment). The Borrower shall, and shall cause each Credit Party to, take such steps as the Administrative Agent reasonably requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for any such Restricted License (other than Excluded Assets) to be deemed “Collateral” and for the Administrative Agent to have a security interest in it.

SECTION 8.12    Use of Proceeds. The proceeds of the Closing Date Term Loans shall be used to (a) fund cash to the balance sheet for working capital and general corporate purposes, and (b) pay fees and expenses incurred in connection with the foregoing. The proceeds of any Delayed Draw Term Loan shall be used solely for the payment of accrued interest in accordance with the terms of this Agreement.

SECTION 8.13    Further Assurances.

(a)    Subject to any applicable limitations set forth herein, the Guarantee Agreement, the Security Pledge Agreement or any other Credit Document, the Credit Parties will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any Applicable Law, or which the Collateral Agent may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Security Pledge Agreement, any Mortgage or any other Security Document (other than in respect of any Excluded Assets), all at the sole cost and expense of the Borrower.

(b)    Subject to any applicable limitations set forth in any applicable Security Document, if any fee simple interest in Real Property with a fair market value in excess of $1,000,000 is acquired by any Credit Party after the Closing Date, or held by any Person which becomes a Credit Party after the Closing Date, the Borrower will notify the Collateral Agent and the Lenders thereof and will cause such assets to be subjected to a Lien securing the applicable Obligations and will take, and cause the other Credit Parties to take, such actions as shall be necessary or reasonably requested by the Collateral Agent to grant and/or perfect such Liens consistent with the applicable requirements of the Security Documents, including actions described in Section 8.13(a), all at the sole cost and expense of the Borrower. Any Mortgage delivered to the Collateral Agent in accordance with the preceding sentence shall be accompanied by (A) a policy or policies (or unconditional binding commitment thereof) of title insurance issued by a nationally recognized title insurance company insuring the Lien of each Mortgage as a valid Lien (with the priority described therein) on the mortgaged property described therein, free of any other Liens other than Permitted Liens, together with, to the extent available in the applicable jurisdictions, such endorsements and reinsurance as the Collateral Agent may reasonably request and (B) if requested by the Collateral Agent, an opinion of local counsel to the applicable Credit Parties in form and substance reasonably satisfactory to the Collateral Agent.

SECTION 8.14    Lenders’ Meetings. The Administrative Agent and the Lenders shall be entitled at reasonable times and intervals not to exceed once per fiscal quarter (unless an Event of Default has occurred and is continuing) upon reasonable advance notice, during business hours, to consult (which may be by teleconference) with the management and officers of the Borrower concerning significant business issues affecting the Borrower. Such consultations shall not unreasonably interfere with any Credit Party’s business operations.

SECTION 8.15    Bank Accounts.

(a)    Within sixty (60) days after the Closing Date (or such longer period as the Collateral Agent may agree to in its sole discretion), the Credit Parties shall deliver to Collateral Agent a Control Agreement with respect to each of their respective securities accounts, deposit accounts and investment property set forth on Schedule 7.26 other than those accounts which (A) are used solely to fund payroll, payroll taxes, or employee wage and benefits payments, (B) are trust accounts maintained exclusively for the purpose of holding funds in trust for third parties, (C) hold at any time, when aggregated with all other accounts of the Credit Parties excluded pursuant to this clause (C), not more than $2,000,000 or are maintained on a “zero balance” basis and swept to a deposit account subject to a Control Agreement at least once each week, or (D) are used as escrow accounts, cash collateral or otherwise with third parties to the extent the Liens on such account and the deposits or securities therein constitute Permitted Liens, in each case, in the ordinary course of business (each such account described in the foregoing clauses (A) through (D), an “Excluded Account”). The Credit Parties shall not allow any collections to be deposited to any accounts other than those listed on Schedule 7.26; provided that the Credit Parties may establish new deposit accounts or securities accounts so long as: (i) the Credit Parties shall deliver to the Agents an amended Schedule 7.26 including such account within five (5) Business Days of establishing such account and (ii) the Credit Parties shall deliver to Collateral Agent a Control Agreement with respect to such account within sixty (60) days (or such longer period as the Collateral Agent may agree in its sole discretion) after the creation of such account, except to the extent such account is an Excluded Account.

(b)    Each Control Agreement required pursuant to clause (a) above shall provide, among other things, unless otherwise agreed to by the Collateral Agent, that (i) upon notice from the Collateral Agent (a “Notice of Control”), the bank, securities intermediary or other financial institution party thereto will comply with instructions of the Collateral Agent directing the disposition of funds without further consent by the applicable Credit Party; provided that the Collateral Agent agrees not to issue a Notice of Control unless an Event of Default has occurred and is then continuing, and (ii) the bank, securities intermediary or other financial institution party thereto has no rights of setoff or recoupment or any other claim against the account subject thereto, other than for payment of its service fees and other charges directly related to the administration of such account and for returned checks or other items of payment. In the event Collateral Agent issues a Notice of Control under any Control Agreement, all collections or other amounts subject to such Control Agreement shall be transferred as directed by the Collateral Agent and may be used to pay the Obligations in the manner set forth in Section 4.02(c).

(c)    If, notwithstanding the provisions of this Section 8.15, after the occurrence and during the continuance of an Event of Default, the Credit Parties receive or otherwise have dominion over or control of any collections or other amounts (other than amounts in Excluded Accounts), the Credit Parties shall hold such collections and amounts in trust for the Collateral Agent and shall not commingle such collections with any other funds of any Credit Party or other Person or deposit such collections in any account other than those accounts set forth on Schedule 7.26 (unless otherwise instructed by the Collateral Agent).

SECTION 8.16    Data Security and Privacy.

(a)    Each Credit Party and its Subsidiaries will maintain compliance in all material respects with (i) all applicable Data Protection Laws, including but not limited to the GDPR and other laws relating to cross-border transfers of Personal Data; (ii) all applicable contractual obligations concerning data privacy and security relating to Personal Data in the possession or control of a Credit Party or a Subsidiary or maintained by third parties as processors on behalf of such Credit Party or Subsidiary and having access to such information under contracts (or portions thereof) to which a Credit Party or a Subsidiary is a party; and (iii) the Privacy Agreements.

(b)    Each Credit Party and its Subsidiaries will maintain compliance in all material respects with all Privacy Policies consistent with the actual practices of each Credit Party and its Subsidiaries. In connection with the Credit Parties’ and their Subsidiaries’ uses of the Personal Data as permitted by the Privacy Policies, each Credit Party and its Subsidiaries will obtain the appropriate consent from the applicable data subject necessary for such uses, to the extent required under applicable Data Protection Laws. All Privacy Policies in place will make appropriate disclosures to users, customers, employees, and other individuals as required by Data Protection Laws.

(c)    Each Credit Party and its Subsidiaries will maintain and comply in all material respects with its Security Program. Any Security Program of the Credit Parties or their Subsidiaries will at all times (i) comply in all material respects with all applicable Data Protection Laws, applicable Privacy Policies, and applicable Privacy Agreements, and (ii) include and incorporate commercially reasonable administrative, technical, organization, and physical security procedures and measures designed to preserve the security, integrity and confidentiality of all Personal Data or Company Sensitive Information in such Credit Party’s or Subsidiary’s possession or control, and each Credit Party and its respective Subsidiaries will use industry best practices to protect such Company Sensitive Information against unauthorized or unlawful processing, access, acquisition, use, theft, interruption, modification, disclosure, loss, destruction or damage.

(d)    The Credit Parties shall take commercially reasonable steps designed to ensure that no material (i) incidents of unauthorized access, use, intrusion, disclosure or breach of the security of any information technology systems operated in connection with a Credit Party or a Subsidiary or any of their contractors or (ii) incidents of unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Company Sensitive Information shall occur.

(e)    Each Credit Party and its Subsidiaries will have a valid and legal right (whether contractually, by Applicable Law or otherwise) to access or use all Personal Data that is accessed and used by or on behalf of a Credit Party or a Subsidiary in connection with the sale, use and/or operation of their products, services and businesses.

(f)    The Borrower will promptly give notice to the Administrative Agent upon any Credit Party becoming aware of any pending, written demands, inquiries, proceedings, or other notices that could reasonably be expected to result in an investigation or other legal proceeding, including any notices of any investigation or other legal proceedings, regarding a Credit Party or a Subsidiary and of which it becomes aware, initiated by (i) any Person; (ii) any Governmental Authority, including the United States Federal Trade Commission, a state attorney general, data protection authority or similar state official, or a supervisory authority; or (iii) any self-regulatory authority or entity, alleging that any activity of a Credit Party or a Subsidiary: (1) is in violation of any applicable Data Protection Laws, (2) is in violation of any Privacy Agreements, (3) is in violation of any Privacy Policies, (4) is otherwise in violation of any person’s privacy, personal or confidentiality rights, or (5) otherwise constitutes an unfair, deceptive, abusive or misleading trade practice, in each case, in any material respect.

ARTICLE IX

Negative Covenants

The Credit Parties hereby covenant and agree that on the Closing Date and thereafter, until the Total Commitments have terminated and the Loans, together with interest, fees and all other Obligations incurred hereunder (other than Unasserted Contingent Obligations) are paid in full in cash in accordance with the terms of this Agreement:

SECTION 9.01    Limitation on Indebtedness. Each Credit Party will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee, suffer to exist or otherwise become directly or indirectly liable, contingently or otherwise with respect to any Indebtedness, except for Permitted Indebtedness.

SECTION 9.02    Limitation on Liens. Each Credit Party will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of any such Person (including Capital Stock held by such Person), whether now owned or hereafter acquired, except for Permitted Liens.

SECTION 9.03    Consolidation, Merger, etc. Each Credit Party will not, and will not permit any of its Subsidiaries, to, except in connection with any Permitted Acquisition merge or consolidate with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, provided that (x) a Subsidiary may merge or consolidate into another Subsidiary; provided that if a Credit Party is involved, a Credit Party shall be the surviving entity and (y) a Subsidiary may merge or consolidate into the Borrower (as long as the Borrower is the surviving entity).

SECTION 9.04    Permitted Dispositions. Each Credit Party will not, and will not permit any of its Subsidiaries, to Dispose of all or any part of its business or property, except (collectively, “Permitted Transfers”) (a) sales of Inventory by a Credit Party or any of its Subsidiaries in the ordinary course of business, (b) non-exclusive licenses and similar arrangements for the use of Intellectual Property of a Credit Party or any of its Subsidiaries in the ordinary course of business, (c) Dispositions of worn-out, obsolete or surplus Equipment in the ordinary course of business that is, in the reasonable judgment of such Credit Party or Subsidiary, no longer economically practicable to maintain or useful, (d) Dispositions consisting of the granting of Permitted Liens, mergers, consolidations and reorganizations permitted under Section 9.03, Restricted Payments permitted under Section 9.05 and the making of Permitted Investments, (e) the use or transfer of money or Cash Equivalents in the ordinary course of business for any purpose that is not prohibited by the Credit Documents, (f) Dispositions to a Credit Party; (g)(x) discounts of or forgiveness of accounts receivable in the Ordinary Course Of Business or in connection with collection or compromise thereof and (y) sales, transfers and other dispositions of accounts receivable in connection with collection thereof in the Ordinary Course Of Business, (h) dispositions in connection with source code escrow arrangements entered into in the Ordinary Course Of Business; and (i) other Dispositions of assets having a fair market value of not more than $2,500,000 per fiscal year of the Borrower; provided that (x) except as provided in clause (b), no Credit Party shall Dispose of any Intellectual Property that is material to the business of the Borrower and its Subsidiaries to any Person other than a Credit Party and (y) no Credit Party may cease to be a Credit Party if such Person owns any such material Intellectual Property.

SECTION 9.05    Restricted Payments, Investments etc.

(a)    Each Credit Party will not, and will not permit any of its Subsidiaries, to make any Restricted Payment; provided that (i) any Credit Party and Subsidiary thereof may pay dividends solely in Capital Stock (other than Disqualified Capital Stock) of such Credit Party or such Subsidiary, (ii) the Borrower may make cash payments in lieu of fractional shares, (iii) the Borrower may (x) repurchase

Capital Stock from former employees, officers, directors, consultants or other persons who performed services for the Credit Parties or any of their Subsidiaries in connection with the cessation of such employment or service at the original purchase price thereof and (y) repurchase the Capital Stock issued by any other Person pursuant to stock repurchase agreements approved by the applicable Board of Directors (provided that the aggregate amount of all such repurchases does not exceed $500,000 per fiscal year), and (iv) any Person may make a Restricted Payment to a Credit Party.

(b)    Notwithstanding the foregoing, the Credit Parties shall be permitted to make the repurchases, payments or distributions expressly permitted by clause (a) above only if, at such time, and immediately after giving effect thereto: (i) no Event of Default exists, would result from such repurchase, payment or distribution or could reasonably be expected to occur and (ii) such payment or distribution is permitted under and is made in compliance with all Applicable Laws in all material respects.

(c)    Each Credit Party will not, and will not permit any of its Subsidiaries to, directly or indirectly make any Investment (including, without limitation, by the formation of any Subsidiary), other than Permitted Investments.

SECTION 9.06    Collateral Accounts. Each Credit Party will not, and will not permit any of its Subsidiaries to, Maintain any Collateral Account except pursuant to the terms of Section 8.15.

SECTION 9.07    Compliance. Each Credit Party will not, and will not permit any of its Subsidiaries, to (a) become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act, (b) undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Federal Reserve Board), or use the proceeds of any Credit Extension for that purpose, or (c) fail to comply with the Federal Fair Labor Standards Act or any other law or regulation, in the case of this clause (c), if the failure would reasonably be expected to have a Material Adverse Effect.

SECTION 9.08    Transactions with Affiliates. Each Credit Party will not, and will not permit any of its Subsidiaries, directly or indirectly enter into or permit to exist any transaction with any Affiliate of a Credit Party, except for (a) transactions that are in the ordinary course of business and on fair and reasonable terms that are no less favorable to such Person than would be obtained in an arm’s length transaction with a non-affiliated Person, (b) reasonable and customary director, officer and employee compensation and other customary benefits including retirement, health, stock option and other benefit plans and indemnification arrangements approved by the Borrower’s Board of Directors, (c) transfers among the Borrower and its Subsidiaries consisting of the purchase of services and/or products among Borrower and its Subsidiaries in connection with transfer pricing arrangements under which Borrower and its Subsidiaries receive no more than the greater of cost plus fifteen percent (15.0%) and the transfer price required by applicable law, and (d) other transactions expressly permitted under this Agreement.

SECTION 9.09    Modification of Certain Agreements. No Credit Party will or will permit any of its Subsidiaries to amend or modify its Organization Documents in any way which could reasonably be expected to materially adversely affect the interests of any Agent or Lender.

SECTION 9.10    Restrictive Agreements, etc. Each Credit Party will not, and will not permit any of its Subsidiaries, to enter into any agreement (other than a Credit Document) prohibiting:

(a)    the creation or assumption of any Lien in favor of Collateral Agent upon its properties, revenues or assets, whether now owned or hereafter acquired;

(b)    the ability of such Person to amend or otherwise modify any Credit Document; or

(c)    the ability of such Person to make any payments, directly or indirectly, to the Borrower, including by way of dividends, advances, repayments of loans, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments.

The foregoing prohibitions shall not apply to customary restrictions of the type described in clause (a) above which are contained in any agreement, (i) governing any Indebtedness permitted by clause (e) of the definition of “Permitted Indebtedness” as to Liens on or the transfer of assets financed with the proceeds of such Indebtedness and clause (l) of the definition of “Permitted Liens” as to restrictions on such cash collateral, (ii) for the creation or assumption of any Lien on the sublet or assignment of any leasehold interest of any Credit Party or any of their respective Subsidiaries entered into in the ordinary course of business, (iii) restricting the assignment of any contract entered into by any Credit Party or any of their respective Subsidiaries in the ordinary course of business, (iv) for the transfer of any asset pending the close of the sale of such asset pursuant to a Disposition permitted under this Agreement, (v) customary restrictions in leases, subleases, licenses and sublicenses, or (vi) with respect to Investments in Joint Ventures not constituting Subsidiaries, customary provisions restricting the pledge or transfer of Capital Stock issued by such Joint Ventures set forth in the applicable joint venture agreements and other similar agreements applicable to Joint Ventures permitted hereunder and applicable solely to such Joint Venture.

SECTION 9.11    Changes in Business; Fundamental Changes. No Credit Party will, or permit any of its Subsidiaries to, (a) engage in any business other than the businesses currently engaged in by such Person, as applicable, or any other business reasonably related or incidental thereto, (b) cease doing business, or liquidate or dissolve, provided that a Subsidiary may cease doing business, liquidate or dissolve so long as (i) if such Subsidiary is not a Credit Party, the assets of such Subsidiary are transferred to a Credit Party or to another Subsidiary, and (ii) if such Subsidiary is a Credit Party the assets of such Subsidiary are transferred to another Credit Party, (c) permit or suffer a Change of Control, (d) without at least ten (10) days prior written notice to the Administrative Agent, add any new offices or business locations, including warehouses (unless such new offices or business locations already qualifies as a Permitted Location), or (e) without at least ten (10) days’ prior written notice to the Administrative Agent (i) change its jurisdiction of organization, (ii) change its organizational structure or type, (iii) change its legal name, (iv) change its organizational number (if any) assigned by its jurisdiction of organization, or (v) change its fiscal year.

SECTION 9.12    Financial Covenants. The Credit Parties will not permit:

(a)    Annualized Subscription Recurring Revenue. Annualized Subscription Recurring Revenue, as of the last day of the most recent fiscal quarter for which financial statements have been delivered (or were required to be delivered) pursuant to Section 8.01(b), to be less than the Minimum Subscription Recurring Revenue Amount.

(b)    Minimum Liquidity. Liquidity as of the close of business on each Business Day, to be less than the Minimum Liquidity Amount.

ARTICLE X

Events of Default

SECTION 10.01    Listing of Events of Default. Each of the following events or occurrences described in this Section 10.01 shall constitute an “Event of Default”:

(a)    Non-Payment of Obligations. Any Credit Party fails to pay (i) any principal or interest payment when due and payable or (ii) any other monetary Obligation hereunder within five (5) Business Days after such Obligation is due and payable.

(b)    Breach of Warranty. Any Credit Party makes any representation, warranty, or other statement in this Agreement, any other Credit Document or in any writing delivered to any Agent or any Lender in connection with this Agreement or to induce any Agent or any Lender to enter this Agreement or any Credit Document (including any certificates delivered pursuant to Article V), and such representation, warranty, or other statement is incorrect in any material respect when made or deemed to have been made.

(c)    Non-Performance of Certain Covenants and Obligations. Any Credit Party fails or neglects to perform any obligation in Sections 6.02, 8.01(b) through (h), 8.03, 8.06 (with respect to the good standing of Borrower only), 8.12, 8.14, 8.15, 8.16, or violates any covenant in Article IX.

(d)    Non-Performance of Other Covenants and Obligations. A Credit Party fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Credit Document, and as to any default (other than those specified in Sections 10.01(a), 10.01(b) or 10.01(c)) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within thirty (30) days after the occurrence thereof.

(e)    Other Agreements. There is, under any agreement to which a Credit Party or any of its Subsidiaries is a party with a third party or parties, (i) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness for borrowed money in an amount individually or in the aggregate in excess of $5,000,000; or (ii) any breach or default by a Credit Party or a Subsidiary of such Credit Party, the result of which could reasonably be expected to have a Material Adverse Effect.

(f)    Judgments. One or more fines, penalties or final judgments, orders or decrees for the payment of money in an amount, individually or in the aggregate, of at least $5,000,000 shall be rendered against a Credit Party or any of its Subsidiaries by any Governmental Authority, and the same are not, within thirty (30) days after the entry, assessment or issuance thereof, vacated, or after execution thereof, stayed or bonded pending appeal, (provided that no Credit Extensions will be made prior to the vacation, stay, or bonding of such fine, penalty, judgment, order or decree).

(g)    [Reserved].

(h)    Bankruptcy, Insolvency, etc. (a) the Credit Parties and their Subsidiaries are unable to pay their debts (including trade debts) as they become due or otherwise becomes insolvent; (b) a Credit Party or any of its Subsidiaries commences a voluntary Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against a Credit Party or any of its Subsidiaries and is not dismissed or stayed within sixty (60) days (but no Credit Extensions shall be made while any of the conditions described in this Section 10.01(h) exist and/or until any Insolvency Proceeding is dismissed).

(i)    Plans. Any of the following events shall occur with respect to any Plan or Multiemployer Plan that would, individually or in the aggregate, reasonably be expected to cause a Material Adverse Effect:

(i)    the institution of any steps by any Credit Party, any Subsidiary of a Credit Party, any ERISA Affiliate or any other Person to terminate a Plan;

(ii)    a contribution failure or termination occurs with respect to any Plan: (a) to which Plan a Credit Party or any of its Subsidiaries contributes or has or has had an obligation to contribute, and such contribution failure is sufficient to give rise to a Lien under Sections 303(k) or Section 430(k) of the Code or such Plan termination is reasonably expected to result in the imposition of Lien under

Section 4068 of ERISA on the assets of a Credit Party or any of its Subsidiaries, or (b) to which an ERISA Affiliate contributes or has or has had an obligation to contribute and a Lien (except for any Liens which do not prime or have priority over the Liens securing the Obligations) arises under Sections 303(k) or 4068 of ERISA or Section 430(k) of the Code on the assets of a Credit Party or any of its Subsidiaries; or

(iii)    any event or events described in Section 8.08(b) for which notice is required thereunder occurs.

(j)    Impairment of Security, Guaranty, etc.

(i)    (a) A notice of Lien or levy is filed against the assets of any Credit Party or any of its Subsidiaries by any Governmental Authority, and the same is not, within thirty (30) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, that no Credit Extensions shall be made during any thirty (30) day cure period; or

(ii)    (a) any assets of a Credit Party or any of its Subsidiaries with an aggregate value in excess of $5,000,000 is attached, seized, levied on, or comes into possession of a trustee or receiver, or (b) any court order enjoins, restrains, or prevents a Credit Party or any of its Subsidiaries from conducting all or any material part of its business; or

(iii)    Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect, other than any termination or release by the Administrative Agent pursuant to this Agreement.

SECTION 10.02    Remedies Upon Event of Default. If any Event of Default shall occur for any reason, and be continuing, the Administrative Agent may, and upon the direction of the Required Lenders shall, by notice to the Borrower (a) terminate or reduce the Delayed Draw Term Loan Commitment then in effect or (b) declare all or any portion of the outstanding principal amount of the Loans and other Obligations to be due and payable, whereupon the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment; provided that (A) upon the occurrence of an event described in subclauses (b) or (c) of Section 10.01(h), any such Delayed Draw Term Loan Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. The Lenders and the Collateral Agent shall have all other rights and remedies available at law or in equity or pursuant to any Credit Documents.

SECTION 10.03    Cure Right.

(a)    Notwithstanding anything to the contrary contained in this Agreement, in the event that the Borrower fails to comply with Section 9.12(a) or 9.12(b) as of any date of determination (any applicable period for which the Borrower fails to comply with Section 9.12(a) or 9.12(b), a “Covenant Failure Period”), the Borrower may cure such failure as provided in this Section 10.03 (the “Cure Right”). The Cure Right shall be deemed to have been validly exercised, and no Default or Event of Default shall be deemed to have existed from the end of such Covenant Failure Period until the tenth (10th) Business Day after the date on which a Compliance Certificate is required to be delivered pursuant to Section 8.01(d) for such Covenant Failure Period, so long as (i) the Borrower has issued a written notice to the Administrative Agent on or before the date on which a Compliance Certificate is required to be delivered pursuant to Section 8.01(d) for the Covenant Failure Period of its intent to exercise the Cure Right, (ii) no later than ten (10) Business Days after the date on which a Compliance Certificate is required to be delivered pursuant to Section 8.01(d) for the Covenant Failure Period, the Administrative Agent has received evidence, in form and substance reasonably satisfactory to the Administrative Agent, that, after the Covenant Failure Period, the Borrower has received a cash equity contribution (funded with proceeds of common equity or other equity having terms reasonably acceptable to the Administrative Agent; provided that no acceptance by the Administrative Agent will be required in respect of (x) common equity or (y) other Capital Stock that is not Disqualified Capital Stock) in an amount equal to (A) with respect to any Cure Right exercised in connection with a failure to comply with Section 9.12(a), the amount by which Annualized Subscription Recurring Revenue for the Covenant Failure Period would need to be increased so as to result in the Borrower being in compliance with Section 9.12(a) for such period (the “Subscription Recurring Revenue Cure Amount”) or (B) with respect to any Cure Right exercised in connection with a failure to comply with Section 9.12(b), at least $25,000,000 (the “Liquidity Cure Amount”, and together with the Subscription Recurring Revenue Cure Amount, each a “Cure Amount”), which such cash equity contribution has not been designated for any other use hereunder, (iii) at the time of receipt, the Borrower shall have specifically identified such cash equity contribution as a Cure Amount for purposes of exercising the Cure Right, (iv) any such Subscription Recurring Revenue Cure Amount shall be used to make a prepayment of Loans pursuant to Section 4.02(a)(iv), and (v) the Cure Right has not been exercised in more than two (2) fiscal quarters in any four (4) fiscal quarter period and not more than five (5) times in the aggregate.

(b)    Upon the valid exercise of the Cure Right arising as a result of the breach of Section 9.12(a), (i) solely for purposes of determining Annualized Subscription Recurring Revenue for the Covenant Failure Period, Annualized Subscription Recurring Revenue shall be increased by the Subscription Recurring Revenue Cure Amount with respect thereto, and (ii) no Default or Event of Default shall be deemed to have occurred due to the failure of the Borrower to comply with Section 9.12(a) for such Covenant Failure Period. Without limiting the foregoing, no Subscription Recurring Revenue Cure Amounts shall be included in Annualized Subscription Recurring Revenue when calculated for purposes of determining the Borrower’s compliance with any numerical thresholds set forth in any covenant in this Agreement, determining the availability of any Delayed Draw Term Loan or Supplemental Delayed Draw Term Loan Commitment, compliance with any provision of this Agreement or for any other purpose whatsoever.

(c)    Upon the valid exercise of the Cure Right arising as a result of the breach of Section 9.12(b), (i) no Default or Event of Default shall be deemed to have occurred due to the failure of the Borrower to comply with Section 9.12(b) for any applicable Business Day of the Covenant Failure Period and (ii) the calculation of Liquidity as of the close of business on the last Business Day in such Covenant Failure Period shall include the Liquidity Cure Amount. Without limiting the foregoing, no Liquidity Cure Amounts shall be included in Liquidity when calculated for purposes of determining the Borrower’s compliance with any numerical thresholds set forth in any covenant in this Agreement, determining the availability of any the Delayed Draw Term Loan or Supplemental Delayed Draw Term Loan Commitment, compliance with any provision of this Agreement or for any other purpose whatsoever, including for the avoidance of doubt, as any portion of any Cure Right arising as a result of the breach of Section 9.12(a) (other than compliance with Section 9.12(b)).

(d)    For the avoidance of doubt, pending receipt of any Cure Amount following receipt of the Borrower’s irrevocable election to exercise the Cure Right, no Default or Event of Default shall be deemed to exist with respect to (i) in the case of any Subscription Recurring Revenue Cure amount, Section 9.12(a), or (ii) in the case of any Liquidity Cure Amount, Section 9.12(b), as applicable, from the end of the applicable Covenant Failure Period until the tenth (10th) Business Day after the date on which a Compliance Certificate is required to be delivered pursuant to Section 8.01(d) and no Agent nor any Lender shall exercise any rights or remedies against the Credit Parties or any of the Collateral solely as the result of the Event of Default arising from the breach of Section 9.12(a) or 9.12(b) that is being cured by the applicable Cure Amount), and the Borrower may maintain SOFR Loans notwithstanding Sections 2.07 and 2.08; provided that any Default or Event of Default arising as a result of the breach of Section 9.12(a) shall nonetheless be deemed to exist (until Borrower’s receipt of the applicable Cure Amount in accordance with this Section 10.03) for purposes of determining the satisfaction of, or failure to satisfy, any condition or requirement under any Credit Document predicated upon the absence of a Default or Event of Default.

ARTICLE XI

The Agents

SECTION 11.01    Appointment. Each Lender (and, if applicable, each other Secured Party) hereby appoints GS as its Collateral Agent under and for purposes of each Credit Document, and hereby authorizes the Collateral Agent to act on behalf of such Lender (or if applicable, each other Secured Party) under each Credit Document and, in the absence of other written instructions from the Lenders pursuant to the terms of the Credit Documents received from time to time by the Collateral Agent, to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Collateral Agent by the terms hereof and thereof, together with such powers as may be incidental thereto. Each Lender (and, if applicable, each other Secured Party) hereby appoints GS as its Administrative Agent under and for purposes of each Credit Document and hereby authorizes the Administrative Agent to act on behalf of such Lender (or, if applicable, each other Secured Party) under each Credit Document and, in the absence of other written instructions from the Lenders pursuant to the terms of the Credit Documents received from time to time by the Administrative Agent, to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof, together with such powers as may be incidental thereto. Each Lender (and, if applicable, each other Secured Party) hereby irrevocably designates and appoints each Agent as the agent of such Lender. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender or other Secured Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against any Agent.

SECTION 11.02    Delegation of Duties. Each Agent may execute any of its duties under this Agreement and the other Credit Documents by or through agents, sub-agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents, sub-agents or attorneys-in-fact selected by it with reasonable care.

SECTION 11.03    Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys in fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Credit Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders or any other Secured Party for any recitals, statements, representations or warranties made by any Credit Party or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document or for any failure of any Credit Party or other Person to perform its obligations hereunder or thereunder. None of the Agents shall be required to take any action that, in its reasonable opinion or the reasonable opinion of its counsel, may expose such Agent to liability or that is contrary to any Credit Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any bankruptcy or insolvency law or other similar law or that may effectuate a forfeiture, modification or termination of property of a Defaulting Lender in violation of any bankruptcy or insolvency law or other similar law. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party.

SECTION 11.04    Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Credit Parties), independent accountants and other experts selected by such Agent. The Agents may deem and treat the payee of any note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Agents. As to any matters not clearly and expressly provided for by the Credit Documents, each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all or other requisite Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Agents shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all or other requisite Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans and all other Secured Parties.

SECTION 11.05    Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder, except with respect to any Default or Event of Default in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. The Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Collateral Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that an Agent receives such a notice, such Agent shall give notice thereof to the other Agent and the Lenders. Each Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that unless and until each Agent shall have received such directions, the Agents may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as such Agent shall deem advisable in the best interests of the Secured Parties.

SECTION 11.06    Non Reliance on Agents and Other Lenders. Each Lender (and, if applicable, each other Secured Party) expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys in fact or Affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Credit Party or any Affiliate of a Credit Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender or any other Secured Party. Each Lender (and, if applicable, each other Secured Party) represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender or any other Secured Party, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, operations, property, financial and other condition and creditworthiness of the Credit Parties and their Affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender (and, if applicable, each other Secured Party) also represents that it will, independently and without reliance upon any Agent or any other Lender or any other Secured Party, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Credit Parties and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent hereunder, the Agents shall not have any duty or responsibility to provide any Lender or any other Secured Party with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Credit Party or any Affiliate of a Credit Party that may come into the possession of such Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

SECTION 11.07    Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to their respective Total Credit Exposure in effect on the date on which indemnification is sought under this Section 11.07 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Total Credit Exposure immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. The agreements in this Section 11.07 shall survive the payment of the Loans and all other amounts payable hereunder.

SECTION 11.08    Agent in Its Individual Capacity. Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Credit Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it, each Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender”, “Lenders”, “Secured Party” and “Secured Parties” shall include each Agent in its individual capacity.

SECTION 11.09    Successor Agents. Either Agent may resign as Agent upon thirty (30) days’ notice to the Lenders, such other Agent and the Borrower. If either Agent shall resign as such Agent in its applicable capacity under this Agreement and the other Credit Documents, then the Required Lenders shall appoint from among the Lenders a successor agent, which successor agent shall (unless an Event of Default under Sections 10.01(a) or (h) or arising from breach of Sections 8.01(b) or (c) or Section 9.12 (after giving effect to Section 10.03) shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of such Agent in its applicable capacity, and the term “Administrative Agent” or “Collateral Agent”, as the case may be, shall mean such successor agent effective upon such appointment and approval, and the former Agent’s rights, powers and duties as Agent in its applicable capacity shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Loans. If no applicable successor agent has accepted appointment as such Agent in its applicable capacity by the date that is thirty (30) days following such retiring Agent’s notice of resignation, such retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of such Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above; provided that the Collateral Agent shall continue to hold any Liens granted to it under the Credit Documents until such time as a successor shall be appointed hereunder. After any retiring Agent’s resignation as the Administrative Agent or the Collateral Agent, as applicable, the provisions of this Article XI shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement and the other Credit Documents.

SECTION 11.10    Agents Generally. Except as expressly set forth herein, no Agent shall have any duties or responsibilities hereunder in its capacity as such.

SECTION 11.11    Restrictions on Actions by Lenders; Sharing of Payments.

(a)    Each of the Lenders agrees that it shall not, without the express written consent of the Collateral Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Collateral Agent, set off against the Obligations, any amounts owing pursuant to this Agreement by such Lender to any Credit Party or any of their respective Subsidiaries or any deposit accounts of any Credit Party or any of their respective Subsidiaries now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Collateral Agent and solely to the extent it is lawfully entitled to do so pursuant to this Agreement, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Credit Document against any Credit Party or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b)    Subject to Section 12.09, if, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from the Agents pursuant to the terms of this Agreement, or (ii) payments from the Agents in excess of such Lender’s pro rata share of all such distributions by Agents, such Lender promptly shall (A) turn the same over to the Collateral Agent, in kind, and with such endorsements as may be required to negotiate the same to the Collateral Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their pro rata shares; provided that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

SECTION 11.12    Agency for Perfection. Collateral Agent hereby appoints each other Secured Party as its agent (and each Secured Party hereby accepts such appointment) for the purpose of perfecting the Collateral Agent’s Liens in assets which, in accordance with Article VII or Article VIII, as applicable, of the Uniform Commercial Code of any applicable state can be perfected only by possession or control. Should any Secured Party obtain possession or control of any such Collateral, such Secured Party shall notify Collateral Agent thereof, and, promptly upon Collateral Agent’s request therefor shall deliver possession or control of such Collateral to Collateral Agent or in accordance with Collateral Agent’s instructions.

ARTICLE XII

Miscellaneous

SECTION 12.01    Amendments and Waivers.

(a)    Neither this Agreement nor any other Credit Document, nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this Section 12.01. The Required Lenders may, or, with the consent of the Required Lenders, the Collateral Agent or Administrative Agent, as applicable, may, from time to time, (1) enter into with the relevant Credit Party or Credit Parties written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or the Credit Parties hereunder or thereunder or (2) waive, on such terms and conditions as the Required Lenders, the Administrative Agent or the Collateral Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences (with a fully executed copy thereof delivered to the Administrative Agent if not a signatory thereto); provided that, notwithstanding the foregoing, no such waiver, amendment, supplement or modification shall directly:

(i)    (A) reduce or forgive any portion of any Loan or extend the final expiration date of any Lender’s Commitment or extend the final scheduled maturity date of any Loan or reduce the stated interest rate (provided that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the Default Interest or amend Section 2.08(c)), or (B) reduce or forgive any portion or extend the date for the payment, of any interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates and other than as a result of a waiver or amendment of any mandatory prepayment of Term Loans (which shall not constitute an extension, forgiveness or postponement of any date for payment of principal, interest or fees)), or (C) amend or modify any provisions of Section 12.09(b) or any other provision that provides for the pro rata nature of disbursements by or payments to Lenders, in each case without the written consent of each Lender directly and adversely affected thereby;

(ii)    (x) amend, modify or waive any provision of this Section 12.01, (y) change, amend, modify or supplement the definition of “Required Lenders” or any provision requiring the vote of all of the Lenders or (z) consent to the assignment or transfer by any Credit Party of its rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Section 9.03, Section 12.20, the Guarantee Agreement and the Security Documents), in each case without the written consent of each Lender directly and adversely affected thereby;

(iii)    increase the aggregate amount of any Commitment of any Lender without the consent of such Lender;

(iv)    amend, modify or waive any provision of Article XI without the written consent of the then-current Collateral Agent and Administrative Agent;

(v)    change any Commitment to a Commitment of a different Class in each case without the prior written consent of each Lender directly and adversely affected thereby; or

(vi)    release all or substantially all of the Guarantors under the Guarantee Agreement (except as expressly permitted by this Agreement or the Guarantee Agreement), subordinate the Obligations, or release or subordinate all or substantially all of the Collateral under the Security Documents (except as expressly permitted thereby and in Section 12.20), in each case without the prior written consent of each Lender;

provided, further, that any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans or Commitments of a particular

Class (but not the Lenders holding Loans or Commitments of any other Class) may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section 12.01 if such Class of Lenders were the only Class of Lenders hereunder at the time.

(b)    Notwithstanding the foregoing or anything to the contrary herein:

(i)    except to the extent otherwise set forth in this Agreement, this Agreement may be amended (or amended and restated) with the written consent of the Administrative Agent and the Borrower to give effect to the transactions contemplated by Section 2.01(c);

(ii)    [reserved];

(iii)    no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (x) the Commitments of such Lender may not be increased or extended without the consent of such Lender, (y) the principal of, rate of interest on or any fees owing to such Defaulting Lender may not be reduced or such principal, interest or fees may not be forgiven (other than any waiver or reduction of any obligation of Borrower to pay interest at the Default Interest), or (z) the date fixed for any payment of principal, interest or fees owing to such Defaulting Lender may not be postponed or waived (other than any waiver or reduction of any obligation of Borrower to pay interest at the Default Interest) or the date of termination of the commitment of any such Defaulting Lender hereunder may not be postponed, in each case, without the prior written consent of such Defaulting Lender;

(iv)    schedules to this Agreement and the Security Agreement may be amended or supplemented by the delivery of a Compliance Certificate in accordance with, and solely to the extent set forth in, Section 8.01(d);

(v)    this Agreement and any other Credit Document may be amended solely with the consent of the Administrative Agent and the Borrower without the need to obtain the consent of any other Lender if such amendment is delivered in order to correct or cure (x) ambiguities, errors, omissions, defects, (y) to effect administrative changes of a technical or immaterial nature or (z) incorrect cross references or similar inaccuracies in this Agreement or the applicable Credit Document; guarantees, collateral documents, security documents, intercreditor agreements, and related documents executed in connection with this Agreement may be in a form reasonably determined by the Administrative Agent or Collateral Agent, as applicable, and may be amended, modified, terminated or waived, and consent to any departure therefrom may be given, without the consent of any Lender if such amendment, modification, waiver or consent is given in order to (x) comply with local law or advice of counsel or (y) cause such guarantee, collateral document, security document or related document to be consistent with this Agreement and the other Credit Documents; and any such amendment shall become effective without any further consent of any other party to such Credit Document; and

(vi)    no amendment or waiver shall, unless signed by the Administrative Agent and by the Required Delayed Draw Term Loan Lenders (or by the Administrative Agent with the consent of the Required Delayed Draw Term Loan Lenders) in addition to the Required Lenders (or by the Administrative Agent with the consent of the Required Delayed Draw Term Loan Lenders): (i) amend or waive compliance with the conditions precedent to the obligations of Lenders to make any Delayed Draw Term Loan in Section 6.01; or (ii) waive any Default or Event of Default for the purpose of satisfying the conditions precedent to the obligations of Lenders to make any Delayed Draw Term Loan in Section 6.01; and no amendment shall: (x) amend or waive this Section 12.01(b)(vi) or the definitions of the terms used in this Section 12.01(b)(vi) insofar as the definitions affect the substance of this Section 12.01(b)(vi); (y) change the definition of “Required Delayed Draw Term Loan Lenders”; or (z) change the percentage of Lenders which shall be required for Delayed Draw Term Loan Lenders to take any action hereunder, in each case, without the consent of all Delayed Draw Term Loan Lenders.

SECTION 12.02    Notices and Other Communications; Facsimile Copies.

(a)    General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Credit Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)    if to the Credit Parties or the Agents, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 12.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii)    if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower and the Agents.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, three (3) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 12.02(b)), when delivered; provided that notices and other communications to the Agents pursuant to Article II shall not be effective until actually received by such Person.

(b)    Effectiveness of Facsimile Documents and Signatures. Credit Documents may be transmitted and/or signed by facsimile or other electronic communication. The effectiveness of any such documents and signatures shall have the same force and effect as manually signed originals and shall be binding on all Credit Parties, the Agents and the Lenders.

(c)    Reliance by Agents and Lenders. The Agents and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of any Credit Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.

SECTION 12.03    No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

SECTION 12.04    Survival of Representations and Warranties. All representations and warranties made hereunder and in the other Credit Documents shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

SECTION 12.05    Payment of Expenses; Indemnification. The Borrower agrees, within fifteen (15) days after initial written presentment or demand therefor (or immediately upon demand during the continuance of an Event of Default of the type set forth in Section 10.01(a) or Section 10.01(h)), (a) to pay or reimburse the Agents for all their reasonable and documented (to the extent available) out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement, the other Credit Documents, and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of counsel (limited to one lead counsel for the Agents, and if necessary, one local counsel in each material relevant jurisdiction), (b) to pay or reimburse the Agents and the Lenders for all their reasonable and documented (to the extent available) out-of-pocket costs and expenses incurred in connection with any workout or restructuring of the Obligations while an Event of Default is continuing or the enforcement or preservation of any rights under this Agreement, the other Credit Documents, and any such other documents, which shall be limited to reasonable fees, disbursements and other charges of one lead counsel (selected by the Administrative Agent) for the Agents and the Lenders, collectively, and if necessary, one local counsel (selected by the Administrative Agent) in each material relevant jurisdiction, plus, in the case of one or more actual or potential conflicts of interest, one or more additional counsel for each class of similarly situated Persons, (c) [reserved], (d) to pay or reimburse Collateral Agent for all reasonable fees and expenses incurred in exercising its rights under Section 8.14, and (e) to pay, indemnify and hold harmless each Lender and the Agents, their transferees, and their respective Related Parties (collectively, the “Indemnified Parties”) from and against any and all other claims, liabilities, obligations, losses, damages, penalties, actions, litigation, judgments, suits, of any kind or nature whatsoever, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any of its Subsidiaries, and regardless of whether any Indemnified Party is a party thereto, including payment of reasonable and documented (to the extent available) out-of-pocket costs, expenses or disbursements, including reasonable and documented (to the extent available) fees, disbursements and other charges of counsel (limited to one lead counsel (selected by the Administrative Agent) for the Agents and the Lenders, and if necessary, one local counsel (selected by the Administrative Agent) in each material relevant jurisdiction, and, in the case of any actual or perceived conflict of interest, one conflicts counsel for each class of similarly situated Indemnified parties), with respect to the violation of, noncompliance with or liability under, any Environmental Law or any actual or alleged presence of Hazardous Materials applicable to the operations of each Credit Party, any of their respective Subsidiaries or any of their Real Property (all the foregoing in this clause (e), collectively, the “indemnified liabilities”); provided that the Credit Parties shall have no obligation hereunder to the applicable Indemnified Party with respect to indemnified liabilities to the extent determined in a final judgment of a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Indemnified Party. The agreements in this Section 12.05 shall survive repayment of the Loans and all other amounts payable hereunder and termination of this Agreement. To the fullest extent permitted by Applicable Law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against any of the Indemnified Parties, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document, or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby or any Loan or the use of the proceeds thereof. Except with respect to matters involving fraud on the part of any Credit Party, to the fullest extent permitted by Applicable Law, no Indemnified Party shall assert, and each Indemnified Party hereby waives, any claim against any of the Credit Parties, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document, or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby or any Loan or the use of the proceeds thereof. None of the Indemnified Parties shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement, or the other Credit Documents or the transactions contemplated hereby or thereby. This Section 12.05 shall not apply with respect to Taxes other than Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

SECTION 12.06    Successors and Assigns; Participations and Assignments.

(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) except as set forth in Section 9.03, no Credit Party, may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Credit Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.06. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section 12.06) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement. Notwithstanding anything to the contrary herein, (a) any Lender shall be permitted to pledge or grant a security interest in all or any portion of such Lender’s rights hereunder including, but not limited to any Loans (without the consent of, or notice to or any other action by, any other party hereto) to secure the obligations of such Lender or any of its Affiliates to any Person providing any loan, letter of credit or other extension of credit to or for the account of such Lender or any of its Affiliates and any agent, trustee or representative of such Person and (b) the Agents shall be permitted to pledge or grant a security interest in all or any portion of their respective rights hereunder or under the other Credit Documents, including, but not limited to, rights to payment (without the consent of, or notice to or any other action by, any other party hereto), to secure the obligations of such Agent or any of its Affiliates to any Person providing any loan, letter of credit or other extension of credit to or for the account of such Agent or any of its Affiliates and any agent, trustee or representative of such Person.

(b)

(i)    Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (other than to a Defaulting Lender or, except in the case of assignments of Term Loans that are immediately canceled after such assignment, to the Borrower or to any of the Borrower’s Affiliates or Subsidiaries) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (which consent in each case shall not be unreasonably withheld or delayed) of:

(A)    the Borrower; provided that (1) no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default under Sections 10.01(a) or (h) or arising from breach of Sections 8.01(b) or (c) or Section 9.12 (after giving effect to Section 10.03) has occurred and is continuing, and (2) the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent and Borrower within ten (10) Business Days after having received notice thereof;

(B)    the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, to the extent such assignment complies with the requirements in Section 12.06(b)(ii)(A).

(ii)    Assignments shall be subject to the following additional conditions:

(A)    except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans of any Class, the amount of the (i) Closing Date Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall be at least $2,500,000 and in multiples of $500,000 in excess thereof and/or (ii) Delayed Draw Term Loan Commitments or Delayed Draw Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall be at least $2,500,000 and in multiples of $500,000 in excess thereof, unless each of the Borrower and the Administrative Agent otherwise consents, which consent, in each case, shall not be unreasonably withheld or delayed; provided, however, that no such consent of the Borrower shall be required if an Event of Default under Sections 10.01(a) or (h) or arising from breach of Sections 8.01(b) or (c) or Section 9.12 (after giving effect to Section 10.03) has occurred and is continuing; and, provided, further, that contemporaneous assignments to a single assignee made by affiliated Lenders or related Approved Funds and contemporaneous assignments by a single assignor to affiliated Lenders or related Approved Funds shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above;

(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this paragraph shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500; provided that no such fee shall be payable for any assignment to a Lender, an Affiliate of a Lender or an Approved Fund; and

(D)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire, a duly executed IRS Form W-9 or W-8 (or other applicable tax form) and all documentation and information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act.

In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to such assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee (by its execution and delivery of the applicable Assignment and Acceptance to the Administrative Agent) and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Delayed Draw Term Loan Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(iii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section 12.06, from and after the date each Assignment and Acceptance is recorded in the Register, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and be subject to the obligations of) Sections 2.10, 2.11, 4.04 and 12.05); provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.06 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 12.06.

(iv)    The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower (but not as an agent, fiduciary or for any other purposes), shall maintain a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Total Commitments of, and principal amount (and stated interest) of the Loans pursuant to the terms hereof from time to time (the “Register”). Further, the Register shall contain the name and address of the Administrative Agent and the lending office through which each such Person acts under this Agreement. The entries in the Register shall be conclusive, and the Credit Parties, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register, as in effect at the close of business on the preceding Business Day, shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior written notice.

(v)    Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder) and accompanying “know your customer” documentation and any written consent to such assignment required by paragraph (b)(i) of this Section 12.06, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless and until it has been recorded in the Register as provided in this paragraph.

(c)    (i) Any Lender may, without the consent of the Borrower or the Agents, sell participations to one or more banks or other entities (other than a natural person, a Defaulting Lender, the Borrower, any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i) of the first proviso to Section 12.01. Subject to paragraph (c)(ii) of this Section 12.06, the Borrower agree that each Participant shall be entitled to the benefits of (and be subject to the obligations of) Sections 2.10, 2.11 and 4.04 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 12.06. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.09(b) as though it were a Lender; provided that such Participant agrees to be subject to Section 12.09(a) as though it were a Lender.

(ii)    A Participant shall not be entitled to receive any greater payment under Sections 2.10, 2.11 or 4.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. A Participant shall not be entitled to the benefits of Section 4.04 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 4.04(f) as though it were a Lender (with the understanding that any documentation required under Section 4.04(f) shall be delivered to the participating Lender). Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) and proposed Section 1.163-5(b) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)    Notwithstanding anything to the contrary herein, any assignment or participation of Term Loans and/or Delayed Draw Term Loan Commitments by any Lender shall be made ratably across the Closing Date Term Loans, Delayed Draw Term Loans and Delayed Draw Term Loan Commitments held by such Lender.

SECTION 12.07    Replacements of Lenders Under Certain Circumstances.

(a)    The Borrower, at its sole cost and expense, shall be permitted to replace any Lender (or any Participant), other than an Affiliate of any Agent, that (i) requests reimbursement for amounts owing pursuant to Sections 2.10, 2.11, 2.12 or 4.04, (ii) is affected in the manner described in Section 2.10(a)(iii) and as a result thereof any of the actions described in such Section is required to be taken or (iii) is a Defaulting Lender; provided that (A) such replacement does not conflict with any Applicable Law, (B) no Event of Default shall have occurred and be continuing at the time of such replacement, (C) the Borrower shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts (other than any disputed amounts) pursuant to Sections 2.10, 2.11, 2.12 or 4.04, as the case may be, owing to such replaced Lender prior to the date of replacement, (D) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent and, for the avoidance of doubt, the Borrower, (E) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 12.06 (except that such replaced Lender shall not be obligated to pay any processing and recordation fee required pursuant thereto) and (F) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, any Agent or any other Lender shall have against the replaced Lender. In connection with any such replacement, if any such replaced Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Acceptance reflecting such replacement within five (5) Business Days of the date on which the assignee Lender executes and delivers such Assignment and Acceptance to such replaced Lender, then such replaced Lender shall be deemed to have executed and delivered such Assignment and Acceptance without any action on the part of the replaced Lender.

(b)    Other than with respect to any amendments made to this Agreement in connection with any Supplemental Delayed Draw Term Loan Commitment, if any Lender (a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination, which pursuant to the terms of Section 12.01 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then, provided that no Event of Default then exists, the Borrower shall have the right (unless such Non-Consenting Lender grants such consent), at their own cost and expense, to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans and Commitments to one or more assignees reasonably acceptable to the Administrative Agent, except to the extent such replacement Lender is another Lender, the Administrative Agent, the Collateral Agent or any Affiliate thereof; provided that: (i) all Obligations of the Borrower owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, (ii) the replacement Lender or the Borrower, as the case may be, shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon, and (iii) such replacement Lender shall consent to the requested amendment, waiver, discharge or termination. In connection with any such assignment, the Borrower, the Agents, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 12.06 (except that such Non-Consenting Lender shall not be obligated to pay any processing and recordation fee required pursuant thereto); provided that if any such Non-Consenting Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Acceptance reflecting such replacement within five (5) Business Days of the date on which the assignee Lender executes and delivers such Assignment and Acceptance to such Non-Consenting Lender, then such Non-Consenting Lender shall be deemed to have executed and delivered such Assignment and Acceptance without any action on the part of the replaced Lender.

SECTION 12.08    Securitization. The Credit Parties hereby acknowledge that the Lenders and their Affiliates may securitize the Loans (a “Securitization”) through the pledge of the Loans as collateral security for loans to the Lenders or their Affiliates or through the sale of the Loans or the issuance of direct or indirect interests in the Loans to their Controlled Affiliates, which loans to the Lenders or their Affiliates or direct or indirect interests will be rated by Moody’s, S&P or one or more other rating agencies. The Credit Parties shall, to the extent commercially reasonable, cooperate with the Lenders and their Affiliates to effect any and all Securitizations. Notwithstanding the foregoing, no such Securitization shall release the Lender party thereto from any of its obligations hereunder or substitute any pledgee, secured party or any other party to such Securitization for such Lender as a party hereto and no change in ownership of the Loans may be effected except pursuant to Section 12.06.

SECTION 12.09    Adjustments; Set-off.

(a)    If any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 10.01(h), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans or interest thereon, such Benefited Lender shall (i) notify the Administrative Agent of such fact and (ii) purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loans, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided that (i) if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest and (ii) the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant (as to which the provisions of this Section shall not apply).

Notwithstanding the foregoing, in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.14 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.

(b)    After the occurrence and during the continuance of an Event of Default, to the extent consented to by Collateral Agent, in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower or any other Credit Party, any such notice being expressly waived by the Credit Parties to the extent permitted by Applicable Law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower, as the case may be. Each Lender agrees promptly to notify the Borrower and the Agents after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

SECTION 12.10    Counterparts. This Agreement and the other Credit Documents may be executed by one or more of the parties thereto on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower, the Collateral Agent and the Administrative Agent. The words “execution,” “signed,” “signature,” and words of like import in or related to this Agreement or any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to the procedures approved by it.

SECTION 12.11    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 12.11, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law), as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

SECTION 12.12    Integration. This Agreement and the other Credit Documents represent the agreement of the Credit Parties, the Agents and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any party hereto or thereto relative to the subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

SECTION 12.13    GOVERNING LAW. THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS (UNLESS EXPRESSLY PROVIDED OTHERWISE THEREIN) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO CONFLICTS OF LAW PROVISIONS.

SECTION 12.14    Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a)    submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents (unless expressly provided otherwise therein) to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the state of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

(b)    consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the applicable party at its respective address set forth on Schedule 12.02 or on Schedule 1.01(a) or at such other address of which the Agents shall have been notified pursuant thereto;

(d)    agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction;

(e)    waives, to the maximum extent not prohibited by law, all rights of rescission, setoff, counterclaims, and other defenses in connection with the repayment of the Obligations; and

(f)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 12.14 any special, exemplary, punitive or consequential damages.

SECTION 12.15    Service of Process. Any Credit Party that is organized outside of the U.S. shall appoint CT Corporation System, or other agent reasonably acceptable to Agent, for the purpose of accepting service of any process in the U.S.

SECTION 12.16    Acknowledgments. Each Credit Party hereby acknowledges that:

(a)    it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

(b)    neither the Agents nor any Lender has any fiduciary relationship with or duty to the Credit Parties arising out of or in connection with this Agreement or any of the other Credit Documents, and the relationship between any Agent and Lenders, on one hand, and the Credit Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)    no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Credit Parties and the Lenders.

SECTION 12.17    WAIVERS OF JURY TRIAL. EACH OF THE CREDIT PARTIES, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

SECTION 12.18    Confidentiality. Each Agent and Lender shall hold all information relating to any Credit Party, any Subsidiary or Affiliate of any Credit Party or Permitted Holder obtained in connection with this Agreement or the Credit Documents or in connection with such Lender’s evaluation of whether to become a Lender hereunder (“Confidential Information”) confidential in accordance with its customary procedure for handling confidential information of this nature and (in the case of a Lender that is a bank) in accordance with safe and sound banking practices; provided that Confidential Information may be disclosed by any Agent or Lender:

(a)    as required or requested by any governmental agency or representative thereof with respect to any Agent, Lender or any of their Related Parties (including, without limitation, (i) public disclosures by any such Persons to any self-regulatory authority, such as the National Association of Insurance Commissioners, and as required by the SEC (including for purposes of complying with the filing requirements thereof) or any other governmental or regulatory authority, and (ii) disclosures to any tax authority to the extent reasonably required in connection with the tax affairs of any such Person or its direct or indirect owners, and in connection with the filing of a tax return by such Person or its direct or indirect owners);

(b)    pursuant to legal process;

(c)    in connection with the enforcement of any rights or exercise of any remedies by such Agent or Lender under this Agreement or any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document;

(d)    to such Agent’s or Lender’s or their respective Affiliates’ (i) attorneys, professional advisors, independent auditors, funding sources, managed accounts or Affiliates or (ii) respective partners, investors, lenders, directors, officers, employees, agents and representatives;

(e)    to any other Agent or Lender;

(f)    to any examiner or rating agency; provided that the Person to whom Confidential Information is so disclosed is advised of and has been directed to comply with the provisions of this Section 12.18;

(g)    in connection with, in each case, subject to confidentiality obligations substantially similar to this Section 12.18 (or otherwise reasonably approved by the Borrower in writing):

(i)    the establishment of any special purpose funding vehicle with respect to the Loans,

(ii)    any Securitization permitted under Section 12.08;

(iii)    any prospective assignment of, or participation in, its rights and obligations pursuant to Section 12.06, to prospective permitted assignees or Participants, as the case may be;

(iv)    any actual or proposed credit facility for loans, letters of credit or other extensions of credit to or for the account of such Agent or Lender or any of its Affiliates, to any Person providing or proposing to provide such loan, letter of credit or other extension of credit or any agent, trustee or representative of such Person; and

(v)    to the extent necessary or customary for, inclusion in league table measurements or in any tombstone or other advertising or marketing materials approved by the Borrower (such approval not to be unreasonably withheld, delayed or conditioned);

(h)    otherwise to the extent consisting of general portfolio information that does not specifically identify the Credit Parties;

(i)    with the consent of the Borrower; or

(j)    to the extent that such Confidential Information is or becomes publicly available other than by reason of disclosure by such Agent or Lender in violation of this Agreement.

Notwithstanding anything to the contrary in this Agreement or the other Credit Documents, (i) each of the Agents, the Lenders and any Affiliate thereof is hereby expressly permitted by the Credit Parties to refer to any Credit Party and any of their respective Subsidiaries in connection with any customary promotion or marketing approved by the Borrower (such approval not to be unreasonably withheld, delayed or conditioned) undertaken by such Agent, Lender or Affiliate in connection with this Agreement or the other Credit Documents, and, for such purpose, such Agent, Lender or Affiliate may utilize any trade name, trademark, logo or other distinctive symbol associated with such Credit Party or such Subsidiary or any of their businesses, and (ii) with respect to any Agent, Lender or Affiliate thereof that is an investment company subject to the reporting requirements of the Exchange Act and the Investment Company Act, such Person may identify the Borrower, its industry, the type of loans and commitments held by such Person, the value (and valuation methodology) of such Person’s holdings in the Borrower and other required information in accordance with its Exchange Act and/or Investment Company Act reporting practices.

EACH LENDER ACKNOWLEDGES THAT CONFIDENTIAL INFORMATION (AS DEFINED IN THIS SECTION 12.18) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING EACH CREDIT PARTY AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING WAIVERS AND AMENDMENTS OR PROPOSED WAIVERS AND AMENDMENTS, FURNISHED BY THE CREDIT PARTIES OR ANY AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE CREDIT PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE CREDIT PARTIES AND THE AGENTS THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 12.19    Press Releases, etc. Each Credit Party will not, and will not permit any of its respective Subsidiaries, directly or indirectly, to publish any press release or other similar public disclosure or announcements (including any marketing materials) regarding this Agreement, the other Credit Documents or the Credit Facility, without the consent of GS, which consent shall not be unreasonably withheld, delayed or conditioned.

SECTION 12.20    Releases of Guarantees and Liens.

(a)    Notwithstanding anything to the contrary contained herein or in any other Credit Document, the Collateral Agent is hereby irrevocably authorized by each Secured Party (without requirement of notice to or consent of any Secured Party except as expressly required by Section 12.01) to take, and shall take, any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Credit Document or that has been consented to in accordance with Section 12.01 or (ii) under the circumstances described in paragraph (b) below.

(b)    At such time as (A) (i) the Loans and the other Obligations (other than Unasserted Contingent Obligations) shall have been paid in full and (ii) the Commitments have been terminated or (B) any item of Collateral (including, without limitation, as a result of a Disposition of a Subsidiary that owns Collateral) is subject to a Disposition permitted under this Agreement, such Collateral shall automatically be released from the Liens and security interests created by the Security Documents, and the Security Documents and, with respect to the happening of the event described in clauses (A)(i) and (ii), all obligations (other than those expressly stated to survive such termination) of the Collateral Agent and each Credit Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

(c)    Upon request by the Collateral Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release its interest in particular types or items of property, or to release any guarantee obligations pursuant to this Section 12.20. In each case as specified in this Section 12.20, the Collateral Agent will (and each Lender irrevocably authorizes the Collateral Agent to), at the Borrower’s expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral or guarantee obligation from the assignment and security interest granted under the Security Documents, in each case, in accordance with the terms of the Credit Documents and this Section 12.20.

SECTION 12.21    USA Patriot Act. Each Lender hereby notifies each Credit Party that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) and/or the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the Patriot Act and/or the Beneficial Ownership Regulation. Each Credit Party agrees to provide all such information to the Lenders upon reasonable request by any Agent, whether with respect to any Person who is a Credit Party on the Closing Date or who becomes a Credit Party thereafter.

SECTION 12.22    No Fiduciary Duty. Each Credit Party, on behalf of itself and its Subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Credit Parties, their respective Subsidiaries and Affiliates, on the one hand, and the Agents, the Lenders and their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Agents, the Lenders or their respective Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

SECTION 12.23    Authorized Officers. The execution of any certificate requirement hereunder by an Authorized Officer shall be considered to have been done solely in such Authorized Officer’s capacity as an officer of the applicable Credit Party (and not individually). Notwithstanding anything to the contrary set forth herein, the Secured Parties shall be entitled to rely and act on any certificate, notice or other document delivered by or on behalf of any Person purporting to be an Authorized Officer of a Credit Party and shall have no duty to inquire as to the actual incumbency or authority of such Person.

SECTION 12.24    Currency.

(a)    Currency Conversion Procedures for Judgments. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder or under any other Credit Document in any currency (the “Original Currency”) into another currency (the “Other Currency”), the parties hereby agree, to the fullest extent permitted by Applicable Law, that the rate of exchange used shall be that at which, on the relevant date, in accordance with its normal banking procedures, the Administrative Agent and each Lender could purchase the Original Currency with the Other Currency after any premium and costs of exchange on the Business Day preceding that on which final judgment is given.

(b)    Indemnity in Certain Events. The obligation of the Borrower in respect of any sum due from the Borrower to any Secured Party hereunder shall, notwithstanding any judgment in any Other Currency, whether pursuant to a judgment or otherwise, be discharged only to the extent that, on the Business Day of receipt (if received by 2:00 p.m. (New York City time), and otherwise on the following Business Day) by any Secured Party of any sum adjudged to be so due in such Other Currency, such Secured Party may, on the relevant date, in accordance with its normal banking procedures, purchase the Original Currency with such Other Currency. If the amount of the Original Currency so purchased is less than the sum originally due to such Secured Party in the Original Currency, the Borrower agrees, as a separate obligation and notwithstanding such judgment or payment, to indemnify such Secured Party against such loss.

(c)    Currency Conversion Procedures Generally. For purposes of determining compliance with any incurrence or expenditure tests or with Dollar-based basket levels set forth in this Agreement, any amounts so incurred, expended or utilized (to the extent incurred, expended or utilized in a currency other than Dollars) shall be converted into Dollars on the basis of the exchange rates (as shown on Reuters ECB page 37 or on such other basis as is reasonably satisfactory to the Administrative Agent) as in effect on the date of such incurrence, expenditure or utilization under any provision of any such Section or definition that has an aggregate Dollar limitation provided for therein (and to the extent the respective incurrence, expenditure or utilization test regulates the aggregate amount outstanding at any time and it is expressed in terms of Dollars, all outstanding amounts originally incurred or spent in currencies other than Dollars shall be converted into Dollars on the basis of the exchange rates (as shown on Reuters ECB page 37 or on such other basis as is reasonably satisfactory to the Administrative Agent) as in effect on the date of any new incurrence, expenditure or utilization made under any provision of any such Section that regulates the Dollar amount outstanding at any time).

SECTION 12.25    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)    the effects of any Bail-in Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

SECTION 12.26    Erroneous Payments.

(a)    If the Administrative Agent notifies a Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party such Lender (any such Lender, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from an Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof) (provided, that, without limiting any other rights or remedies (whether at law or in equity), the Administrative Agent may not make any such demand under this clause (a) with respect to an Erroneous Payment unless such demand is made within thirty Business Days of the date of receipt of such Erroneous Payment by the applicable Payment Recipient), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received). A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)    Without limiting immediately preceding clause (a), each Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from an Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by an Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by an Agent (or any of its Affiliates), or (z) that such Lender or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i)    (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)    such Lender or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 12.26(b).

(c)    Each Lender or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party under any Credit Document, or otherwise payable or distributable by an Agent to such Lender or Secured Party from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d)    In the event that an Erroneous Payment (or portion thereof) is not recovered by Agent for any reason, after demand therefor by Agent in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, (i) such Lender shall be deemed to have assigned to the Administrative Agent its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with Borrower) deemed to execute and deliver an Assignment and Acceptance (or, to the extent applicable, an agreement incorporating an Assignment and Acceptance by reference pursuant to an approved electronic platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any promissory notes evidencing such Loans to Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender or Secured Party under the Credit Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e)    The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Credit Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by an Agent from the Borrower or any other Credit Party for the purpose of making a payment or prepayment of the Obligations or from proceeds of Collateral to be applied to the Obligations.

(f)    To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g)    Each party’s obligations, agreements and waivers under this Section 12.26 shall survive the resignation or replacement of Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Credit Document.

— Remainder of Page Intentionally Blank; Signature Pages Follow —

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

BORROWER:	RUBRIK, INC.

	By:	/s/ Kiran Choudary
	Name:	Kiran Choudary
	Title:	Chief Financial Officer

[Signature Page to Credit Agreement (Rubrik)]

ADMINISTRATIVE AGENT AND COLLATERAL AGENT:	GOLDMAN SACHS BDC, INC.

	By:	/s/ David Yu
	Name:	David Yu
	Title:	Authorized Signatory

[Signature Page to Credit Agreement (Rubrik)]

LENDER:
GOLDMAN SACHS BDC, INC., as a Lender

	By:	/s/ David Yu
	Name:	David Yu
	Title:	Authorized Signatory

[Signature Page to Credit Agreement (Rubrik)]

LENDER:
GOLDMAN SACHS PRIVATE MIDDLE MARKET CREDIT II SPV II LLC, as a Lender
By: Goldman Sachs Private Middle Market Credit
II LLC, its Designated Manager

	By:	/s/ David Yu
	Name:	David Yu
	Title:	Authorized Signatory

[Signature Page to Credit Agreement (Rubrik)]

LENDER:
SENIOR CREDIT FUND (UCR) SPV LLC, as a Lender
By: Senior Credit Fund (UCR) LLC, its Designated Manager

	By:	/s/ David Yu
	Name:	David Yu
	Title:	Authorized Signatory

[Signature Page to Credit Agreement (Rubrik)]

LENDER:
GOLDMAN SACHS MIDDLE MARKET LENDING LLC II, as a Lender

	By:	/s/ David Yu
	Name:	David Yu
	Title:	Authorized Signatory

[Signature Page to Credit Agreement (Rubrik)]

LENDER:
Senior Credit Fund (Series G) Foreign Income Block, as a Lender
By: Senior Credit Fund (Series G) LP, its sole member
By: Goldman Sachs Asset Management, L.P., as Investment Manager

	By:	/s/ David Yu
	Name:	David Yu
	Title:	Authorized Signatory

[Signature Page to Credit Agreement (Rubrik)]

LENDER:
INSURANCE PRIVATE CREDIT II LLC, as a Lender
By: Goldman Sachs Asset Management, L.P., as Investment Manager

	By:	/s/ David Yu
	Name:	David Yu
	Title:	Authorized Signatory

[Signature Page to Credit Agreement (Rubrik)]

LENDER:
LINCOLN INVESTMENT SOLUTIONS, INC., as a Lender
By: Goldman Sachs Asset Management, L.P., as Investment Advisor

	By:	/s/ David Yu
	Name:	David Yu
	Title:	Authorized Signatory

[Signature Page to Credit Agreement (Rubrik)]